                        Filed Pursuant to Rule 424(b)(3)
                          Registration No. 333-102890

                                   PROSPECTUS

                        6,745,442 SHARES OF COMMON STOCK

                              DATATEC SYSTEMS, INC.

            The selling  stockholders listed in this prospectus are offering and selling  from time to time up to  6,745,442  shares of common  stock of  Datatec
Systems, Inc. We will not receive any of the proceeds from such sale.

            Our common stock is listed on The Nasdaq  SmallCap  Market under the symbol  "DATC." The last  reported  bid price for the common  stock on March 26,
2003 was $1.40 per share.

            The selling  stockholders  may sell the securities from time to time on any stock  exchange or automated  interdealer  quotation  system on which the securities are listed, in the  over-the-counter  market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated.

            Our  principal  executive  offices are  located at 23 Madison  Road,
Fairfield, New Jersey 07004, and our telephone number there is (973) 808-4000.

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THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
PAGE 6.

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NEITHER  THE  SECURITIES  AND  EXCHANGE  COMMISSION  NOR  ANY  STATE  SECURITIES
COMMISSION HAS DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  THEY
HAVE NOT MADE, NOR WILL THEY MAKE, ANY DETERMINATION AS TO WHETHER ANYONE SHOULD
BUY THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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                  The date of this prospectus is April 1, 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL

            You  should  rely  only  on  the   information   contained  in  this
prospectus.  We have not, and the selling  stockholders have not, authorized any other  person  to  provide  you with  information  that is  different  from that contained in this  prospectus.  The information  contained in this prospectus is accurate  only as of the  date of this  prospectus,  regardless  of the  time of delivery of this prospectus or of any sale of common stock.

                                        2

                               PROSPECTUS SUMMARY

            YOU SHOULD READ THIS SUMMARY  TOGETHER  WITH THE ENTIRE  PROSPECTUS,
INCLUDING THE MORE DETAILED INFORMATION IN OUR CONSOLIDATED FINANCIAL STATEMENTS
AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   OUR COMPANY

            We are in the  business of providing  rapid and accurate  technology deployment  services and licensing  software  tools,  designed to accelerate the delivery  of  complex  Information  Technology  (IT)  solutions  for  technology providers and  enterprises.  We market our services  primarily to large original equipment  manufacturers,  systems  integrators,  independent  software vendors, telecommunications  carriers and service providers as well as to a select number of Fortune  2000  customers  in the United  States and  Canada.  Our  deployment services include the following: (i) the process of "customizing" internetworking devices such as routers and switches,  and computing devices such as servers and workstations  to meet the  specific  needs of the  user,  (ii)  the  process  of integrating  these  hardware  devices  as well as  integrating  operational  and application  software  on a  network  to  ensure  they are  compatible  with the topology of the network and all legacy systems,  and (iii) the physical  process of installing technology on networks.

            We are  incorporated  in Delaware  and our common stock is traded on
The Nasdaq  SmallCap  Market under the symbol "DATC." Our executive  offices are located at 23 Madison Road, Fairfield, New Jersey 07004. Our telephone number is
(973) 808-4000.

                                        3

                                  THE OFFERING

Common stock to be offered by the selling stockholders      6,745,442  Shares

Common stock to be outstanding after this offering          41,664,734 Shares

Use of Proceeds                                             We will not receive any of the
                                                            proceeds  from the sale of the
                                                            shares of common stock because
                                                            they are being  offered by the
                                                            selling  stockholders  and  we
                                                            are not  offering  any  shares
                                                            for    sale     under     this
                                                            prospectus, but we may receive
                                                            proceeds  from the exercise of
                                                            warrants  held by  certain  of
                                                            the selling  stockholders.  We
                                                            will apply such  proceeds,  if
                                                            any,  toward working  capital.
                                                            See "Use of Proceeds."

Nasdaq SmallCap Market symbol                               DATC

This  prospectus  relates  solely to the sale of 6,745,442  shares of our common stock:

o     Issuable  upon  conversion  of $2 million  aggregate  principal  amount of subordinated secured convertible  debentures issued in a private placement completed in April 2002 which are  convertible  at any time, at the option of the holders  thereof,  and issued in exchange for the  cancellation  of registration defaults in connection with the private placement.

o     Issuable  upon  exercise of warrants to purchase an  aggregate  of 270,000 shares of common  stock issued in a private  placement  completed in April
      2002  which are  exercisable  at any time,  at the  option of the  holders thereof, at a price for each share of common stock equal to $1.416.

o     Issuable  upon  exercise of warrants  to purchase an  aggregate  of 75,000 shares of common stock issued to a financial  advisor in connection with a private placement completed in April 2002, and subsequently  assigned to a third  party,  which are  exercisable  at any time,  at the  option of the holder thereof, at a price for each share of common stock equal to $1.44.

o     Issuable  upon  exercise of warrants  to purchase an  aggregate  of 15,000 shares of  common  stock  issued  to a  consultant  in  connection  with a consulting  agreement  which are exercisable at any time, at the option of the holder  thereof,  at a price for each share of common  stock  equal to
      $.98.

o     Issued in  connection  with the  exchange  of  100,000  shares of Series A preferred  stock of  eDeploy.com,  Inc., our wholly owned  subsidiary,  in
      November 2001.

                                        4

                             SUMMARY FINANCIAL DATA

Our summary historical  consolidated  financial  information presented as of and for each of the five years ended  April 30,  2002 was  derived  from our audited
consolidated  financial  statements.   Our  summary  historical  financial  data
presented as of January 31, 2003 and for the nine months ended  January 31, 2002 and 2003 were  derived from our  unaudited  consolidated  financial  statements.
Operating  results for the nine months  ended  January 31, 2002 and 2003 are not necessarily indicative of the results that may be expected for a full year. This information  should  be  read  in  conjunction  with  the  historical  financial statements  and  related  notes  contained  in the annual,  quarterly  and other reports we filed with the SEC or included  herein and  "Management's  Discussion and Analysis of Financial Condition and Results of Operations."

                                                           For The Fiscal Year Ended April 30,            For The Nine Months Ended
                                                                                                                                                       January 31,
CONSOLIDATED STATEMENT OF OPERATIONS           1998(a)     1999(a)    2000(a)   2001(a)      2002(a)       2002(a)          2003
------------------------------------           -------     -------    -------   -------      -------       -------          ----
                                                 (in thousands except share and per share data)

Revenue                                       $ 76,804    $90,019    $93,298    $96,150    $  75,299    $     53,898    $     91,550
Cost of Revenue                                 47,208     62,615     66,388     79,957       51,426          37,815          70,257
                                              --------    -------    -------    -------    ---------    ------------    ------------

Gross Margin                                    29,596     27,404     26,910     16,193       23,873          16,083          21,293
Selling, General & Administrative Expenses  29,079     31,096     27,316     33,232       24,118          17,500          16,072

Operating Income(Loss)                             517     (3,692)      (406)   (17,039)        (245)         (1,417)          5,221
Interest Expense                                (2,135)    (1,853)    (1,680)    (1,715)      (2,125)         (1,525)         (2,671)
                                              --------    -------    -------    -------    ---------    ------------    ------------

Income (Loss) before Income
Taxes and Minority Interest                     (1,618)    (5,545)    (2,086)   (18,754)      (2,370)         (2,942)          2,550
Income Taxes                                       400       --         --         --           --              --              --
Minority Interest                                 --         (315)      --         (682)        (318)           (318)           --
                                              --------    -------    -------    -------    ---------    ------------    ------------

Income from continuing operations (loss)        (1,218)    (5,860)    (2,086)   (19,436)      (2,688)         (3,260)          2,550
Income from discontinued operations (loss)      (2,768)      --         --         --           --              --              --
                                              --------    -------    -------    -------    ---------    ------------    ------------

Net Income (Loss)                             $ (3,986)   $(5,860)   $(2,086)  $(19,436)   $  (2,688)   $     (3,260)   $      2,550
                                              ========    =======    =======    =======    =========    ============    ============

NET INCME (LOSS) PER SHARE - BASIC &
DILUTED
Loss from continuing operations per share        (0.05)      --         --         --           --              --              --
Loss from discontinued operations per share      (0.10)      --         --         --           --              --              --
                                              ========    =======    =======    =======    =========    ============    ============

NET INCOME (LOSS) PER SHARE - BASIC &
DILUTED                                       $  (0.15)   $ (0.20)   $ (0.07)   $ (0.58)   $   (0.08)   $      (0.09)   $       0.07
                                              ========    =======    =======    =======    =========    ============    ============

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES - BASIC            26,451,000 29,517,000 31,541,000 33,608,000    35,162,000     34,919,000      35,878,000
                                            ========== ========== ========== ==========    ==========     ==========    ============

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES - DILUTED          26,451,000 29,517,000 31,541,000 33,608,000    35,162,000     34,919,000      36,101,000
                                            ========== ========== ========== ==========    ==========     ==========    ============

                                                                                                        As of
                                                         As of April 30,                               Jan. 31
                                                         ---------------                               -------

CONSOLIDATED  BALANCE SHEET DATA:         1998       1999       2000       2001           2002          2003
---------------------------------         ----       ----       ----       ----           ----          ----
                                                          (in thousands)

Working capital (deficit)              $  1,022   $ (3,057)   $ 10,351   $ (6,396)(b)   $ (3,243)(b)   $ (1,112)(d)

Total assets                             37,813     38,926      50,796     38,314         35,846         61,287

Total Long-term debt                      2,415        607         226      1,428          2,873          1,414

Total stockholders' equity (deficit)     10,468      8,975      14,838     (3,629)         3,978(c)       6,949

(a)   As  retroactively  adjusted.  See  note  2 to the  Consolidated  Financial
      Statements included elsewhere herein.
(b)   Includes  a $3.0  million  term  loan due in  2003,  required  under  loan agreement to be classified as current.
(c)   Includes conversion of minority interest to common stock investment during fiscal 2002.
(d)   Includes  a $1.2  million  term  loan due in  2003,  required  under  loan agreement to be classified as current.

                                        5

RISK FACTORS

            The purchase of our common stock involves a high degree of risk. You should carefully  consider the following risk factors and the other  information in this prospectus before deciding to invest in our common stock.

WE INCURRED  LOSSES DURING THE PREVIOUS FIVE FISCAL YEARS AND WE MAY NOT ACHIEVE
OR MAINTAIN PROFITABILITY.

            We have incurred net losses of $2,688,000  for the fiscal year ended
April 30, 2002 and  $19,436,000 for the fiscal year ended April 30, 2001. We may not generate  sufficient  revenues to meet our expenses or to operate profitably in the future.

BECAUSE OUR  LIQUIDITY HAS BEEN  HISTORICALLY  LIMITED AND WE MAY BE REQUIRED TO
SEEK ADDITIONAL  FINANCING IN THE FUTURE, OUR INABILITY TO SECURE SUCH FINANCING
COULD PREVENT US FROM SATISFYING OUR CASH REQUIREMENTS AND GROWING OUR BUSINESS.

            As of  January  31,  2003,  we had  cash  and  cash  equivalents  of
$155,000.  We had a working  capital  deficit of  approximately  ($1,112,000) at
January 31, 2003 and we have had a previous  history of limited working capital.
We anticipate, based on currently proposed plans and assumptions relating to our operations,  that our existing  capital  resources will be sufficient to satisfy our anticipated cash  requirements for at least 12 months. In the event that our plans  change or our  assumptions  change or prove to be  inaccurate,  we may be
required  to  seek   additional   financing  to  finance  our  working   capital
requirements.  There  can be no  assurance  that any  additional  financing,  if required,  will be available to us on acceptable terms, if at all. Our inability to secure the  necessary  financing  could prevent us from  satisfying  our cash requirements  and  growing  our  business.  As of March  17,  2003,  we had $-0-
availability under our credit facility  arrangement with IBM Credit Corporation.
In  addition,  IBM has notified us that it does not intend to renew the existing revolving  credit  portion or the term loan portion of the credit  facility upon their expiration in August 2003. Accordingly, we are in the process of seeking a replacement for this facility. Although we are confident that we will be able to refinance this debt, there can be no assurance that we will be able to do so.

WE HAVE RECENTLY BEEN IN VIOLATION OF CERTAIN  COVENANTS IN OUR CREDIT  FACILITY
AND CANNOT  GUARANTEE THAT WE WILL MAINTAIN  COMPLIANCE WITH THE COVENANTS WHICH
COULD RESULT IN THE IMMEDIATE ACCELERATION OF THE FACILITY.

            On seven  recent  occasions  since  January  2001,  we have  been in violation of certain covenants in our credit facility. If we fail to comply with the loan covenants in the future,  our lender could accelerate the entire amount outstanding  under our credit  facility.  In  November  2000,  our wholly  owned subsidiary,  Datatec Industries Inc., replaced its existing credit facility with a $21 million credit facility arrangement with IBM Credit Corporation consisting of (i) an $18 million three year revolving  credit facility (line of credit) and
(ii) a $3 million  three  year term loan  payable  in  monthly  installments  of principal  and  interest.  Datatec  Industries'  obligations  under  the  credit facility are guaranteed by us and certain of our subsidiaries. In January 2001,

                                        6

Datatec  Industries was not in compliance  with certain  covenants of the credit facility.  As a result,  IBM agreed to amend the credit facility agreement which provided for the  following:  (a) reduction in the line of credit to $14 million
(which was subsequently increased to $16 million on July 25, 2001), (b) revision of the covenants to reflect current business  conditions and (c) increase in the interest  rates in the  revolver  and term  loans to prime  plus  3.0% and 3.5%, respectively.  In July 2001, Datatec Industries was again not in compliance with the new covenants in the amended credit facility agreement. As a result, on July
26,  2001,  IBM agreed to a second  amendment to the credit  facility  agreement under which IBM waived  certain  covenants  Datatec  Industries  had  previously violated.  After again  failing to comply with  covenants in the amended  credit facility, IBM agreed to a third amendment to the credit facility on December 14,
2001. On March 14, 2002, IBM agreed to a fourth amendment to the credit facility whereby IBM waived certain  covenants  that were violated by Datatec  Industries and  increased  the  interest  rate on the term loans to prime plus  4.25%.  IBM agreed to three more waivers to certain covenants in the credit facility on July
30, 2002, November 5, 2002 and March 14, 2003, respectively.  In view of Datatec
Industries'  failure  to  comply  with  the  covenants  in its  credit  facility arrangement,  no assurance can be given that Datatec  Industries will be able to comply with the revised  loan  covenants.  As of January 15,  2003,  the maximum eligible to be borrowed was increased to $23.0 million.

YOU WILL  EXPERIENCE  IMMEDIATE  DILUTION  WITH RESPECT TO YOUR SHARES IF SHARES
BECOME AVAILABLE FOR SALE AS A RESULT OF THE CONVERSION OF CERTAIN  SUBORDINATED
SECURED  CONVERTIBLE  DEBENTURES  AND THE  EXERCISE OF WARRANTS  AND  ADDITIONAL
DILUTION IF WE NEED TO RAISE MORE CAPITAL.

            The  conversion  of  debentures  and  exercise of warrants  recently issued to Halifax Fund, L.P. and Palladin  Opportunity  Fund, L.L.C. will have a dilutive  effect  on our  existing  stockholders.  In April  2002,  we issued to
Halifax and  Palladin  $2,000,000  aggregate  principal  amount of  subordinated secured  convertible  debentures at a conversion  price for each share of common stock  equal to the  lower of $1.16 or the  average  of the two  lowest  closing prices of the common stock on the principal market during the twenty consecutive days ending with the last trading day prior to the date of  conversion.  We also issued to Halifax and  Palladin  warrants to  purchase an  aggregate  of 270,000 shares of common stock at an exercise price of $1.416 per share of common stock.
We have included in this  prospectus  4,921,162  shares of common stock issuable upon  conversion of the debentures and exercise of the warrants.  This number of shares assumes a conversion price of $0.43. In the event that the share price of the common  stock falls below  $0.43,  we would be required to issue  additional shares resulting in additional dilution. While we have certain redemption rights if the price of the common stock falls below $0.65,  there can be no  assurances that we will be able to exercise these rights.  In addition,  the agreement with
Halifax  and  Palladin  contains  a  requirement  for us to  have  effected  the registration  of a  sufficient  number of shares of our common  stock by July 2,
2002 or incur penalties.  Although we filed the required registration  statement with the SEC within the required time period,  such  registration  statement was not declared  effective  within the required time period and as such, we were in default of our registration  rights agreement with Halifax and Palladin and have incurred  certain  penalties.  In exchange  for the  cancellation  of  penalties totaling approximately $662,490 incurred through February 27, 2003, we issued an

                                        7

aggregate  of 669,794  shares of our common stock to Halifax and  Palladin.  Any further  issuance  of shares to Halifax and  Palladin  for the  cancellation  of additional  penalties will have a dilutive effect on our existing  stockholders.
Additionally,  if we raise  additional  funds through future  financings you may experience further dilution.

THE LARGE AMOUNT OF OUR TOTAL  OUTSTANDING  DEBT AND OUR  OBLIGATION  TO SERVICE
THAT DEBT COULD DIVERT NECESSARY FUNDS FROM OPERATIONS, GIVE AN ADVANTAGE TO OUR
COMPETITORS AND LIMIT OUR ABILITY TO REACT TO MARKET OR INDUSTRY CONDITIONS.

            As of January 31, 2003,  we had  outstanding  debt of  approximately
$22.8  million.  Our  level of debt  and the  limitations  imposed  on us by our existing or future debt agreements  could have  significant  consequences on our business and future prospects, including the following:

            o    We may not be able to obtain necessary  financing in the future
                 for  working  capital,   capital  expenditures,   debt  service
                 requirements or other purposes.

            o    Our  less  leveraged   competitors  could  have  a  competitive
                 advantage  because  they have  greater  flexibility  to utilize their cash flow to improve their operations.

            o    We could be more  vulnerable  in the event of a downturn in our business  that would  leave us less able to take  advantage  of significant  business  opportunities and to react to changes in market or industry conditions.

OUR QUARTERLY  RESULTS HAVE  FLUCTUATED IN THE PAST AND WILL LIKELY  CONTINUE TO
FLUCTUATE  MAKING IT DIFFICULT TO PREDICT  REVENUES AND RESULTS OF OPERATIONS IN
THE FUTURE.

            Our  quarterly  operating  results have varied in the past,  and may vary  significantly  in the  future,  depending  on  factors  that  include  the following:

            o    market acceptance of new or enhanced versions of our services;

            o    changes  in our  customer  mix and  changes in the level of our operating expenses;

            o    the gain or loss of significant customers; and

            o    personnel changes and economic conditions in general and in the information technology industry in particular.

            Any  unfavorable  change  in  these or other  factors  could  have a material  adverse  effect on our  operating  results for a  particular  quarter.
Changes in such  factors  also make the  prediction  of revenue  and  results of operations on a quarterly basis  difficult,  and performance  forecasts  derived from such predictions unreliable.

            We  have  also   experienced   large   fluctuations  in  sales  from
quarter-to-quarter  due to  substantial  sales  to  customers  in the  retailing industry.  Typically, these customers delay improvements and enhancements during the fourth quarter of the calendar year to avoid costly interruptions during the holiday sales season.

                                        8

THE COMPLEX  NATURE AND LARGE SIZE OF THE PROJECTS WE UNDERTAKE  COULD RESULT IN
LOWER  THAN  EXPECTED  SALES  VOLUME FOR AN  EXTENDED  PERIOD OF TIME AND HAVE A
NEGATIVE IMPACT ON OUR OPERATING RESULTS.

            Due to the complex nature and large size of implementation  projects that we are now pursuing,  there is a longer lead time between the initiation of prospective  business and the  consummation  of a transaction,  if any. The lead time between the initiation of a prospective  client and the  consummation  of a transaction is typically approximately nine to twelve months. As such, there are likely to be substantial  fluctuations in sales volume from  month-to-month  and quarter-to-quarter.  The fluctuations in our operating results increase our risk of failure,  especially given our present level of working capital. As a result, if we  experience  lower than  expected  sales volume for an extended  period of time, it may have a material adverse effect on our business, financial condition and results of operations.

WE FACE SUBSTANTIAL  COMPETITION IN OUR INDUSTRY SECTOR FROM COMPANIES THAT HAVE
LARGER AND GREATER FINANCIAL,  TECHNICAL AND MARKETING  CAPABILITIES,  WHICH MAY
HINDER OUR ABILITY TO COMPETE SUCCESSFULLY.

            We may not be able  to  successfully  compete  against  current  and future competitors, causing us to lose market share. We compete with a number of
other   companies   involved   in  the  design,   configuration,   installation,
integration,  deployment and servicing of computer networking technologies.  The market for such services is highly fragmented, intensely competitive and rapidly changing.  Some of our  competitors  have  significantly  greater  resources and better  brand-name  recognition  than us. In addition,  there are relatively low barriers to entry in these  markets and new  competition  may arise  either from expansion by  established  companies or from new emerging  companies.  Increased competition may result in pressure for price  reductions and related  reductions in gross margins and market share.  In addition to direct  competition,  we face indirect  competition from our existing and potential future customers,  many of which internally  design,  integrate and deploy their own technologies for their particular  needs,  and  therefore  may be reluctant to use services  offered by independent providers such as us.

            The following are the competitive  factors that we believe will have a significant effect on our ability to compete successfully:

            o    To achieve our goal of larger market share, we must continue to enhance our existing services, introduce new service offerings, recruit and train additional  deployment and engineering staff, and recruit and train sales and marketing professionals.

            o    We believe that our ability to increase  profit margins depends upon a number of factors  both  within and beyond our  control, including performance, price, quality and breadth of services.

                                        9

            o    We believe that our ability to successfully educate prospective customers as to the  advantages of our services is vital to the recruitment of companies who internally  design,  integrate and deploy their own technologies for their particular needs.

WE DEPEND ON STRATEGIC  ALLIANCES AND INDIRECT  CUSTOMERS TO MARKET OUR SERVICES
WHICH ACCOUNT FOR APPROXIMATELY TWENTY-NINE PERCENT OF OUR REVENUE. IF WE DO NOT
SUCCESSFULLY  DEVELOP  AND  MAINTAIN  THESE  RELATIONSHIPS,   OUR  REVENUE  WILL
DECREASE.

            A major part of our growth  strategy  is to market our  services  in
part  through   indirect   customers  and  strategic   alliances   with  systems
manufacturers, systems integrators, independent software developers/distributors and  telecommunications  carriers  that  utilize our  services to provide  joint solutions to customers.  Services  marketed through our strategic  alliances and indirect  customers  accounted for  approximately  $20.4 million of our revenues during  the  fiscal  year  ended  April 30,  2002.  The loss of these  strategic alliances  and  indirect  customers  would  result in a  significant  decline in revenues.  We have entered into a  non-exclusive  agreement  with Cisco Systems,
Inc.,  pursuant  to which we have agreed to provide  implementation  services to customers of Cisco.  Cisco may terminate its agreement with us at any time, with or without cause.  Termination of the Cisco agreement, or any similar agreement, may have a material  adverse  effect on our  business,  financial  condition and results of operations.  Because we utilize and will continue to utilize indirect customers and strategic alliances as a significant  distribution channel, we are subject to the risk that our  indirect  customers  or  strategic  partners  will discontinue or decrease  their use of our services for reasons  unrelated to the quality or price of, or demand for,  our  services.  We are also  subject to the risk that the demand for products and services sold by our indirect customers or strategic  partners will decline,  which could have a material adverse effect on our results of operations.

BECAUSE A SMALL NUMBER OF  CUSTOMERS  ACCOUNT FOR A  SUBSTANTIAL  PORTION OF OUR
REVENUES, THE LOSS OF ANY OF THESE CUSTOMERS COULD CAUSE OUR REVENUES TO DECLINE
SUBSTANTIALLY.

            During each of the past two fiscal years, sales of our services to a limited number of customers  have accounted for a substantial  percentage of our total net sales. Our 15 largest customers accounted for approximately 82% of our revenues for the year ended April 30, 2002 and approximately 82% of our revenues for the year ended  April 30,  2001.  For the year  ended  April 30,  2002,  one customer  accounted for approximately 30% of revenues.  For the year ended April
30, 2001,  two customers  accounted for  approximately  27% and 21% of revenues, respectively.  This  concentration  of  customers  can  cause  our net sales and earnings to fluctuate from quarter-to-quarter,  based on the requirements of our customers  and the timing of  delivery  of  services.  Although  the  particular customers  are likely to change  from  period to period,  we believe  that large orders  from a limited  number of  customers  will  continue  to  account  for a substantial  portion of our revenues in any fiscal  period.  In any period,  the unexpected loss of or decline in net sales from a major customer, or the failure to generate  significant  revenues from other  customers,  could have a material adverse effect on our financial results.

ALTHOUGH WE HAVE AND WILL CONTINUE TO DISCLOSE  BACKLOG FOR OUR  SERVICES,  SUCH
SERVICES COULD BE CANCELED,  REDUCED OR DELAYED  RESULTING IN LESS THAN EXPECTED
REVENUES.

                                       10

            From  time to  time,  we  disclose  an  amount  of  backlog  for our services,  which typically  consists of purchase orders,  written agreements and other oral  agreements  with  customers  for which a customer has  scheduled the provision of services within the next 12 months.  Orders included in backlog may
be  canceled  or  rescheduled  by  customers  without  penalty.   A  variety  of
conditions, both specific to the individual customer and generally affecting the customer's industry,  may cause customers to cancel, reduce or delay orders that were previously made or anticipated.  We cannot assure the timely replacement of canceled,  delayed or reduced  orders.  Significant  or numerous  cancellations, reductions  or  delays  in  orders by a  customer  or group of  customers  could materially  adversely  affect our business,  financial  condition and results of operations.  Backlog should not be relied upon as indicative of our revenues for any future period.

OUR ABILITY TO SELL OUR PRODUCTS  AND  SERVICES  AND GROW OUR BUSINESS  COULD BE
SIGNIFICANTLY IMPAIRED IF WE LOSE THE SERVICES OF KEY PERSONNEL.

            Our success  depends in large part upon the  abilities of our senior management, including, Isaac Gaon, our Chairman of the Board and Chief Executive
Officer.  The loss of the  services  of Mr.  Gaon or any other  member of senior management  could have a material  adverse  effect on our  business.  We have an employment  agreement  with Mr.  Gaon  which  expires  on April  30,  2003.  The employment  agreement  may be terminated by us for cause or by Mr. Gaon for good reason.  We are actively  negotiating to renew the contract.  Our future success and growth also  depends on our ability to  continue  to attract,  motivate  and
retain  highly  qualified   employees,   including  those  with  the  technical,
managerial,  sales and  marketing  expertise  necessary to operate our business.
Competition  for  personnel in the  configuration,  integration  and  deployment services  industry  is  intense,  and we  cannot  assure  you  that  we  will be successful in attracting and retaining such personnel.  Departures and additions of key  personnel  may be  disruptive  to our business and could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND UPON  UNIONIZED  LABOR FOR THE  DEPLOYMENT OF OUR  SERVICES.  ANY WORK
STOPPAGES OR LABOR DISTURBANCES COULD DISRUPT OUR BUSINESS.

            Approximately   65%  of  our  deployment  force  is  employed  under
contracts  with the  International  Brotherhood  of  Electrical  Workers and the
International  Brotherhood of Electrical Workers Local 3 that expire on December
31,  2004.  Our  union  employees  are  responsible  for the  deployment  of our services.  Any  work  stoppages  or  other  labor  disturbances  could  harm our business.

OUR INABILITY TO PROTECT OUR INTELLECTUAL  PROPERTY RIGHTS COULD PREVENT US FROM
SELLING OUR SERVICES AND HINDER OUR FINANCIAL PERFORMANCE.

            Most  of  our  intellectual  property  consists  of  proprietary  or confidential  information  that is not  subject to patent  protection.  Existing trade secret laws offer only limited protection. The steps that we have taken to protect these proprietary rights may not be adequate to deter misappropriation.

                                       11

            Although we do not believe that we are infringing  the  intellectual property  rights of others,  there can be no assurance that such claims will not be  asserted.  Any such  litigation  could be  costly  and  divert  management's attention, either of which could have a material adverse effect on our business, financial  condition and results of operations.  Adverse  determinations in such litigation  could result in the loss of our  proprietary  rights,  subject us to significant  liabilities,  require us to seek  licenses  from  third  parties or prevent  us from  selling  our  services,  any one of  which  would  hinder  our financial performance and our ability to compete.

THE SHARE PRICE OF OUR COMMON STOCK HAS HISTORICALLY  BEEN VOLATILE.  YOU MAY BE
UNABLE TO SELL OUR STOCK ON FAVORABLE TERMS TO YOU IF THIS VOLATILITY PERSISTS.

            The market  price of our  common  stock is very  volatile,  with per share  closing  bids  ranging  from a low of  approximately  $.46  to a high  of approximately  $9.13  over the  period  from  May 1,  2000 to  March  19,  2003.
Announcements by us or by our competitors of technological or other  innovations for new commercial products or services developments concerning propriety rights or  governmental  regulations,  changes in  financial  estimates  by  securities analysts,  or general  conditions in the economy or the market for our services, some of which may be unrelated to our  performance  and beyond our control,  may have a  significant  effect  on our  business  and on the  market  price  of our securities. Sales of a substantial number of shares by existing security holders could also have an adverse  effect on the market  price of our  securities.  The stocks of many technology  companies have  experienced  extreme price and volume fluctuations unrelated to the operating performance of those companies.

Our  business  could be  harmed  if there is no  favorable  resolution  to legal proceedings commenced against us by Petsmart, Inc.

            If we do not prevail in a lawsuit commenced by Petsmart,  Inc. or if we do not enter into a settlement  with  Petsmart on terms  favorable to us, our business  could be harmed.  On September  22, 2000,  Petsmart  filed a complaint against us in the  Superior  Court of Maricopa  County,  Arizona.  Petsmart  has
alleged that it has been damaged by our failure to satisfactorily  complete work contemplated by an agreement between the parties. Damages were unspecified. At a settlement  meeting  held on April  17,  2002,  discussions  were  held in which
Petsmart proposed a series of settlement offers under which we would pay damages ranging between $7,000,000 and $8,000,000.  In a letter to us dated May 3, 2002,
Petsmart  proposed  settlement  offers under which we would pay damages  ranging between $5,000,000 and $7,000,000.  On March 7, 2003, Petsmart filed an Offer of
Judgment  offering  to settle the  litigation  for a payment of  $2,300,000.  We believe that we have meritorious  defenses to the claims and we intend to defend ourselves  vigorously.  We have  further  counter-claimed  against  Petsmart for amounts owing to us under the contract. These amounts have been reserved as part of the allowance for uncollectable  accounts. At present,  depositions are being conducted by both  parties to the lawsuit.  A trial date has been set for August
2003.

ANTI-TAKEOVER  EFFECTS OF CERTAIN CHARTER  PROVISIONS,  OUR RIGHTS AGREEMENT AND
DELAWARE LAW MAY NEGATIVELY  AFFECT THE ABILITY OF A POTENTIAL BUYER TO PURCHASE
ALL OR SOME OF OUR STOCK AT AN OTHERWISE ADVANTAGEOUS PRICE, WHICH MAY LIMIT THE
PRICE INVESTORS ARE WILLING TO PAY FOR OUR COMMON STOCK.

                                       12

            Our Charter,  Rights  Agreement  (commonly  referred to as a "poison pill") and Delaware law contain certain  provisions that may have  anti-takeover effects which may have a negative  effect on the price  investors are willing to pay for our common stock.

            Our Charter, among other things,

        o   prevents stockholders from calling a special meeting of stockholders;

        o   prohibits cumulative voting in the election of directors;

        o   prohibits stockholder action by written consent; and

        o   provides for removal of directors by stockholders only for cause.

            Moreover,  our  Charter  authorizes  the  issuance  of a maximum  of
4,000,000 shares of preferred stock. Therefore, the rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of our  preferred  stock that may be issued in the future.  In addition, the issuance of preferred  stock could have a dilutive effect on the holdings of our current stockholders.

            We are  subject to the  provisions  of Section  203 of the  Delaware
General   Corporation  Law,  as  amended,   which  restricts   certain  business
combinations  with interested  stockholders  even if such a combination would be beneficial  to all  stockholders.  In  general,  Section  203  would  require  a two-thirds vote of stockholders for any business  combination  (such as a merger or sale of all or substantially all of our assets) between us and an "interested
stockholder"   unless  such  transaction  is  approved  by  a  majority  of  the disinterested  directors or meets certain other  requirements.  These provisions could  deprive  stockholders  of an  opportunity  to receive a premium for their common  stock as part of a sale of us or may  otherwise  discourage  a potential acquiror from attempting to obtain control of us.

            We have  adopted a "poison  pill" that grants  holders of our common stock preferential rights in the event of an unsolicited takeover attempt. These rights are denied to any stockholder  involved in the takeover  attempt and this has the effect of requiring  cooperation  with our Board of Directors.  This may also prevent an increase in the market price of our common stock  resulting from actual or  rumored  takeover  attempts.  The poison  pill could also  discourage potential acquirors from making unsolicited acquisition bids.

                                       13

                           FORWARD-LOOKING STATEMENTS

            This  prospectus  includes  forward-looking  statements  within  the meaning of Section  27A of the  Securities  Act of 1933 and  Section  21E of the
Securities Exchange Act of 1934.  Forward-looking  statements are not statements of historical  fact but rather reflect our current  expectations,  estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project"
and similar  expressions  as they relate to us or our  management.  When we make forward-looking  statements,  we are basing them on our management's beliefs and assumptions,  using information currently available to us. These forward-looking statements are subject to risks,  uncertainties  and assumptions,  including but
not  limited  to,  risks,   uncertainties  and  assumptions  discussed  in  this
prospectus.  Factors that can cause or contribute to these  differences  include those described under the headings "Risk Factors" and  "Management's  Discussion and Analysis of Financial Condition and Results of Operations."

            If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect,  actual results may vary materially from what we projected.  Any  forward-looking  statements you read in this prospectus  reflect our current views with respect to future events and are subject to these and other risks,  uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral  forward-looking  statements  attributable to us or individuals acting  on our  behalf  are  expressly  qualified  in  their  entirety  by  this paragraph.  You should  specifically  consider  the factors  identified  in this prospectus that would cause actual results to differ before making an investment decision.

                                       14

                                 USE OF PROCEEDS

            We will not receive any of the proceeds  from the sale of the shares of common stock because they are being offered by the selling  stockholders  and we are not  offering  any  shares for sale  under  this  prospectus,  but we may receive proceeds from the exercise of warrants held by the selling stockholders.
We will apply such proceeds, if any, toward working capital.

                                 DIVIDEND POLICY

            We have not paid any cash  dividends  on our common  stock since our inception,  other than  distributions  to stockholders in amounts  sufficient to reimburse  Datatec  Industries  stockholders for Federal (and some state) income tax  liabilities  arising  from  Datatec  Industries'  former  status  as an "S"
Corporation.  We currently intend to retain any earnings for use in the business and  do  not  anticipate  paying  any  dividends  to  our  stockholders  in  the foreseeable  future.  Our loan agreements  with our lender include  restrictions prohibiting the payment of dividends.

                           PRICE RANGE OF COMMON STOCK

            Our common stock has been quoted on the Nasdaq SmallCap Market under the symbol  "DATC" since  November 13, 2002,  when it was  transferred  from the
Nasdaq  National  Market.  The  following  table  sets  forth,  for the  periods indicated,  the high and low reported sales prices per share of the common stock as reported on the Nasdaq National Market and the Nasdaq SmallCap Market for the
applicable periods.

                                          High             Low
                                          ----             ---

Year ended April 30, 2001
First Quarter                            $9.25            $3.12
Second Quarter                           $5.56            $2.69
Third Quarter                            $4.62            $1.41
Fourth Quarter                           $2.97            $0.44

Year ended April 30, 2002
First Quarter                            $1.29            $0.43
Second Quarter                           $0.82            $0.48
Third Quarter                            $1.31            $0.55
Fourth Quarter                           $1.45            $0.83

Year ending April 30, 2003
First Quarter                            $0.95            $0.70
Second Quarter                           $1.30            $0.72
Third Quarter                            $2.24            $1.11
Fourth Quarter (through March 25, 2003)  $1.96            $1.32

                                       15

            On March 26,  2003,  the closing  sale price of our common  stock as reported  on the Nasdaq  SmallCap  Market  was $1.40 per share.  As of March 26,
2003, there were approximately 234 holders of record of our common stock.

                                       16

                      SELECTED CONSOLIDATED FINANCIAL DATA

Our selected historical consolidated financial information presented as of April
30, 1998,  1999,  2000, 2001 and 2002 and for each of the five years ended April
30, 2002 was derived from our audited  consolidated  financial  statements.  Our selected historical  financial data presented as of January 31, 2003 and for the nine months  ended  January 31, 2002 and 2003 were  derived  from our  unaudited consolidated financial statements. In the opinion of management, all adjustments
(consisting  of normal  recurring  adjustments)  considered  necessary  for fair presentation  have been included.  The results of operations for the nine months ended  January  31,  2003 are not  necessarily  indicative  of the results to be expected for the full year ending April 30, 2003.

This  information  should be read in conjunction  with the historical  financial statements  and related  notes  contained  in the annual,  quarterly,  and other reports we filed with the SEC, or included herein, and "Management's  Discussion and Analysis of Financial Condition and Results of Operations."

                                                           For The Fiscal Year Ended April 30,            For The Nine Months Ended
                                                                                                                 January 31,
CONSOLIDATED STATEMENT OF OPERATIONS           1998(a)     1999(a)    2000(a)   2001(a)      2002(a)       2002(a)          2003
------------------------------------           -------     -------    -------   -------      -------       -------          ----
                                                                    (in thousands except share and per share data)

Revenue                                       $ 76,804    $90,019    $93,298    $96,150    $  75,299    $     53,898    $     91,550
Cost of Revenue                                 47,208     62,615     66,388     79,957       51,426          37,815          70,257
                                              --------    -------    -------    -------    ---------    ------------    ------------

Gross Margin                                    29,596     27,404     26,910     16,193       23,873          16,083          21,293
Selling, General & Administrative Expenses      29,079     31,096     27,316     33,232       24,118          17,500          16,072

Operating Income(Loss)                             517     (3,692)      (406)   (17,039)        (245)         (1,417)          5,221
Interest Expense                                (2,135)    (1,853)    (1,680)    (1,715)      (2,125)         (1,525)         (2,671)
                                              --------    -------    -------    -------    ---------    ------------    ------------

Income (Loss) before Income
Taxes and Minority Interest                     (1,618)    (5,545)    (2,086)   (18,754)      (2,370)         (2,942)          2,550
Income Taxes                                       400       --         --         --           --              --              --
Minority Interest                                 --         (315)      --         (682)        (318)           (318)           --
                                              --------    -------    -------    -------    ---------    ------------    ------------

Income from continuing operations (loss)        (1,218)    (5,860)    (2,086)   (19,436)      (2,688)         (3,260)          2,550
Income from discontinued operations (loss)      (2,768)      --         --         --           --              --              --
                                              --------    -------    -------    -------    ---------    ------------    ------------

Net Income (Loss)                             $ (3,986)   $(5,860)   $(2,086)  $(19,436)   $  (2,688)   $     (3,260)   $      2,550
                                              ========    =======    =======    =======    =========    ============    ============

NET INCME (LOSS) PER SHARE - BASIC &
DILUTED
Loss from continuing operations per share        (0.05)      --         --         --           --              --              --
Loss from discontinued operations per share      (0.10)      --         --         --           --              --              --
                                              ========    =======    =======    =======    =========    ============    ============

NET INCOME (LOSS) PER SHARE - BASIC &
DILUTED                                       $  (0.15)   $ (0.20)   $ (0.07)   $ (0.58)   $   (0.08)   $      (0.09)   $       0.07
                                              ========    =======    =======    =======    =========    ============    ============

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES - BASIC            26,451,000 29,517,000 31,541,000 33,608,000    35,162,000     34,919,000      35,878,000
                                            ========== ========== ========== ==========    ==========     ==========    ============

WEIGHTED AVERAGE COMMON AND
COMMON EQUIVALENT SHARES - DILUTED          26,451,000 29,517,000 31,541,000 33,608,000    35,162,000     34,919,000      36,101,000
                                            ========== ========== ========== ==========    ==========     ==========    ============

                                                                                                       As of
                                                         As of April 30,                               Jan. 31
                                                         ---------------                               -------

Consolidated  Balance Sheet Data:         1998       1999       2000       2001           2002          2003
---------------------------------         ----       ----       ----       ----           ----          ----
                                                          (in thousands)

Working capital (deficit)              $  1,022   $ (3,057)   $ 10,351   $ (6,396)(b)   $ (3,243)(b)   $ (1,112)(d)

Total assets                             37,813     38,926      50,796     38,314         35,846         61,287

Total Long-term debt                      2,415        607         226      1,428          2,873          1,414

Total stockholders' equity (deficit)     10,468      8,975      14,838     (3,629)         3,978(c)       6,949

(a)   As  retroactively  adjusted.  See  note  2 to the  Consolidated  Financial
      Statements included elsewhere herein.
(b)   Includes  a $3.0  million  term  loan due in  2003,  required  under  loan agreement to be classified as current.
(c)   Includes conversion of minority interest to common stock investment during fiscal 2002.
(d)   Includes  a $1.2  million  term  loan due in  2003,  required  under  loan agreement to be classified as current.

                                       17

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

            You  should  read  the  following  discussion  and  analysis  of our financial  condition and results of operations in conjunction with our financial statements  and  related  notes  included  elsewhere  in this  prospectus.  This discussion and analysis contains forward-looking  statements that involve risks, uncertainties  and  assumptions.  Our actual results may differ  materially from those anticipated in these forward-looking statements as a result of a number of factors including,  but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

            We are in the  business of providing  rapid and accurate  technology deployment services and licensing software tools to support Technology Providers and  Enterprises  in the  delivery of complex IT  solutions.  Utilizing  two (2)
regional staging and configuration  centers and our own field deployment team of approximately  250 people  operating  out of 15  offices,  we  conduct  multiple simultaneous  large-scale  deployments for  organizations  throughout the United
States and Canada. We believe our consistent, rapid deployment model enables our
Enterprise  customers to accelerate the assimilation of networking  technologies into their  organizations  and allows our  Technology  Providers  to enhance the absorption of their products in the marketplace.

            We  began  utilizing  software  tools  as  the  main  driver  of our configuration and integration  services when we acquired Computer Aided Software
Integration,  Inc. (CASI) in 1996. This  acquisition  brought with it IW2000,  a suite of software tools used in the  configuration  and  integration  processes.
During fiscal 1999,  we began  expanding our  development  of software  tools to incorporate several new applications in addition to IW2000 and have incorporated them into a new product,  eDeploy(TM).  These applications include:  Preparation and Design, Configuration and Integration,  Deployment Management and Transition
and  Maintenance.  During that year, we brought the  activities  of  developing, marketing,  selling and  managing the  licensing  of our software  into our CASI subsidiary. We then changed the name of CASI to eDeploy.com,  Inc. Subsequently, we realized that it was more efficient to manage all of our activities under one operating unit. As a result,  the activities of eDeploy.com were integrated into the operations of Datatec.  We fully  integrated the application of eDeploy into
Datatec's  operations  during the later part of the fiscal  year ended April 30,
2001.

RESTATEMENT OF FINANCIAL STATEMENTS

            During  fiscal  2002,  we  determined  that we should have  included indirect  costs as a  component  of cost of  revenue  in our  previously  issued financial  statements.  Also, we  identified  certain  errors in our  previously issued financial  statements related to total estimated  contract values,  total costs incurred with certain long term contracts and certain  accrued and prepaid expenses.  As a  result,  we  have  restated  our  previously  issued  financial statements  for the nine months ended January 31, 2002 and the years ended April
30,  2000 and  2001 and have  recorded  a prior  adjustment  to our  accumulated deficit  as of April  30,  1999.  We  previously  reported  a net loss of $1.633 million,  or $(0.05) per share, and $21.145  million,  or $(0.63) per share, for the years  ended  April  30,  2000 and  2001,  respectively.  As a result of the restatements,  we reported net loss of $1.924 million, or $(0.06) per share, and net loss of $19.858 million, or $(0.59) per share, for the years ended April 30,
2000 and  2001,  respectively.  The  following  discussion  gives  effect to the restatement.

                                       18

            A summary  of the  significant  effects of the  restatements  is set forth below.

                                            For the Fiscal Year       For the Fiscal Year   For the Nine Months
                                                    Ended                  Ended                    Ended
                                                 April 30, 2000          April 30, 2001        January 31, 2002
                                          ------------------------- ----------------------- ---------------------
                                                 As                      As                       As
                                             Previously             Previously               Previously
                                              Reported  As Restated  Reported   As Restated   Reported   As Restated
                                              --------  ----------  --------    -----------   --------   -----------
                                                       (Dollars in thousands, except per share amounts)
                                                 $           $         $           $            $            $
Consolidated statements of operations data:
  Revenue                                       95,148     93,316     94,285     94,352        53,840     53,898
  Cost of revenue                               60,381     66,244     66,476     78,581        35,249     37,815
  Gross margin                                  34,767     27,072     27,809     15,771        18,591     16,083
  Selling, general and administrative expenses  34,720     27,316     46,157     33,232        20,773     17,500
  Operating income (loss)                           47       (244)   (18,348)   (17,461)       (2,182)    (1,417)
  Net income (loss)                             (1,633)    (1,924)   (21,145)   (19,858)       (4,025)    (3,260)
  Net loss per share:
    Basic                                        (0.05)     (0.06)     (0.63)     (0.59)        (0.11)     (0.09)
Consolidated balance sheet data:
  Receivables, net                              23,849     21,732     22,181     20,024        20,362

  Prepaid expenses and other current assets      1,301      1,936        792      1,126           944
  Accrued and other liabilities                  3,482      7,413      6,790      9,555         4,061
  Accumulated deficit                          (20,908)   (26,693)   (42,053)   (46,551)      (46,078)

  Stockholders' equity                          21,045     15,260        869     (3,629)        6,668

CHANGE IN ACCOUNTING

            At the start of fiscal  2003,  we changed  our method of  estimating progress  toward  completion  of  contracts.  Under  our  previous  method,  the percentage of direct labor incurred to date to total  estimated  direct labor to be incurred  on a project  was used to  determine  a  contract's  percentage  of completion,  while under the new method,  the percentage of total costs incurred to  date to  total  estimated  costs  to be  incurred  on a  project  is used to determine a contract's percentage of completion.  The change was made to reflect the effect of  non-labor  charges and to more  accurately  measure a  contract's progress  towards  completion.  In accordance with Accounting  Principles  Board
Opinion No. 20, "Accounting  Changes," paragraph 27, the financial statements of prior periods have been adjusted to apply the new method retroactively.

A  summary  of  the  significant   effects  of  the  accounting  change  applied
retroactively to our restated  results (see Note 21 of the financial  statements included herein) are shown below:

                                 (in thousands)
                       For The Fiscal Year Ended April 30,

                         1998                                  1999                                      2000
                         ----                                  ----                                      ----
                       Effect of                              Effect of                                Effect of
                       Change in   As Retro-                  Change in    As Retro-                   Change in     As Retro-
                       Accounting  actively                  Accounting    actively                    Accounting    actively
          As Restated  Principle   Adjusted   As Restated    Principle     Adjusted    As Restated     Principle     Adjusted
          --------------------------------------------------------------------------------------------------------------------

Net Loss  ($3,986)        -        ($3,986)    ($5,600)      ($  260)       ($ 5,860)     ($1,924)      ($  162)     ($2,086)

Net Loss
Per Share-
Basic     ($ 0.15)        -        ($ 0.15)    ($ 0.19)      ($ 0.01)       ($  0.20)     ($ 0.06)      ($ 0.01)     ($ 0.07)

Net Loss
Per Share-
Diluted   ($ 0.15)        -        ($ 0.15)    ($ 0.19)      ($ 0.01)       ($  0.20)     ($ 0.06)      ($ 0.01)     ($ 0.07)

                               2001                                  2002
                               ----                                  ----
                            Effect of                               Effect of
                            Change in   As Retro-                   Change in       As Retro-
                            Accounting  actively                    Accounting      actively
               As Restated  Principle   Adjusted     As Restated    Principle       Adjusted
               ------------------------------------------------------------------------------

Net Loss       ($19,858)      $  422   ($19,436)     ($4,387)        $ 1,699       ($ 2,688)

Net Loss Per
Share-Basic    ($  0.59)      $ 0.01   ($  0.58)     ($ 0.12)        $  0.04       ($  0.08)

Net Loss Per
Share -
Diluted        ($  0.59)      $ 0.01   ($  0.58)     ($ 0.12)        $  0.04       ($  0.08)

                                       19

CHANGE IN ACCOUNTANTS

            On April 11,  2002,  our Board of  Directors  rescinded  its earlier decision to engage  Arthur  Andersen LLP and dismissed  Andersen as  independent public  accountants  for the fiscal year ended April 30, 2002. The audit reports of Andersen on our  consolidated  financial  statements and our subsidiaries for each of the fiscal  years  ended  April 30,  2001 and 2000 did not  contain  any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty,  audit scope, or accounting principles.  The decision to dismiss
Andersen as independent  public  accountants  was made by the Board of Directors following the  recommendation  of its Audit  Committee.  During the fiscal years ended April 30, 2001 and 2000 and the  subsequent  interim  period through April
11, 2002, there were no  disagreements  between us and Andersen on any matter of accounting principles or practices,  financial statement disclosure, or auditing
scope  or  procedure,   which   disagreements  if  not  resolved  to  Andersen's
satisfaction  would have caused them to make  reference to the subject matter of the disagreement in connection with their reports.  During the fiscal year ended
April 30, 2001 and 2000 and the  subsequent  interim  period  through  April 11,
2002,  there were no  "reportable  events" as  defined by Item  304(a)(1)(v)  of
Regulation  S-K.  We engaged  Deloitte  &  Touche  LLP as our new  principal independent  accountants on April 11, 2002.  Neither we nor anyone on our behalf has  consulted  Deloitte  during  our  two  most  recent  fiscal  years,  or any subsequent interim period, prior to the engagement of Deloitte.

RECENT DEVELOPMENTS

            SUBORDINATED  SECURED CONVERTIBLE  DEBENTURES.  On April 3, 2002, we
raised $2.0 million of financing (less out-of-pocket transaction costs of $0.170 million) to be used for working capital purposes by issuing an aggregate of $2.0 million  principal  amount of Subordinated  Secured  Convertible  Debentures and
Warrants to  purchase  an  aggregate  of 270,000  shares of our common  stock at
$1.416 per share.  The debentures  mature on July 2, 2003 and bear interest at a rate of 5% per  annum.  The  interest  is due  quarterly  on March 31,  June 30,
September 30, and December 31 of each year (with the first interest  payment due and payable on September 30, 2002) and is payable in cash or common stock at our option.  We recorded a discount of $582,000 in  connection  with the issuance of the debentures.  The warrants have been valued at approximately $291,000,  based on the Black Scholes Pricing Model utilizing the following assumptions: expected life of 5.0 years;  volatility of 119%,  and risk free borrowing rate of 4.405%.
This  amount  has  been  recorded  as a  discount  against  the debt and will be accreted as interest  expense over the remaining  life of the debt. In addition, in  accordance  with  Emerging  Issues  Task Force Issue No.  98-5,  an embedded beneficial  conversion feature of approximately  $291,000 has been recognized as additional  paid-in-capital  and will be accreted as additional interest expense over the remaining life of the debt.  Through January 31, 2003,  $388,000 of the above  discounts has been  accreted.  The  debentures  are secured by all of our assets,  which security  interest is junior to the security  interest granted to our existing senior lender.

            The holder of each debenture is entitled,  at its option, to convert at any time the  principal  amount  of the  debenture  or any  portion  thereof, together with accrued but unpaid interest, into shares of our common stock at a

                                       20

conversion  price for each share of common stock equal to the lower of (a) $1.16 or (b) 100% of the  average of the two lowest  closing  bid prices of the common stock on the principal market during the twenty consecutive  trading days ending with the last trading day prior to the date of conversion.  The conversion price may not be less than the floor  price of $0.65,  except to the extent that we do not exercise our right to redeem the debentures.

            The agreement  with the investors  contains a requirement  for us to have effected the  registration  of a sufficient  number of shares of our common stock  by July 2,  2002 or  incur  penalties  equal  to:  (1) 2% of the  product obtained by  multiplying  the  average  closing  sale price for the  immediately preceding 30 day period times the number of registrable  securities the investor holds or may acquire  pursuant to conversion of the  debentures and the exercise of  warrants on the last day of the  applicable  30 day period  (without  giving effect to any  limitation  on  conversion or exercise) and (2) 3% of the product for all continuing or subsequent registration defaults.

            Although we filed the required  registration  statement with the SEC within the required time period,  such  registration  statement was not declared effective within the required time period and as such, we were in default of our registration  rights  agreement  with the  debenture  holders and have  incurred certain penalties. Consequently, we issued an aggregate of 669,794 shares of our common  stock to the  investors in exchange  for the  cancellation  of penalties incurred through February 27, 2003.

            Also,  the  debentures   contain  a  provision   which  reduces  the
conversion  price by 5% if our  common  stock  into  which  the  debentures  are converted is not listed on the Nasdaq  National Market or Nasdaq SmallCap Market
on the  conversion  date and will be reduced by an additional 5% on such date if the  common  stock is also not listed on the OTC  Bulletin  Board  (without,  in either such case,  regard to a certain floor  price).  The  conversion  price is subject to further  reduction  in the event we sell the common  stock  below the applicable conversion price.

SENIOR CREDIT FACILITY

            Our credit facility with IBM Credit  Corporation  consisted of (i) a
$16  million  three-year  revolving  credit  facility  and  (ii)  a  $3  million three-year term loan payable in monthly  installments of principal and interest.
The borrowings  under the revolving line of credit are based on a formula of 85%
of eligible  receivables  and 25-35% of eligible  inventory.  Both the revolving line of credit and the term loan bear interest at prime plus 4.25%.  The amounts outstanding under the credit line as of April 30, 2002 and January 31, 2003 were
$14.5 million and $21.6  million,  respectively,  while the amounts  outstanding under the term loan as of April 30, 2002 and January 31, 2003 were $3.0  million and $1.2  million,  respectively.  As of January 15,  2003,  the maximum  amount eligible to be borrowed has been increased to $23.0 million.  At March 17, 2003, we had utilized the total  availability  under both the  revolving  loan and the term loan. IBM Credit Corporation has allowed us to borrow amounts in excess of

                                       21

$23 million.  At March 17, 2003, we had approximately  $28.4 million outstanding under both the  revolving  loan and the term loan.  IBM Credit  Corporation  has notified us that no additional borrowings will be permitted under this facility.

            IBM Credit  Corporation  has  notified us that it does not intend to renew the existing  revolving  credit facility or the term loan beyond August 1,
2003.  Accordingly,  we are in the  process of seeking a  replacement  for these facilities.  Although we believe  that we will be able to  refinance  this debt, there can be no assurance that we will be able to do so.

            The  credit  facility  initially  required  us to  comply  with  the following  financial  ratios,  percentages and amounts as of the last day of the fiscal period under review by IBM Credit Corporation:

              COVENANT                             COVENANT REQUIREMENT
-------------------------------------------------------------------------------------
Revenue on an Annual Basis (i.e., the          Greater than zero and equal to or less
current fiscal year-to-date  Revenue           than 40.0:1.0
annualized) to Working Capital
-------------------------------------------------------------------------------------
Net Profit to Revenue                          Equal to or greater than zero percent
-------------------------------------------------------------------------------------
Total Liabilities to Tangible Net Worth        Greater than zero and equal to or less
                                               than 6.0:1.0
-------------------------------------------------------------------------------------
Fixed Charge Coverage Ratio                    Equal to or greater  than  1.25:1.0 for
                                               fiscal  year  ended  April  30,   2000;
                                               1.50:1.0  for fiscal  year ended  April
                                               30,  2001;  1.75:1.0  for  fiscal  year
                                               ended  April 30,  2002 and  thereafter.
                                               Covenants   are   measured   quarterly.
--------------------------------------------------------------------------------------

            The covenants have been revised on several occasions.  The following is a summary of the covenants currently in place:

              COVENANT                             COVENANT REQUIREMENT
-------------------------------------------------------------------------------------
Revenue on an Annual Basis (i.e.,              Greater than 5.0:1.0 and equal to or
annualized current fiscal revenue              less than 25.0:1.0
year-to-date) to Working Capital
-------------------------------------------------------------------------------------
Net Profit to Revenue                          Equal to or greater than 0.10 percent
-------------------------------------------------------------------------------------
Tangible Net Worth                             Equal to or greater than $2.5 million
-------------------------------------------------------------------------------------
Debt Service Ratio                             Equal to or greater than 2.0:1.0
-------------------------------------------------------------------------------------
Total Liabilities to Total Net Worth           Equal to or less than 5.0:1.0
-------------------------------------------------------------------------------------

            We  were  not in  compliance  with  one  or  more  of the  financial covenants of our credit  facility as of the quarters  ended January 31, 2001 and
April 30, 2001 of fiscal 2001 and as of each  quarter  end of fiscal  2002.  The amounts  outstanding  under the  revolving  credit  facility and term loan as of
April 30,  2001 and 2002 have been  classified  as current  in our  consolidated balance sheets. We and IBM Credit  Corporation  entered into an  Acknowledgment,
Waiver and Amendment to the Inventory and Working Capital Financing Agreement as
of  the  end of  each  quarter.  The  following  is a  summary  of the  covenant violations for each quarter:

--------------------------------------------------------------------------------------------
   PERIOD             COVENANT                    REQUIREMENT                   ACTUAL
--------------------------------------------------------------------------------------------
Jan 31 2001       Net Profit to Revenue     Equal to or greater than 0.0%      Net loss
--------------------------------------------------------------------------------------------
Apr 30 2001       Annual Revenue to         Greater than 0 and equal to or     (25.5) to 1.0
                  Working Capital           less than 25.0 to 1.0
--------------------------------------------------------------------------------------------
Jul 31 2001       Annual Revenue to         Greater than 0 and equal to or     (4.5) to 1.0
                  Working Capital           less than 25.0 to 1.0
------------------------------------------- ------------------------------------------------

                                       22

                  Net Profit to Revenue     Equal to or greater than 0.1%      (1.7)%
----------------------------------------------------------------------------------------------
                  Tangible Net Worth        Equal to or greater than $2.5      $(1.1) million
                                            million
----------------------------------------------------------------------------------------------
Oct 31 2001       Annual Revenue to         Greater than 0 and equal to or     (22.2) to 1.0
                  Working Capital           less than 25.0 to 1.0
----------------------------------------------------------------------------------------------
                  Net Profit to Revenue     Equal to or greater than 0.1%      (1.7)%
----------------------------------------------------------------------------------------------
                  Tangible Net Worth        Equal to or greater than $2.5      $(3.8) million
                                            million
----------------------------------------------------------------------------------------------
Jan 31 2002       Net Profit to Revenue     Equal to or greater than 0.1%      (9.0)%
----------------------------------------------------------------------------------------------
Apr 30 2002       Net Profit to Revenue     Equal to or greater than 0.1%      (10.7)%
----------------------------------------------------------------------------------------------
                  Debt Service Ratio        Equal to or greater than 2.0 to    (2.5) to 1.0
                                            1.0
----------------------------------------------------------------------------------------------

                                       23

CONVERSION OF MINORITY INTEREST

            On  November  2,  2001,  we  exchanged  100,000  shares  of Series A
Preferred Stock of eDeploy.com,  Inc., a wholly owned subsidiary,  held by Cisco
Systems,  Inc.  for  1,021,382  shares of our common  stock in a stock for stock transaction.  This exchange was made pursuant to a Stock  Purchase  Agreement by and between Datatec and Cisco.

CRITICAL ACCOUNTING POLICIES

            Our deployment  services are generally  provided at a fixed contract price pursuant to purchase orders or other  agreements  with our customers.  Our software  licensing  revenue  is  generated  either by a "per  seat"  enterprise license over a specified  period of time or as an  application  service based on usage.

            Services from  deployment  activities are performed  under long-term contracts or under short-term workorders or time and material arrangements.  Our typical  long-term  contract  contains  multiple  elements designed to track the various  services  required  under  the  arrangement  with the  customer.  These elements  are used to identify  components  of  billings  but are  combined  for revenue  recognition  purposes.  We recognize  revenue  earned  under  long-term contracts  utilizing  the  percentage  of  completion  method of  accounting  by measuring a contract's  percentage of completion as determined by the percentage of total costs incurred to date to total estimated costs. Contracts are reviewed at least  quarterly,  for percentage of completion  analysis,  and if necessary, revenue,  costs and gross margin are  adjusted  prospectively  for  revisions in estimated  total contract value and total estimated  contract  costs.  Estimated losses are recognized when identified.

            Payment  milestones differ according to the customer and the type of work  performed.  Generally,  we invoice  customers  and  payments  are received throughout  the  deployment  process and, in certain  cases,  in advance of work performed if a  substantial  amount of up front costs are  required.  In certain cases,  payments  are  received  from  customers  after the  completion  of site installation.  However,  revenue  and costs  are only  recognized  on  long-term contracts to the extent of the contracts'  percentage of  completion.  Costs and estimated  earnings  in excess of  billings,  which is  classified  as a current asset,  is  recorded  for the amount of revenue  earned in excess of billings to customers.  Billings in excess of costs and estimated earnings are recorded as a current liability for the amount of billings in excess of revenue earned.

            Our cost of deployment  services  consists of four main  categories:
labor,  materials,  project  expenses and allocated  indirect costs. We estimate progress toward completion of our contracts by applying the percentage of costs

                                       24

incurred to date to total  estimated  costs to be incurred on a project.  Direct costs (labor,  materials, and project expenses) are charged directly to projects as they are incurred.  Indirect costs, which include amortization of the eDeploy software and various other overhead expenses, are then applied to projects and a gross margin is determined.  This method  enables  management to track all costs associated with delivering services to our customers. Project managers and other field  supervisors  manage and are evaluated,  in part, on how projects'  actual direct costs  compare to their  estimated  direct costs.  Operations  management manages and is evaluated, in part, on how projects' actual gross margins compare to targeted gross margins.

            Labor  consists of salaries and  benefits of our field  installation force as well as staging and  configuration  personnel.  The materials  category includes all materials used in the installation process such as connectors, wall plates, conduits, and data and electrical cable. Project expenses include travel and living  expenses for the  installation  teams,  equipment  rentals and other costs that are not labor or materials  costs.  Indirect costs,  such as software amortization,  warehouse  expense and  material-handling  costs are allocated to projects  based on  management's  estimate of  absorption of these costs by each project.

            We capitalize certain computer software costs incurred in accordance with Statement of Financial  Accounting  Standards No. 86,  "Accounting  for the
Costs of Computer Software to be Sold,  Leased or Otherwise  Marketed." Also, we
capitalize certain costs of computer software developed or obtained for internal use in accordance with Statement of Position No. 98-1, "Accounting for the Costs
of Computer Software Developed or Obtained for Internal Use." Once technological feasibility has been established, software development costs are captured in our job costing system under specific  projects  related to the development  effort.
Costs related to software  developed  for external use are  amortized  using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated  future gross revenues for the product,  or a maximum of three years using the  straight-line  method  beginning when the products are available  for  general  release  to  customers.  Amortization  of the  costs of software  used in  delivery  of our  services  is  charged to cost of revenue as incurred. Costs related to internal use software are amortized over three years.

            We record  payments  received in advance and services to be supplied in the future under  contractual  agreements  as billings in excess of costs and estimated earnings until such related services are supplied.

            In June 2001,  the FASB issued  Statement  of  Financial  Accounting
Standards No. 142, "Goodwill and Other Intangible  Assets." With the adoption of
Statement 142,  goodwill is no longer subject to amortization over its estimated useful life.  Rather,  goodwill will be subject to at least an annual assessment for impairment by applying a fair-value-based  test.  Although the new rules are effective for fiscal years beginning after December 15, 2001,  early adoption is allowed if an entity's  fiscal year begins after March 15, 2001. We have elected early adoption of SFAS No. 142 and based on our  evaluation,  we determined that there is no impairment to our goodwill and other intangible assets.

                                       25

RESULTS OF OPERATIONS FOR YEARS ENDED APRIL 30, 2000, 2001 AND 2002

     Our consolidated statements of operations are summarized below:

                                                                    For the Fiscal Year Ended April 30,
                                                                                 (in thousands)

                                                        2000                 2001                  2002
                                                        ----                 ----                  ----
                                                            % of Net             % of Net              % of Net
                                                  Amount    Revenues   Amount    Revenues    Amount    Revenues
                                                  ------    --------   ------    --------    ------    --------

Revenue                                          $ 93,298    100.00%  $ 96,150     100.00%  $ 75,299   100.00%
Cost of Revenue                                    66,388     71.16%    79,957      83.16%    51,426    68.30%
                                                 --------    ------   --------    -------   --------   -------

Gross Margin                                       26,910     28.84%    16,193      16.84%    23,873    31.70%
Selling, General and Administrative Expenses       27,316     29.28%    33,232      34.56%    24,118    32.03%
                                                 --------    ------   --------    -------   --------    ------

Operating (loss)                                     (406)   -0.44%    (17,039)   -17.72%       (245)   -0.33%
  Interest Expense                                 (1,680)   -1.80%     (1,715)   -1.78%      (2,125)   -2.82%
                                                 --------    ------   --------    -------   --------    ------

Loss before Income Taxes and Minority Interest     (2,086)   -2.24%    (18,754)   -19.50%     (2,370)   -3.15%
  Income Taxes                                       --        --           --        --        --        --
  Minority Interest                                  --        --         (682)   - 0.71%       (318)   -0.42%
                                                 --------    ------   --------    -------   --------    ------

Net Loss                                         $ (2,086)   -2.24%   $(19,436)   -20.21%   $ (2,688)   -3.57%
                                                 ========    ======   ========    =======   ========    ======

YEAR ENDED APRIL 30, 2002 COMPARED TO YEAR ENDED APRIL 30, 2001

REVENUE

            We have a direct and indirect sales  strategy.  Our direct sales are
mainly  to  "Fortune  2000"   customers  which  have   significant   numbers  of
geographically  dispersed  sites and where the technology  being  implemented is complex. As such, Retail, Insurance,  Hospitality and Financial Services are our
target market  segments.  These market segments are highly  challenging for most small  sized  integrators,  but  our  software  tools,  processes  and  national operations  allow us to operate  successfully  within  these  segments.  When we adopted an  indirect  model in 1998 by selling  our  service  offerings  through
Technology  Partners  to their  clients  that  fall  within  our  target  market segments,  we decided to reduce  channel  conflict by adopting a  "preservation"
strategy  with our direct  accounts and opted to grow our  operations  primarily through our Indirect  channel.  Therefore the revenue  growth within each market segment was not dependent upon the segment's relative economic environment,  but was the result of the new strategy we adopted.

            REVENUE. Revenue for the year ended April 30, 2002 was $75.3 million compared  to $96.2  million for the year ended April 30,  2001,  representing  a decrease of approximately  22%.  Deployment  services revenue decreased to $73.3 million in fiscal  2002 from $91.9  million in fiscal  2001,  a decrease of 26%, while software licensing revenue increased to $2.0 million from $1.9 million for the same  period.  The  decrease  in revenue  was  attributed  to the  continued
slowdown in technology  deployment across  industries  through the quarter ended
January 31, 2002,  which  delayed  business  decisions  until the fourth  fiscal quarter.  Revenue from  technology  providers  decreased  47%,  going from $47.5 million  in 2001 to $25.0  million in 2002,  as these  companies  were  severely impacted  by the  slowdown  in  technology  spending.  Revenue  from  enterprise customers  increased by $3.7 million,  going from $46.6 million in 2001 to $50.3 million in fiscal 2002,  as the slowdown in  technology  spending had less of an impact on the retailing sector than on other sectors.

            GROSS  MARGIN.  Gross  margin for the years ended April 30, 2001 and
2002 were as follows (in thousands):

                                                                       April 30,
                                                                       ---------
                                                                  2001            2002
                                                                  ----            ----

               Revenue                                           $96,150         $75,299
               Cost of revenue:
                  Direct labor                                    34,396          23,510
                  Materials                                       18,407          12,247
                  Project expenses                                13,120          10,342
                  Amortization of software development             1,544           1,723
               Indirect Labor                                     12,490           3,604
                                                                  ------          ------
               Total cost of revenue                             $79,957         $51,426
                                                                 -------         -------
               Gross margin                                      $16,193         $23,873

            Gross margin as a percentage of revenue increased for the year ended
April 30,  2002  from the year  ended  April 30,  2001 to 32% from 17% while the amount of gross  margin  increased  to $23.9  million  from $16.2  million.  The increase  in  gross  margin  amount  was  primarily  due to an  approximate  50%
reduction in indirect salary costs during fiscal year 2002, a more efficient

                                       26

delivery of services and lower materials costs. These were partially offset by a decrease  in revenue  for the year ended  April 30,  2002 from April 20, 2001 by approximately $20.9 million.

            Labor  costs as a percent of revenue  for the years  ended April 30,
2002 and 2001 were  approximately  31% and 36%,  respectively.  The  decrease in direct labor during  fiscal 2002 was the result of  personnel  cutbacks  started during fiscal 2001 caused by lower revenue.  Materials  costs as a percentage of revenue over the same period were approximately 16% and 19%,  respectively.  The decrease in  materials  costs was  directly  related to the  decrease in overall revenue.  Project  expense costs as a percentage of revenue over the same period were approximately 14% for both years. These costs remained  relatively constant as a  percentage  of revenue  generated as the overall  components  of a typical deployment contract remained unchanged. Occasionally, the materials component of a contract may vary depending upon the deployment requirements.

            SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES.  Selling, general and administrative  expenses  for the years ended April 30, 2002 and 2001 were $24.1 million and $33.2  million,  respectively,  representing a decrease of 27%. As a percentage of revenue,  selling, general and administrative expenses represented
32% of revenue for the year ended  April 30,  2002  compared to 35% for the year ended  April 30,  2001.  The  decrease in  selling,  general and  administrative expenses  was due to cost  savings  programs,  primarily  personnel  reductions, initiated  during the fiscal year ended April 30, 2001 but fully realized in the current year.

            INTEREST EXPENSE. Interest expense for the year ended April 30, 2002 was $2.1 million,  including  $38,793  interest  accreted in connection with the
Subordinated  Secured  Convertible  Debentures  and  Warrants,  compared to $1.7 million for the year ended April 30,  2001.  The  increase  is  attributable  to higher average borrowings and borrowing costs.

YEAR ENDED APRIL 30, 2001 COMPARED YEAR ENDED APRIL 30, 2000

            REVENUE. Revenue for the year ended April 30, 2001 was $96.2 million compared to $93.3  million for the year ended April 30,  2000,  representing  an increase of approximately  3%.  Deployment  services revenue  increased to $92.5 million in fiscal  2001 from $92.2  million in 2000,  while  software  licensing revenue  increased to $1.9  million  from $1.1 million for the same period.  The decrease  in revenue  was  attributed  to the  overall  slowdown  in  technology deployment  across  industries.  Revenue  from  technology  providers  more than doubled, going from $23.6 million in 2000 to $47.5 million in 2001. Revenue from enterprise  customers  decreased  33% going from $69.7  million in 2000 to $46.9 million in fiscal  2001 as we changed our  marketing  focus  towards  technology providers.

            GROSS  MARGIN.  Gross  margin for the years ended April 30, 2000 and
2001 were as follows (in thousands):

                                                                    April 30,
                                                               2000           2001
                                                               ----           ----
               Revenue                                       $93,298        $96,150
               Cost of revenue:
                  Direct labor                                30,362         34,396

                                       27

                  Materials                                   13,760         18,407
                  Project expenses                            14,835         13,120
                  Amortization of software development           594          1,544
                  Other indirect costs                         6,837         12,490
                                                             -------        -------
               Total cost of revenue                         $66,388        $79,957
                                                             -------        -------
               Gross margin                                  $26,910        $16,193

            Gross margin as a percentage of revenue decreased for the year ended
April 30,  2001  from the year  ended  April 30,  2000 to 17% from 29% while the amount of gross  margin  decreased  to $16.2  million  from $26.9  million.  The decrease in gross margin amount was primarily due to higher labor costs,  a more significant materials cost component and an approximate 33% increase in indirect salary costs during fiscal year 2001.

            Labor  costs as a percent of revenue  for the years  ended April 30,
2001 and 2000 were  approximately  36% and 33%,  respectively.  The  increase in direct  labor was the  result  of hiring  additional  labor in  anticipation  of additional  volume and not reacting quickly enough to the dramatic  reduction in orders that occurred during the second half of fiscal 2001. Materials costs as a percentage  of revenue  over the same  period  were  approximately  19% and 15%, respectively.  During fiscal 2001 the material  component of revenue was similar to that of fiscal 2000, but we greatly reduced our margin on materials  revenues in response to a strong  competitive  environment.  Project  expense  costs as a percentage  of revenue  over the same  period  were  approximately  14% and 16%, respectively.

            SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES.  Selling, general and administrative  expenses  for the year ended April 30,  2001 were $33.2  million compared to $27.3  million for the year ended April 30,  2000,  representing  an
increase  of  22%.  As  a   percentage   of  revenues,   selling,   general  and
administrative  expenses  represented  35% for the year  ended  April  30,  2001 compared  to 29% for the year ended  April 30,  2000.  The  increase in selling, general and  administrative  expenses was  primarily  due to  increased  salary, benefits and payroll taxes associated with higher headcount levels in the fiscal quarters ended July 31 and October 31, 2000.

            INTEREST EXPENSE. Interest expense for the year ended April 30, 2001 was $1.72 million, compared to $1.68 million for the year ended April 30, 2000.

            BACKLOG.  Backlog for our services as of August 31,  2000,  2001 and
2002 was $46.6 million, $48.6 million and $75.6 million,  respectively.  Backlog consists of purchase  orders and written  agreements  with customers for which a customer has  scheduled  the  provision  of services  within the next 12 months.
Orders  included in backlog may be canceled or rescheduled by customers  without penalty. A variety of conditions,  both specific to the individual  customer and generally  affecting the  customer's  industry,  may cause  customers to cancel, reduce or delay  orders  that were  previously  made or  anticipated.  We cannot
assure  the  timely   replacement  of  canceled,   delayed  or  reduced  orders.
Significant  or  numerous  cancellations,  reductions  or  delays in orders by a customer  or group of  customers  could  have a material  adverse  effect on our business,  financial condition and results of operations.  Backlog should not be relied upon as indicative of our revenues for any future period.

                                       28

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED JANUARY 31, 2002 AND 2003

            Our  consolidated  statements of operations are summarized below (in thousands):

                            Nine Months Ended        Nine Months Ended
                            January 31, 2002          January 31, 2003
                            -----------------         ----------------
                             $              %         $              %
                          -------         -----    --------       ------

                Revenue   $ 53,898         100.0%  $ 91,550        100.0%

       Cost of revenues     37,815          70.2%    70,257         76.7%
                          -----------------------------------------------

           Gross profit     16,083          29.8%    21,293         23.3%

   Selling, general and
administrative expenses     17,500          32.5%    16,072         17.6%
                          -----------------------------------------------

       Operating income     (1,417)         (2.7%)    5,221          5.7%

       Interest expense     (1,525)         (2.8%)   (2,671)        (2.9%)
                          ------------------------------------------------
   Income (loss) before
      minority interest     (2,942)         (5.5%)    2,550          2.8%

      Minority interest       (318)         (0.6%)     --             --
                          ------------------------------------------------
      Net (loss) income   ($ 3,260)         (6.1%) $  2,550          2.8%
                          ================================================

            REVENUE. Revenue for the nine months ended January 31, 2003 and 2002 was $91.6  million  (of which $28.5  million  represented  materials)  and $53.9
million  (of  which  $13.3   million   represented   materials),   respectively,
representing  an increase of 69.9%.  The increase in revenue for the nine months is  attributable  primarily  to: (i) an increase in the work  performed  for our existing  customer base;  (ii) long term contract work performed for several new customers  during  the fourth  quarter of fiscal  2002 and in each of the fiscal
2003  quarters;  and  (iii) the  related  increases  in  materials  sold,  which comprised a greater  portion of our total revenue  value than in the  comparable prior periods.

            GROSS  PROFIT.  Gross profit for the nine months  ended  January 31,
2003 and 2002 were $21.3 million and $16.1 million,  respectively,  representing an  increase of 32.3%.  Gross  profit as a  percentage  of revenue was 23.3% and
29.8% for the nine months  ended  January 31, 2003 and 2002,  respectively.  Our gross  margins  were  adversely  affected  because  of the  increase  in greater materials  sales as a percentage  of total sales for the nine month period ended
January 31, 2003.  Materials  typically are sold at gross margins that are lower
than  the  gross  margins   realized  on  the  service   component  of  revenue.
Additionally, the rapid expansion of our field service personnel (574 field

                                       29

personnel  at January 31, 2003  compared to 213 field  personnel  at January 31,
2002),  resulted in increased  marginal job costs and decreased  gross  profits, while such new employees were being trained prior to being used in the field.

            SELLING, GENERAL AND ADMINISTRATIVE  EXPENSES.  Selling, general and administrative  expenses for the nine months  ended  January 31, 2003 were $16.1 million compared to $17.5 million for the nine months ended January 31, 2002. As a percentage of sales, selling,  general and administrative  expenses were 17.6%
for the nine months ended January 31, 2003 compared to 32.5% for the nine months ended  January 31, 2002.  The decreases in selling,  general and  administrative expenses as a  percentage  of revenue are  attributable  to cost  reduction  and austerity  programs  initiated by us in  conjunction  with our plan to return to sustainable profitability.

            OPERATING INCOME (LOSS).  Operating income for the nine months ended
January  31, 2003 was $5.2  million.  We  generated  an  operating  loss of $1.4 million for the  comparable  period in fiscal 2002.  During fiscal 2003, we have been successful in generating  significantly  higher gross margin dollars from a greater  revenue  base  enabling  us  to  produce  operating  income  for  three consecutive fiscal quarters.

            NET LOSS.  Net loss for the nine month period ended January 31, 2002 was primarily due to difficulties we encountered  with  rationalizing  our fixed cost  structure  and aligning our variable  operating  costs with our  recurring revenue base.

            INTEREST EXPENSE. Interest expense for the nine months ended January
31, 2003 was $2.67  million  compared to $1.53 million for the nine months ended
January 31,  2002.  Interest  expense has  increased  as a result of  additional borrowings under the our credit facilities,  and interest and penalties incurred under our Debentures.

LIQUIDITY AND CAPITAL RESOURCES

CHANGES IN MAJOR BALANCE SHEET CLASSIFICATIONS AT APRIL 30, 2002

CURRENT  ASSETS:  Current  assets  as of April  30,  2002 and 2001  amounted  to approximately  $25.8 million and $24.4  million,  respectively.  The decrease of approximately  $1.3 million is the result of lower revenue  generated during the year ended April 30, 2002,  causing a decrease in accounts  receivable and cash, and a requirement for lower inventory levels.

                                       30

PROPERTY AND  EQUIPMENT:  Property  and  equipment as of April 30, 2002 and 2001 amounted to  approximately  $3.3  million and $5.3  million,  respectively.  The
decrease  of   approximately   $2.0  million  reflects  a  decrease  in  capital
expenditures  as we adjusted our  spending  levels to reflect  current  business activity.

OTHER  ASSETS:  Other  assets  as  of  April  30,  2002  and  2001  amounted  to approximately  $4.2  million and $6.0  million,  respectively.  The  decrease of approximately  $1.8 million  reflects the decrease in the investment in software development  as we adjusted  our  spending  levels to reflect  current  business activity.

CURRENT LIABILITIES:  Current liabilities as of April 30, 2002 and 2001 amounted to approximately $29.0 million and $30.8 million,  respectively. The decrease of approximately  $1.8 million is  attributable  to the decrease in activity during fiscal  2002  and the use of  proceeds  from the  sale of  Subordinated  Secured
Convertible  Debentures  to pay down  current  obligations.  This  decrease  was partially offset by an increase in our short-term borrowings.

MINORITY  INTEREST:  As previously  described,  minority interest was eliminated during the year ended April 30, 2002 due to the conversion of Cisco's investment in eDeploy.com, Inc. into our common stock.

CASH FLOW: Cash used in operating  activities  decreased to $4.9 million for the fiscal  year ended  April 30,  2002 from $9.8  million for the fiscal year ended
April 30, 2001 primarily as a result of aggressive cost-cutting initiated during fiscal  2001,  but more fully  realized  during the year ended April 30, 2002. A decrease  in  inventory,  resulting  from  the  decrease  in  revenue  and  more aggressive cash management contributed to the cash flow from operations.

Cash used in investing  activities  decreased by  approximately  $3.8 million to
$1.0  million for the year ended  April 30, 2002 from $4.8  million for the year ended April 30, 2001. The decrease was the result of the cost reduction  program we  initiated  during  fiscal 2001 and  carried  through to fiscal 2002 and of a reduction in the  investment in software  development  during fiscal 2002 as the development of our eDeploy(TM) solution was substantially completed in the prior year.

Cash provided from financing activities increased by approximately $0.35 million for the year ended April 30, 2002 to $5.4 million from $5.1 million for the year ended April 30, 2001. Cash was generated primarily from the sale of Subordinated
Secured Convertible  Debentures ($1.83 million,  net) and short-term  borrowings
($3.6  million) for the fiscal year ended April 30, 2002,  while cash  generated during the year ended April 30, 2001 primarily arose from short-term  borrowings
($4.8  million) and the sale of common  stock  ($0.973  million),  offset by the repayment of debt of approximately $0.778 million.

CHANGES IN MAJOR BALANCE SHEET CLASSIFICATIONS AT JANUARY 31, 2003.

CURRENT  ASSETS.  Current  assets as of  January  31,  2003 and  April 30,  2002 amounted to  approximately  $51.8 million and $25.8 million,  respectively.  The increase of approximately $26.0 million is the result of an increase in accounts receivable and costs and estimated earnings in excess of billings from increased service revenues and  significantly  increased  materials sales generated during the quarter ended January 31, 2003.

CURRENT  LIABILITIES.  Current  liabilities as of January 31, 2003 and April 30,
2002 amounted to  approximately  $52.9 million and $29.0 million,  respectively.
The increase of  approximately  $23.9  million is  attributable  primarily to an increase in short-term  borrowing of approximately $5.3 million,  an increase in accounts payable of approximately $8.5 million, an increase in accrued and other liabilities of approximately $1.0 million,  an increase in billings in excess of
costs  and   estimated   earnings  of   approximately   $7.3   million  and  the
reclassification of the $1.8 million of Debentures to current  liabilities.  The increases in short-term  borrowings and accounts  payable are related to funding requirements for expenditures related to the Company's growth in operating costs resulting  from  increased  revenue  arising  from scope  increases  to existing contracts,  while the increase in accrued and other liabilities is related to an increase  in  billings  in excess of costs and  estimated  earnings  related  to billings on contracts in progress.

CASH FLOW. Cash used in operating  activities  increased to $3.1 million for the nine months  ended  January  31,  2003 as compared to $2.1  million for the nine months ended January 31, 2002.  Cash used in operating  activities  for the nine months ended  January 31, 2003 is primarily  attributable  to increases in costs and estimated  earnings in excess of billings and accounts  receivable offset by increases in accounts  payable,  accrued  liabilities  and billings in excess of costs and estimated  earnings,  while cash used in operating  activities for the nine months ended January 31, 2002 is primarily attributable to the net loss for the period and an increase in costs and estimated earnings in excess of billings and a decrease in accounts payable,  accrued  liabilities and billings in excess of costs and estimated earnings.

Short-term  borrowings  increased by approximately $5.4 million and $2.5 million for the nine months ended January 31, 2003 and 2002, respectively.  The borrowed funds were used  primarily to fund the increased  expenditures  required to fund the  increased  labor and  materials  costs  required  to  service  new  revenue contracts.

LIQUIDITY

The net loss of $19.4  million  incurred  during the fiscal year ended April 30,
2001 resulted in a strain on our cash resources and the net loss of $2.7 million for the fiscal year ended April 30, 2002 added to this strain.  Although we took dramatic measures to cut costs, our working capital line has been close to its

                                       31

maximum  allowable levels and the average days outstanding of our trade payables have extended  beyond  normal credit terms granted by vendors.  The loss for the fiscal year ended April 30, 2002 was  substantially  less than the prior  year's loss and our  operating  plan for the fiscal year ending April 30, 2003 projects profitable  results.  However,  we continue to  experience  tight  liquidity and extended days outstanding of our trade payables.  We are  aggressively  managing our cash as we work to return to profitability.  Furthermore,  IBM Credit Corp., our working capital lender, has notified us that it does not intend to renew its working  capital line and term loan beyond August 1, 2003.  As a result,  we are actively seeking replacement financing.

            Although we realized  net income of $2.6 million for the nine months ended January 31, 2003 and we took  dramatic  measures to cut costs and continue to manage our cash aggressively,  we are still experiencing a significant strain on our cash  resources.  The primary  reason for the strain on  resources is the increased  requirements for  expenditures for field personnel,  job expenses and materials  related to the increased  revenue.  As a result,  our working capital financing line regularly remains at or close to its maximum allowable levels and the average days  outstanding  on trade  payables  have  extended  beyond normal credit  terms  granted by  vendors.  Furthermore,  IBM Credit  Corporation,  our working  capital  lender,  has  notified us that it does not intend to renew its working capital financing line beyond August 1, 2003 and term loan beyond August
1, 2003. As a result, we are actively seeking replacement financing.

            Achievement of our fiscal 2003 operating plan, including maintaining adequate capital  resources,  depends upon the timing of work performed by us on existing  projects,  our ability to gain and perform work on new  projects,  our ability to maintain  positive  relations with our key vendors and our ability to raise permanent  capital and replace our current working capital  financing line within  the  timeframe  required  to meet our  spending  requirements.  Multiple project cancellations,  delays in the timing of work performed by us on existing projects,  our  inability  to gain  and  perform  work on new  projects,  or our inability to raise  permanent  capital and replace our current  working  capital financing line in a timely fashion could have an adverse impact on our liquidity and on our ability to execute our operating plan.

            We have taken a variety of actions to ensure our  continuation  as a going concern.  A summary of recent events and our completed or planned  actions are as follows:

      o     Demand for our services has increased  dramatically  and the backlog of  contracted  business as of December 2, 2002 was at $77.4 million and our sales pipeline stood at $199.7 million as of that date.

      o     We initiated and completed  substantial  cost saving measures during the fiscal  years  ended April 30, 2001 and 2002 and now have a cost structure in line with our expected revenue.

      o     As a result of the  increase in demand for our services and the cost reduction  measures  initiated over the past two years,  we achieved profitability during the fourth quarter of fiscal 2002 and during

                                       32

            each of the first two quarters of fiscal 2003. We expect to maintain profitability throughout fiscal 2003.

      o     Management has been seeking to replace our working capital financing line and raise additional permanent capital to support our growth in business.  Management is encouraged by the  preliminary  response it has received  from the  financial  community and it believes that it will be able to raise the necessary financing, although there can be no assurance that it will be able to do so.

            We  were  not in  compliance  with  one  or  more  of the  financial covenants  of our credit  facility  as of January  31,  2003.  We and IBM Credit
Corporation  entered  into  an  Acknowledgment,  Waiver  and  Amendment  to  the
Inventory and Working Capital Financing Agreement as of January 31, 2003.

The following is a summary of the covenant violations for each quarter:

---------------------------------------------------------------------------------------------
   PERIOD                COVENANT                 REQUIREMENT                     ACTUAL
---------------------------------------------------------------------------------------------
Jan 31 2001         Net Profit to Revenue     Equal to or greater than 0.0%     Net loss
---------------------------------------------------------------------------------------------

                    Annual Revenue to         Greater than 0 and equal to or    (25.5) to 1.0
Apr 30 2001         Working Capital           less than 25.0 to 1.0
----------------------------------------------------------------------------------------------

                    Annual Revenue to         Greater than 0 and equal to or    (4.5) to 1.0
Jul 31 2001         Working Capital           less than 25.0 to 1.0
----------------------------------------------------------------------------------------------

                    Net Profit to Revenue     Equal to or greater than 0.1%     (1.7)%
----------------------------------------------------------------------------------------------

                    Tangible Net Worth        Equal to or greater than $2.5     $(1.1) million
                                              million
----------------------------------------------------------------------------------------------
Oct 31 2001         Annual Revenue to         Greater than 0 and equal to       (22.2) to 1.0
                    Working Capital           or less than 25.0 to 1.0
----------------------------------------------------------------------------------------------

                    Net Profit to Revenue     Equal to or greater than 0.1%     (1.7)%
----------------------------------------------------------------------------------------------

                    Tangible Net Worth        Equal to or greater than $2.5     $(3.8) million
                                              million
----------------------------------------------------------------------------------------------

Jan 31 2002         Net Profit to Revenue     Equal to or greater than 0.1%     (9.0)%
----------------------------------------------------------------------------------------------

Apr 30 2002         Net Profit to Revenue     Equal to or greater than 0.1%     (10.7)%
----------------------------------------------------------------------------------------------
                    Debt Service Ratio        Equal to or greater than 2.0      (2.5) to 1.0
                                              to 1.0
----------------------------------------------------------------------------------------------

                                       33

INFLATION:  In the  opinion  of  management,  inflation  has not had a  material adverse effect on our results of operations.

SEASONALITY:  Our business is affected on a seasonal  basis to the extent of our activity  with the retail  sector.  As a result,  we  generally  generate  lower revenue in our third fiscal quarter (November 1 through January 31).

QUARTERLY FLUCTUATIONS: Although we have recently secured a substantial 30-month contract,  generally we do not have  contracts that last beyond 12 to 18 months.
Our  ability to  generate  net  revenue is  dependent  upon  obtaining  many new projects  each  year.  Period-to-period  comparisons  between  years  may not be meaningful or indicative of operating results over a longer period.

CONTINGENCIES

On  September  22,  2000,  Petsmart,  Inc.  filed a complaint  against us in the
Superior  Court of Maricopa  County,  Arizona.  Petsmart has alleged that it has been damaged by our failure to  satisfactorily  complete work contemplated by an agreement between the parties. Damages were unspecified. At a settlement meeting held on April 17,  2002,  discussions  were held in which  Petsmart  proposed  a series of  settlement  offers under which we would pay damages  ranging  between
$7,000,000  and  $8,000,000.  In a letter  to us  dated  May 3,  2002,  Petsmart proposed  settlement  offers  under which we would pay damages  ranging  between
$5,000,000 and $7,000,000. On March 7, 2003, Petsmart filed an Offer of Judgment offering to settle the litigation  for a payment of $2,300,000.  We believe that we have  meritorious  defenses  to the  claims  and we  intend  to  defend  this vigorously.  We have further  counter-claimed against Petsmart for amounts owing to us under  the  contract.  These  amounts  have been  reserved  as part of the allowance for uncollectible accounts. At present depositions are being conducted by both parties to the lawsuit. A trial date has been set for August 2003.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

The  following  is a summary  of  obligations  and  commitments  to make  future payments under short-term borrowing,  long-term debt, capital lease obligations, unconditional purchase obligations and other obligations (see Notes 7, 8, 10, 13 and 15 of the Consolidated Financial Statements).

                                                                            PAYMENTS DUE BY PERIOD
                                                                                 (IN THOUSANDS)
      CONTRACTUAL OBLIGATIONS                  -----------------------------------------------------------------------
                                                                 Less than 1                     4-5        After 5
                                                     Total          year         1-3 years      years        years
      ----------------------------------------------------------------------------------------------------------------
      Short-term borrowings                         17,464        17,464

      Long-Term Debt                                 1,414                        1,414

                                       34

      Capital Lease Obligations                         44            42              2

      Operating Leases                              12,608         2,623          4,729           1,894       3,362

      Unconditional Purchase Obligations             1,659         1,659

      Other Long-Term Obligations                    1,457                        1,457

      Total Contractual Cash Obligations            34,646        21,788          7,602           1,894       3,362

RECENT ACCOUNTING PRONOUNCEMENTS

            In June 2001, the FASB issued SFAS No. 141, "Business Combinations,"
and SFAS No. 142, "Goodwill and Other Intangible  Assets." The standards require all business  combinations  initiated  after June 30, 2001 to be  accounted  for using the purchase  method of accounting,  that goodwill no longer be subject to amortization  but rather be reviewed  periodically for impairment and that other identifiable  intangibles  be separated and those with finite lives be amortized over their useful lives.  Goodwill and intangible  assets with indefinite  lives must be assessed once a year for impairment and more frequently if circumstances indicate  a  possible  impairment.  The first  step of the  two-step  impairment assessment  identifies  potential  impairment and compares the fair value of the applicable reporting unit with its carrying amount,  including goodwill.  If the fair value of the  reporting  unit exceeds its carrying  value,  goodwill of the reporting unit is not considered impaired, and the second step of the impairment test is not  necessary.  If the carrying value of the reporting unit exceeds its fair value,  the second step of the impairment test must be performed to measure the  amount  of  impairment  loss,  if any.  We were  required  to  adopt  these provisions on May 1, 2002;  however,  we elected to early adopt the standards on
May 1, 2001 as permitted and  evaluated  the carrying  value of our goodwill and other intangible assets. Based on our evaluation, we determined that there is no impairment to our goodwill and other intangible  assets.  Subsequent  impairment tests will be  performed,  at a minimum,  in the fourth  quarter of each  fiscal year, in conjunction with our annual planning process.

            In June 2001,  the FASB issued SFAS No. 143,  "Accounting  for Asset
Retirement  Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the
associated   retirement  costs.  SFAS  No.  143

                                       35

applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and normal operation of long-lived assets except for certain  obligations of lessees.  The provisions of this  statement  are  required  to be  applied  starting  with  fiscal  years beginning  after  June 15,  2001.  We adopted  the new  accounting  standard  on existing  long-lived assets during the quarter ended July 31, 2002. There was no impact on our financial  position or results of operations  for the quarter as a result of adopting this standard.

            In August 2001,  the FASB issued SFAS No. 144,  "Accounting  for the
Impairment or Disposal of Long-Lived  Assets." SFAS No. 144 addresses  financial accounting  and reporting for the  impairment or disposal of long-lived  assets.
SFAS No. 144 supercedes  SFAS Statement No. 121,  "Accounting for the Impairment
of  Long-Lived  Assets  and  Long-Lived  Assets  to Be  Disposed  Of,"  and  the
accounting  and  reporting  provisions  of APB  Opinion No. 30,  "Reporting  the
Results of  Operations  -  Reporting  the  Effects of Disposal of a Segment of a
Business,  and  Extraordinary,  Unusual and  Infrequently  Occurring  Events and
Transactions," for the disposal of a segment of a business.  This Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements,"
to eliminate the exception to  consolidation  for a subsidiary for which control is likely to be temporary.  We adopted the new  accounting  standard on existing long-lived assets during the quarter ended July 31, 2002. There was no impact on our financial  position or results of operations  for the quarter as a result of adopting this standard.

            In April 2002,  the FASB issued  SFAS No. 145,  "Rescission  of FASB
Statements  No. 4, 44 and 64,  Amendment of FASB Statement No. 13, and Technical
Corrections." This statement eliminates the automatic  classification of gain or loss on extinguishment  of debt as an extraordinary  item of income and requires that such gain or loss be evaluated for extraordinary  classification  under the criteria  of APB Opinion No. 30. This  statement  also  requires  sale-leaseback accounting for certain lease  modifications  that have economic effects that are similar  to  sale-leaseback  transactions  and  makes  various  other  technical corrections to existing pronouncements.  This statement will be effective for us for the fiscal year ending  April 30, 2004.  We do not believe that  adoption of this  statement  will have a material  effect on our  results of  operations  or financial position.

            In July 2002,  the FASB issued SFAS No. 146,  "Accounting  for Costs
Associated  with  Exit or  Disposal  Activities."  SFAS No.  146 will  supercede
Emerging  Issues Task Force Issue No. 94-3,  "Liability  Recognition for Certain
Employee  Termination  Benefits  and Other Costs to Exit an Activity  (including
Certain Costs  Incurred in a  Restructuring)."  SFAS No. 146 requires that costs associated with an exit or disposal plan be recognized when incurred rather than at the date of a commitment to an exit or disposal  plan.  SFAS No. 146 is to be applied  prospectively to exit or disposal  activities  initiated after December
31, 2002. We do not believe that adoption of this statement will have a material effect on our results of operations or financial position.

            In  December  2002 the  FASB  issued  FAS No.  148,  Accounting  for
Stock-Based Compensation- Transition and Disclosure. FAS 148 amends FAS No. 123,
Accounting  for  Stock-Based  Compensation,  to provide  alternative  methods of transition  for a voluntary  change to the fair value based method of accounting
for  stock-based  employee  compensation.   In  addition,  FAS  148  amends  the
disclosure  requirements  of FAS 123 to require  prominent  disclosures  in both annual and interim financial statements about the method of accounting for stock

                                       36

based  employee  compensation  and the  effect of the  method  used on  reported results.  The  provisions of FAS 148 are effective for financial  statements for fiscal years and interim  periods ending after December 15, 2002. The disclosure provisions of FAS 148 have been adopted by the company.  FAS 148 did not require the Company to change to the fair value  based  method of  accounting  for stock based compensation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

            Fair Value of Financial  Instruments - The estimated  fair values of financial  instruments have been determined  using available market  information and  appropriate  valuation  methodologies.  However,  considerable  judgment is required in  interpreting  market data to develop the  estimates  of fair value.
Accordingly,  the estimates  presented herein are not necessarily  indicative of the amounts that we could realize in a current market exchange.

            We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

            We are currently  exposed to material  future  earnings or cash flow exposures from changes in interest rates on long-term debt obligations since the majority of our long-term  debt  obligations  are at variable  rates.  We do not
currently   anticipate   entering  into   interest  rate  swap  and/or   similar
instruments.

            The following methods and assumptions were used to estimate the fair value of the financial instruments:

     o    TRADE ACCOUNTS RECEIVABLE AND PAYABLES AND ACCRUED EXPENSES.  The fair value of these  receivables  and payables  equal their  carrying value because of their short maturities.

     o    REVOLVING  CREDIT  LINE  AND  TERM  LOANS.  Interest  rates  that  are currently  available to us for issuance of debt with similar terms and remaining  maturities  are used to estimate fair value for debt issues for which no market quotes are available. The carrying amount of these debt facilities is believed to be a reasonable estimate of fair value.
          The  fair  market  value  of  our  short  and  long-term  debt  is not contingent upon interest rates.

     o    INTEREST  RATES.  We are  exposed to market  risk from  changes in the
          interest   rates  on  a   significant   portion  of  our   outstanding
          indebtedness.  Certain outstanding  balances under our credit facility bear interest at a variable  rate based on a margin over Prime.  Based on the amount  outstanding  as at April 30,  2002,  a 100 basis  point change in  interest  rates  would  result in an  approximate  $169,000 change to our annual  interest  expense.  For fixed rate debt interest rate  changes  affect the fair market  value of such debt,  but do not impact our earnings or cash flows.  Based on the amount outstanding as of April  30,  2002  and  scheduled  payments  to  debtholders,  a 10%
          increase in market rates would result in an approximate 1% decrease in the fair market value of these  obligations.  The table below provides information  about our debt  obligations that are sensitive to changes in interest rates (amounts in thousands).

                                       37

                                                                           Expected
                                             Rate and                      Maturity
    Facility              Principal          Payment Terms                   Date
  ------------           ------------        ------------------------    ------------

Subordinated                $2,000           5.0%; quarterly                7/2/03
Secured                                      interest payments
Convertible                                  beginning on
                                             9/30/02 and
                                             continuing until
                                             principal is repaid
                                             at maturity.

Debentures Note             1,414            17.5%; monthly                 4/15/04
to former                                    interest payments,
executive officer                            principal due at
                                             maturity.

                             Fair Market           Fair Market
                             Value(1) At           Value(1) At
                               Market               Adjusted                %
    Facility                    Rate                 Rate(2)              Change
  ------------              --------------       ----------------       ----------

Subordinated                  $1,992(3)              $1,976                (1)%
Secured
Convertible

Debentures Note               1,659(4)                1,638                (1)%
to former
executive officer

--------------

(1)  Fair market value is calculated by discounting  the scheduled cash payments at the market or adjusted rate.

(2)  Market rate increased by 10%.

(3)  Commercial  and  industrial  loan rate of 6.75% for  moderate  risk,  31 to
     365-day loans  (Federal  Reserve Survey of Terms of Business  Lending,  May
     6-10, 2002).

(4)  Commercial  and  industrial  loan rate of 7.46%  for  moderate  risk,  over
     365-day loans  (Federal  Reserve Survey of Terms of Business  Lending,  May
     6-10, 2002).

                                       38

                                    BUSINESS

                                  THE COMPANY

            We are in the  business of providing  rapid and accurate  technology deployment  services and licensing  software  tools,  designed to accelerate the delivery  of  complex  Information  Technology  (IT)  solutions  for  technology providers and  enterprises.  We market our services  primarily to large original equipment  manufacturers,  systems  integrators,  independent  software vendors, telecommunications  carriers and service providers as well as to a select number of "Fortune 2000" customers in the United States and Canada.

          Our deployment services include the following:

     o    Configuration-- the process of "customizing"  internetworking  devices such as routers and switches,  and  computing  devices such as servers and workstations to meet the specific needs of the user;

     o    Integration--  the process of integrating  these  hardware  devices as well as integrating  operational and application software on a network to ensure that they are  compatible  with the  topology of the network and all legacy systems; and

     o    Installation  -- the process of  physically  installing  technology on networks.  Also,  we license  our  software  tools  through our Global
          Integration   Services  division  to  organizations   with  their  own
          installation forces.

            We utilize internally  developed  Web-enabled  implementation  tools that  differentiate  our  deployment  services.  These tools,  together with our proprietary processes,  allow us to rapidly and efficiently deliver high quality and cost effective  large-scale  technology deployment solutions to our clients, which we do primarily on a fixed  time/fixed  cost basis.  The components of our implementation  model are made up of a  combination  of  people,  processes  and technology that include:

     o    The  utilization  of  eDeploy(TM),  a  Web-based  software  tool  that provides  collaboration  capabilities  for remote planning and design, communication  capabilities  through  fax,  voice,  data,  or  digital photographs and monitoring  capabilities,  ensures that best practices are employed and that mission  critical  milestones  or timelines  are escalated to supervisory levels if missed by the responsible  parties.
          These features and others are designed to enhance the speed,  accuracy and productivity of the deployment process.

     o    The utilization of IW2000 provides  automation and mass  customization in the  configuration/integration  of  computing  and  internetworking
          devices  as  well  as  application  and  operational  software.   This
          automation  significantly  reduces labor costs through time savings as well as through reduced technical skill level requirements.

     o    Two  staging and  configuration  centers at which we carry out most of our complex  integration and  configuration  processes.  By conducting
          these  activities  at  our  staging  centers,  and  utilizing,   where
          applicable,  our  software  tools,  we are able to prepare and

                                       39

          rollout project components so that they arrive at a customer site in a
          "plug  and  play"  state.  In  this  way,  customers'  operations  are minimally disrupted.

     o    A field  deployment  force capable of delivering  all types of complex
          technologies   due   to   the   "plug   and   play"   nature   of  our
          "configuration/integration" process.

We operate out of 13 offices and have a field  deployment team of  approximately
574  people,   allowing  us  to  conduct  multiple,   simultaneous   large-scale
deployments  across the United States and Canada.  Our  deployment  capabilities further enable  technology  providers to rapidly  increase the  "absorption"  of their  products in the  marketplace.  Our corporate  headquarters  is located in leased facilities  aggregating 39,570 square feet at 23 Madison Road, Fairfield,
New Jersey  07004.  The  headquarters  building is comprised of our New York/New
Jersey office as well as one of our two (2) Configuration  Centers.  In addition
to  our   headquarters   building,   we  lease   throughout  the  United  States
approximately  224,000  square feet of space in 13  locations  for our sales and field operations and configuration  centers.  Also, we lease approximately 2,000 square  feet of  space  in one  location  in  Canada.  We  believe  that we have sufficient  space to meet our operating  needs.  Our  telephone  number is (973)
808-4000. Our Web site can be located at WWW.DATATEC.COM.

OUR DEPLOYMENT SOLUTIONS

            Technology  providers need to improve the  "absorption"  or "time to market"  of their  products  in order to  maximize  return on sales,  as well as return on product  development  costs.  In addition,  end users need to maximize their return on technology  investments  especially when one considers the rapid obsolescence  factor,  which has a  negative  impact on  returns  if the time to deploy new technology is not minimized. The speed and accuracy of deployment are critical factors in improving these fundamental ratios.

            The   dynamics   that  are   driving   increasing   demand  for  our
software-enabled deployment offerings include the following:

     o    The global  deployment market is highly fragmented and, to the best of our  knowledge,  there are no other  companies that have focused their entire  business  model  on this IT  market  segment.  The  need for a company  devoted to providing  alternative  solutions  for  deployment services  becomes clear when one  considers  that despite the speed of
          technology   innovation  over  the  past  decade,  the  way  in  which
          technology is currently deployed has remained relatively constant over the same period.  Therefore,  it is not surprising that deployment has become a bottleneck  and a major  restraint  to growth for  technology providers.

     o    Due  to  shorter   product  life  cycles  and  increased   competitive
          pressures, hardware manufacturers and software vendors alike must find ways to rapidly  bring their  products to market or face losing market share.  We have shown a  capability  of reducing the time to deploy by between 40% and 80%.

                                       40

     o    By significantly  reducing the "time to market," technology  providers and  users  benefit  from  improved  return  on sales  and  return  on investment, respectively.

     o    In order to maintain a  competitive  edge in the market,  corporations are  constantly  looking to become more  efficient and  technology has become a major source of  competitive  advantage.  Speed of deployment has therefore become vital to improve company performance and increase return on investment.

     o    Due  to  the   utilization   of  software   tools,   error  rates  are
          significantly  reduced,  thereby increasing customer  satisfaction and efficiency.

     o    Technologies  are  becoming  increasingly  complex,  which  makes them extremely difficult and costly to implement,  especially without tools and  methodologies.  Given the downsizing of many IT  departments  and their  preoccupation with core operations,  companies are increasingly looking to outsource the deployment of new technologies, especially in large, complex rollouts.

          Today,  technology  companies  are  launching  new products at an ever faster rate. The problem is that due to the speed of change there is currently a lack  of  trained  personnel  to  assimilate  these  new  products  rapidly  and efficiently  in the market.  We believe that the use of our tools better  aligns the  current  speed of  technology  introductions  with the  absorption  of that technology in the market.

OUR SOFTWARE-ENABLED SERVICES OFFERINGS

          We have created the  following  distinct  branded  solutions  targeted towards specific market needs:

NETWORK DEVICE  DEPLOYMENT.  Network Device  Deployment is the  software-enabled process for staging,  configuring,  integrating and installing new communication devices such as routers and switches.  Clients can elect to outsource one or all of the above  functions.  They can also  choose  to carry  out the  first  three processes  within their own  manufacturing,  staging or  integration  facilities using our IW2000.  In the past year, we believe that we have moved this offering from the proof of concept  stage to an offering  with strong  demand and general market acceptance.

COMPUTING DEVICE DEPLOYMENT. Computing Device Deployment is the software-enabled process for staging,  configuring,  integrating  and  installing  new  computing devices such as servers,  workstations and laptops. Clients ship products to one of our  configuration  centers for  processing.  However,  before the deployment process can commence,  significant  pre-deployment time is spent in engineering, designing,  software  customization  and data  collection  to  ensure  rapid and error-free deployment. We have identified Computing Device Deployment as a major opportunity for growth.

TECHNOLOGY  REFRESH & MIGRATION.  Technology  Refresh & Migration projects apply our  methodology  and  configuration  automation  tools to decrease the time and complexity  of

                                       41

upgrading a client's existing IT infrastructure and equipment  on-site.  Typical
Technology  Refresh & Migration  projects may include one or, in some cases, all of the following:

     o    Migration to a new desktop operating system;

     o    Migration to a new server operating system;

     o    Rollout of a new or upgraded application suite;

     o    Introduction of Internet services; and

     o    Upgrade of the network infrastructure.

SITE  READINESS  AND  INFRASTRUCTURE.  A major  technology  migration or upgrade within an  organization  often  requires an  overhaul  of a  company's  physical infrastructure before the start of the migration or upgrade. We have significant experience  and  expertise in ensuring that a site is fully capable of accepting new  technology.  Infrastructure  improvement  could  include  one or all of the following:

     o    Data communications cabling;

     o    Telecommunications cabling;

     o    Power cabling; and

     o    Physical/structural pathway modification.

STRATEGY

          Our  mission  is to see our  processes  and  methodologies,  which are encapsulated in our software tools,  become the de facto standard for technology deployment.  Our  strategy  is to  achieve  this by  providing  full  end-to-end software-enabled  deployment  services  and by licensing  our software  tools to large technology providers and certain "Fortune 2000" companies.  We are engaged in the following activities in support of this strategy:

     o    Continuing  to invest in the  research  and  development  of automated tools;

     o    Creating strong  long-term  relationships  with technology  providers, thereby providing a source for repeatable business;

     o    Engaging  our sales  force to  support  the  marketing  efforts of our strategic  partners  like Cisco,  IBM and AT&T, as well as looking for new relationships with original equipment manufacturers; and

     o    Creating  relationships with non-competitive and complementary service providers  to extend our  economic  influence  beyond  the  deployment sphere in the asset lifecycle.

                                       42

SALES AND MARKETING

            Our marketing efforts are focused on projects requiring more complex solutions from a technical,  geographic  dispersion,  or time-sensitive point of view. In our experience, more complex, multi-site deployments have significantly less  competitive  pressures and generate  higher proposal close rates and gross margins than deployments with less complexity and/or less geographic dispersion.

            Given the  growth  of the  Internet  economy,  we have over the past
several  years  focused  on  creating   relationships  with  original  equipment
manufacturers  and technology  providers.  These market  segments are in need of resources and processes to facilitate the  assimilation  of new  technologies in their respective  markets.  By accelerating  the absorption of technologies,  we believe that we improve the return on sales for these partners and the return on new technology investment for their partners and customers.

            This strategy has helped establish a new "Indirect"  identity for us
as  we  form   significant   relationships   with  global   original   equipment
manufacturers and major integrators.  These  relationships have in turn provided new and  additional  leverage for access to and identity in our targeted  market segments.

            During  the past  twelve  months,  we have  created  alliances  with non-competitive  service providers in order to provide seamless solutions to end users. Any major technology deployment comprises four major phases:

     o    Planning;

     o    Design;

     o    Implementation; and

     o    Operations, or post sales support.

            We  focus  on  the   implementation   phase  but  we  are   creating
relationships  with  companies  that  address the other three phases in order to provide  greater  asset  lifecycle  support  to our  clients.  Collaboration  in resource  allocation,  planning and project execution by the various partners is being  enabled  through  eDeploy(TM),  allowing  end users to  benefit  from the expertise of "best of breed"  providers  without the  disadvantages of having to manage the "agendas" of several and disparate IT providers.

CLIENTS

            We perform  deployment  services directly to a variety of enterprise clients.  The major  industry  segments to which we sell are  retail,  financial services,  insurance and  hospitality,  which  typically  have a large number of geographically  dispersed sites and deploy complex technology.  Also, we deliver our  services  to end  users  through  technology  providers  that  utilize  our deployment services on a project-by-project basis. Our clients include:

ENTERPRISE - DIRECT                                         TECHNOLOGY PROVIDERS - INDIRECT
-------------------                                         -------------------------------
CVS Co.                                         American Telephone and Telegraph (AT&T)
Lowe's Companies, Inc.                          Bell South

                                       43

Office Depot, Inc.                              Cisco Systems, Inc.
Starbucks Corporation                           IBM Global Services
State Farm Mutual Automobile                    Qwest Communications International Inc.
   Insurance Company                            Verizon
The Chubb Corporation                           Vertical Networks
The Home Depot, Inc.
Toys "R" Us, Inc.
Walgreen Co.

            During  each of the  past  three  fiscal  years,  revenue  from  our services  to a limited  number of  customers  has  accounted  for a  substantial percentage of our total  revenue.  For the years ended April 30, 2000,  2001 and
2002, our 15 largest customers  accounted for approximately  73%, 82% and 82% of our revenue,  respectively. For the year ended April 30, 2000, Lowe's Companies,
Inc.  accounted for approximately  19% of our revenue.  For the year ended April
30,  2001,  IBM  Global  Services  and  Lowe's  Companies,  Inc.  accounted  for approximately 27% and 21% of our revenue, respectively. For the year ended April
30, 2002, Lowe's Companies, Inc. accounted for approximately 30% of our revenue.
This  concentration of customers can cause our revenue and earnings to fluctuate from  quarter  to  quarter,  based on  customer  requirements  and the timing of service delivery.

COMPETITION

            We compete  with  other  companies  involved  in the  design,  sale, installation, integration and servicing of computer and networking technologies, as well as companies  that  develop  software  tools to automate the  technology implementation  process.  The IT  deployment  market  is highly  fragmented  and characterized  by a small  number of very large  organizations  that carry out a significant amount of deployment  services and a large number of small companies that in turn carry out small  amounts of  deployment.  Although  no one  company dominates the deployment  market,  many of our  competitors  are larger and have substantially more resources than us. In addition to direct competition, we face indirect  competition from end users, many of whom internally design,  integrate and deploy their own  technologies.  We, however,  know of no other company that offers as its primary  business  rapid IT deployment  services or software tools designed to support the delivery of complex IT solutions.

INTELLECTUAL PROPERTY

            We rely on a combination of trade  secrets,  copyright and trademark laws and contractual restrictions to establish and protect proprietary rights in our technology.  The eDeploy  trademark is protected for ten years from February
1, 2000 under United States Trademark laws.

            We  have  entered  into  confidentiality  and  invention  assignment agreements  with our  software  developers,  and,  when  obtainable,  enter into non-disclosure  agreements with our suppliers,  distributors and others so as to limit access to and disclosure of our proprietary  information.  There can be no
assurance  that  these  statutory  and  contractual   arrangements   will  prove
sufficient to deter misappropriation of our technologies or that our competitors
will   not   independently   develop   non-infringing   technologies   that  are
substantially  similar  to or  superior  to

                                       44

our  technology.  We invested  $2.8  million,  $1.4  million and $0.5 million in product  related  research and  development  activities  during the fiscal years ended  April 30,  2000,  2001 and 2002,  respectively.  We did not engage in any customer  sponsored  research  and  development  activities  during these fiscal years.

EDEPLOY.COM, INC.

            On  November  2,  2001,  we  acquired  100,000  shares  of  Series A preferred stock of eDeploy.com, Inc., our wholly owned subsidiary, held by Cisco
Systems,  Inc.  through an exchange  of  1,021,382  shares of our common  stock.
Dividends  payable  to Cisco  during the  period it held the  100,000  shares of
Series A preferred stock of eDeploy.com,  Inc. are included in accrued and other liabilities and annual dividends,  recorded prior to the exchange, are reflected as minority interest in the statements of operations.

EMPLOYEES

            As  of  March  20,  2003,  we  had  approximately   1,088  full-time
employees.  Of these full-time employees,  approximately 709 were employed under contracts  with the  International  Brotherhood  of  Electrical  Workers and the
International  Brotherhood of Electrical  Workers Local 3. The current contracts with the Union expire on December 31, 2004.

            Our  success  depends in large part upon our  ability to attract and retain qualified employees,  particularly senior management, systems engineering personnel and sales  personnel.  The  competition for such employees is intense.
There can be no assurance  that we will be successful in attracting or retaining any employees. Any failure by us to retain qualified senior management,  systems engineering personnel,  or sales personnel could materially adversely affect our business,  operating  results,  and  financial  condition.  We believe  that our relationship with our employees is satisfactory.

PROPERTIES

            Our  corporate   headquarters   is  located  in  leased   facilities
aggregating 39,570 square feet at 23 Madison Road, Fairfield,  New Jersey 07004.
The headquarters building is comprised of our New York/New Jersey office as well as one  of our  two  configuration  centers.  In  addition  to our  headquarters building,  we lease  throughout the United States  approximately  224,000 square feet  of  space  in  13  locations  for  our  sales  and  field  operations  and configuration  centers.  Also, we lease approximately 2,000 square feet of space in one location in Canada.  We believe that we have sufficient space to meet our operating needs.

LEGAL PROCEEDINGS

            We,  from time to time,  are  involved  in  routine  litigation  and various legal matters in the ordinary course of business.  We do not expect that the ultimate  outcome of this litigation will have a material  adverse effect on our results of  operations  or financial  position.  We are not a party to legal proceedings that individually or in the aggregate are believed to be material to our business.

                                       45

On  September  22,  2000,  Petsmart,  Inc.  filed a complaint  against us in the
Superior  Court of Maricopa  County,  Arizona.  Petsmart has alleged that it has been damaged by our failure to  satisfactorily  complete work contemplated by an agreement between the parties. Damages were unspecified. At a settlement meeting held on April 17,  2002,  discussions  were held in which  Petsmart  proposed  a series of  settlement  offers under which we would pay damages  ranging  between
$7,000,000  and  $8,000,000.  In a letter  to us  dated  May 3,  2002,  Petsmart proposed  settlement  offers  under which we would pay damages  ranging  between
$5,000,000 and $7,000,000. On March 7, 2003, Petsmart filed an Offer of Judgment offering to settle the litigation  for a payment of $2,300,000.  We believe that we have  meritorious  defenses  to the  claims  and we  intend  to  defend  this vigorously.  We have further  counter-claimed against Petsmart for amounts owing to us under  the  contract.  These  amounts  have been  reserved  as part of the allowance for uncollectible accounts. At present depositions are being conducted by both parties to the lawsuit. A trial date has been set for August 2003.

                                       46

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

            Our  directors  and  executive  officers,  their  ages  and  present positions are as follows:

Name                                          Age            Position
Isaac J. Gaon                                 54             Chairman of the Board and Chief Executive Officer
Raymond R. Koch                               57             Chief Operating Officer
Mark J. Hirschhorn                            38             Chief Financial Officer
David M. Milch                                48             Director
William J. Adams, Jr.                         54             Director
Robert H. Friedman                            50             Director
Walter Grossman                               59             Director
Mark L. Berenblut                             47             Director

            Isaac  J.  Gaon,  Chairman  of the  Board  since  December  1997 and
Director  since 1992,  has served as the Chief  Executive  Officer since October
1994. He served as Chief  Financial  Officer from April 1992 until October 1994.
From September 1987 to December 1991, Mr. Gaon, a chartered  accountant,  served as  President  and Chief  Executive  Officer  of  Toronto-based  NRG,  Inc.,  (a subsidiary of Gestetner  International)  an office  equipment  supplier,  and in several senior management roles within Gestetner Canada and Gestetner USA.

            Raymond R. Koch,  Chief Operating  Officer,  joined us in July 2001.
From April 2000 to December  2000,  Mr. Koch was President  and Chief  Operating
Officer for Nua Limited,  Dublin,  Ireland, an Internet software development and
e-learning  organization.  From  1989 to 2000,  Mr.  Koch  held  several  senior executive  positions with us and Datatec Industries as follows:  Chief Operating
Officer and  Executive  Vice  President of us from 1996 to 2000;  President  and
Chief Operating  Officer of Datatec  Industries from 1994 to 1996;  President of
Datatec  Industries  from 1991 to 1994;  and Executive Vice President of Datatec
Industries from 1989 to 1991.

            Mark J.  Hirschhorn,  Chief  Financial  Officer,  joined us in March
2003.  From March 2001 to October 2002,  Mr.  Hirschhorn  was Vice President and
Chief  Financial  Officer of Radianz,  Ltd.;  from July 2000 to March 2001,  Mr.
Hirschhorn was Vice  President and Chief  Financial  Officer of  Skyauction.com,
Inc.; from April 1999 to June 2000, Mr.  Hirschhorn was Vice President and Chief
Financial Officer of Deltathree,  Inc.; and from January 1996 to April 1999, Mr.
Hirschhorn was Vice President and Global Controller for RSL Communications, Ltd.
Mr. Hirschhorn,  a certified public  accountant,  began his career with Deloitte and Touche LLP in New York.

                                       47

            Dr. David M. Milch, Director since October 1996, has been a director and  principal  since  1983 of Bermil  Industries  Corporation,  a closely  held diversified company owned by the Milch family involved in the manufacture, sale,
financing,   and  distribution  of  capital   equipment,   and  in  real  estate
development. Dr. Milch is also the sole stockholder of Davco Consultants,  Inc., a corporation that he founded in 1989 for the purpose of identifying,  advising, and investing in emerging growth technologies.

            William J. Adams,  Jr., Director since April 2000, has served as the
President  of  WhiteSpace,  Inc., a consulting  firm  specializing  in marketing techniques for  technology-based  firms,  since he founded such firm in February
1998.  Prior to that  time and  since  January  1994,  Mr.  Adams  served as the
President of Infosource, Inc., an information technology consulting firm that he also  founded.  From  November  1996 to February  1998,  Mr.  Adams held several management positions with Perot Systems Corp., a consulting systems integrator.

            Robert H.  Friedman,  Director since August 1994, has been a partner with Olshan  Grundman Frome  Rosenzweig  &  Wolosky LLP, a New York City law
firm, since August 1992. Prior to that time and since September 1983 he was with
Cahill  Gordon  &  Reindel,  also a New York  City law  firm.  Mr.  Friedman specializes in corporate and securities law matters.

            Walter  Grossman,  Director  since May  2001,  is also  Chairman  of
Brookehill  Capital  Partners,  Ltd., a private  investment  firm.  He began his professional  work experience at the Department of Commerce in Washington,  D.C.
and then joined the  investment  firm of E.F.  Hutton.  In 1970, he joined Loeb,
Rhoades & Co. as Vice President and subsequently the institutional  research firm of Faulkner,  Dawkins &  Sullivan  before founding  Brookehill  Capital
Management in 1978.

            Mark L.  Berenblut,  Director  since  June  2001,  has  also  been a managing  partner  of  Carnegie  Hill  Investment  Partners,  a venture  capital investment  fund,  since  March  2001  and the  managing  partner  of  Berenblut
Consulting,  a strategy,  finance and economics  consulting  firm, since January
2001. He is qualified as a Chartered Accountant and Chartered Business Valuator.
He was an equity  partner with Arthur  Andersen LLP from 1992 to November  2000.
Mr. Berenblut is also a member of the advisory boards of a technology investment fund and a charitable endowment fund.

                                       48

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

            Our Board of Directors  currently  consists of six  directors.  Each director holds office until that director's term expires or until a successor is duly elected and qualifies.  All of the officers  identified  above serve at the discretion of the Board of Directors.

            AUDIT  COMMITTEE.  The Audit  Committee of the Board of Directors is
composed of Walter Grossman and Mark Berenblut.  The Audit Committee  recommends our independent auditors,  reviews the scope of their engagement,  consults with the auditors, reviews the results of their examination,  acts as liaison between the Board of Directors and the auditors and reviews  various  company  policies, including those relating to accounting and internal controls.  Membership on the
Audit Committee is restricted to directors who are independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.

            COMPENSATION  COMMITTEE.  The Compensation Committee of the Board of
Directors is composed of Walter Grossman and Mark Berenblut. The purpose of this committee is to review and approve the  compensation  of our executive  officers and to administer and interpret our stock option plans.

            NOMINATING  COMMITTEE.  The  Nominating  Committee  of the  Board of
Directors is composed of Isaac Gaon,  William Adams and David Milch. The purpose of this  committee  is to select and  nominate  directors  for  elections at our annual meetings of stockholders.

DIRECTOR COMPENSATION

            Each director who is not employed by us is eligible to receive a fee of $1,000 per meeting  attended.  The members of the Board are also eligible for
reimbursement  of  their  reasonable   expenses   incurred  in  connection  with
attendance of Board meetings. In addition,  each director who is not employed by us receives a grant of options to purchase  24,000 shares of common stock on the date that such  director  first  becomes a director  and on the day which is the yearly anniversary date after he began serving on the Board.

EXECUTIVE COMPENSATION

            The  following  table sets forth  information  for the fiscal  years ended  April 30,  2000,  2001 and 2002 with  respect  to  annual  and  long-term compensation  for services in all capacities of the chief executive  officer and the most highly  compensated  executive  officers at April 30, 2002 who received compensation  of at  least  $100,000.  In this  prospectus,  we  refer  to these individuals as our named executives.

                                       49

                           SUMMARY COMPENSATION TABLE
                                                                                     Long-Term
                                                  Annual Compensation (1)          Compensation
                                            ----------------------------------------------------------
                                                                                         Awards
                                                                                         ------
                                                                                 Securities Underlying       Other
Name and Position                          Year        Salary         Bonus           Options (#)         Compensation
-----------------                          ----        ------         -----       --------------------    ------------

Isaac J. Gaon, Chairman of the Board       2002       $350,000          --                   --                --
and Chief Executive Officer                2001       $346,772          --                 700,000             --
                                           2000       $266,000          --                   --                --

Raymond R. Koch, Chief Operating           2002       $187,654       $28,125               125,000             --
Officer (2)

-----------------------

(1)  The value of personal  benefits for executive  officers  during fiscal 2002 that might be attributable to management as executive  fringe benefits such
     as  automobiles   and  club  dues  cannot  be   specifically  or  precisely
     determined;  however,  it would not  exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any individual named above.

(2)  Mr. Koch joined us in July 2001.

STOCK OPTION GRANTS

            The following table sets forth certain  information  regarding stock option grants made to each of the named executives during fiscal 2002.

                                       50

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential
                                                                                                 Realizable Value
                                                                                                 at Assumed Rates
                                                                                                  of Annual Rates
                                                                                                  of Stock Price
                                                                                                 Appreciation for
                                          Individual Grants                                        Option (1)
--------------------------------------------------------------------------------------------------------------------
                                          Percent of Total
                     Shares of Common    Options Granted to    Exercise of
                     Stock Underlying      Employees in        Base Price    Expiration
  Name               Options Granted      Fiscal Year (%)         ($/Sh)         Date           5%            10%
--------------------------------------------------------------------------------------------------------------------

Raymond Koch               100,000              17%               0.76         07/27/11        47,796       121,124

Raymond Koch                25,000               4%               0.64         10/15/11        10,162        25,500
-----------------------

(1)         The potential  realizable portion of the foregoing table illustrates value that might be realized  upon  exercise of options  immediately prior to the  expiration of their term,  assuming (for  illustrative purposes only) the specified compounded rates of appreciation on our common stock over the term of the option.  These numbers do not take into account  provisions  providing  for  termination  of the option
            following   termination   of  employment,   non-transferability   or
            difference in vesting periods.

FISCAL YEAR-END OPTION VALUES

            The following table sets forth certain information  concerning stock options  exercised during fiscal 2002 and stock options that were unexercised at the end of fiscal 2002 with respect to the named executives.

                                       51

   AGGREGATED OPTION EXERCISES DURING THE MOST RECENTLY COMPLETED FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                       Acquired                    Number of Securities Underlying      Value of Unexercised In-The-
                     on Exercise      Value      Unexercised Options Held at Fiscal   Money Options at Fiscal Year-End
   Name                 (#)         Realized($)            Year-End (#)                           ($) (1)
----------------------------------------------------------------------------------------------------------------------
                                                    Exercisable     Unexercisable      Exercisable    Unexercisable
                                                    -----------     -------------      -----------    -------------
Isaac J. Gaon         368,245        $261,000        1,215,488         183,333                --           --
Raymond Koch            --               --             41,666          83,334            $5,600         $11,200

----------------------------
(1)         Represents the total gain that would be realized if all in-the-money options  held at  April  30,  2002  were  exercised,  determined  by multiplying  the  number of shares  underlying  the  options  by the difference between the per share option exercise price and $0.87 per share, which was the closing bid price per share of our common stock on April 30,  2002.  An option is  in-the-money  if the fair  market value of the  underlying  shares  exceeds the exercise  price of the option.

EMPLOYMENT AGREEMENTS

            Isaac  Gaon is  employed  as our  Chairman  of the  Board  and Chief
Executive  Officer under an employment  agreement dated as of May 1, 2000, for a term ending on April 30, 2003. The agreement provides for an initial base salary of $350,000  which shall be  increased  annually  by a  percentage  equal to the percentage  by which the Consumer  Price Index for Urban  Borrowers and Clerical
Workers: New York,  N.Y.-Northeastern  New Jersey shall have been increased over the preceding year. The agreement also provides for incentive compensation in an amount of up to 25% of the base salary based upon profits,  stock market returns and Board discretion. In the event of his disability, Mr. Gaon is to receive the full amount of his base  salary for six months.  Upon a change of control of the company  that  results in Mr.  Gaon's  removal  from the Board of  Directors,  a significant  change in the  conditions of his  employment or other breach of the agreement,  he is to receive  liquidated  damages  equal to 2.99 times the "base amount,"  as defined in the United  States  Internal  Revenue  Code of 1986,  as
amended,  of his compensation.  Upon early termination by us without cause or by
Mr. Gaon with sound reason, we are required to pay Mr. Gaon the remainder of the salary owed him for the employment period, but in no event shall such payment be less than  $500,000.  Additionally,  Mr. Gaon will be entitled to  undistributed bonus payments,  as well as pro-rata unused vacation time payments. In addition, following a change of control,  termination by us without cause,  or termination by Mr. Gaon for good reason,  we are  obligated to purchase all Mr. Gaon's stock options, whether exercisable or not, for a price equal to the difference between the fair market  value of our common  stock on the date of  termination  and the exercise price of such options.

            Raymond  Koch is employed  as our Chief  Operating  Officer  under a letter  agreement  dated July 5, 2001,  for an  unspecified  term. The agreement provides  for an  annual  base  salary  of  $225,000.  In  accordance  with  the agreement, Mr. Koch has been granted options to purchase an aggregate of 175,000 shares of our common stock. Mr. Koch is also entitled to a bonus of up to 25% of his base salary and annual  option grants to purchase up to 50,000 shares of our

                                       52

common stock based on our achieving certain  performance goals. Upon termination by us without  cause,  Mr.  Koch is  entitled  to six months  severance  pay and benefits.

                                       53

                             PRINCIPAL STOCKHOLDERS

            The following table sets forth information  concerning  ownership of our common stock as of March 10, 2003 for:

     o      each person known by us to be the  beneficial  owner of more than 5%
            of our common stock;

     o      each of our directors;

     o      each of our named executives; and

     o      all of our executive officers and directors as a group.

            This table is based upon  information  supplied by Schedules 13D and
13G, if any, filed with the SEC, and information obtained from our directors and named  executives.  Beneficial  ownership is determined  in accordance  with the rules of the SEC and generally  includes voting or investment power with respect to securities.  To our  knowledge,  except as set forth in the footnotes to this table and subject to applicable  community  property laws,  each person named in the table has sole voting and investment  power with respect to the shares shown as beneficially owned by him. Unless otherwise indicated,  all addresses are c/o
Datatec Systems, Inc., 23 Madison Road, Fairfield, New Jersey 07004.

            As of March 10,  2003,  36,424,958  shares of our common  stock were outstanding.  In computing the number of shares  beneficially  owned by a person and the percentage of ownership of that person,  shares of common stock issuable on the  exercise of options  and  warrants  that are  currently  exercisable  or exercisable  within 60 days of March 10, 2003 are deemed to be  outstanding  and beneficially  owned by the person holding the options and warrants,  as the case may be, but are not  treated as  outstanding  for the purpose of  computing  the percentage ownership of any other person.

                                             AMOUNT OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED          PERCENTAGE OF CLASS
------------------------------------        ------------------          -------------------

Isaac J. Gaon (1)                               1,874,758                     4.9%
Raymond Koch (2)                                   99,999                        *
Mark J. Hirschhorn (3)                             45,000                        *
William J. Adams, Jr. (4)                          64,000                        *
David M. Milch (5)                              1,007,305                     2.7%
Robert H. Friedman (6)                            170,946                        *
Walter Grossman (7)                               705,975                     1.9%
Mark L. Berenblut (8)                              24,000                        *
All directors and officers as a group
(8 persons) (9)                                 3,988,983                    10.3%

--------------

* Less than 1%

(1)         Mr. Gaon's beneficial  ownership includes options exercisable within
            60 days from March 10, 2003 to purchase an  aggregate  of  1,478,635 shares of common stock.

(2)         Mr.  Koch's  beneficial  ownership  consists of options  exercisable within 60 days from  March 10,  2003 to  purchase  an  aggregate  of
            99,999 shares of common stock.

(3)         Mr. Hirschhorn's  beneficial  ownership includes options exercisable within 60 days from  March 10,  2003 to  purchase  25,000  shares of common stock.

(4)         Mr.  Adams'  beneficial  ownership  consists of options  exercisable within 60 days from  March 10,  2003 to  purchase  64,000  shares of common stock.  Mr. Adams' address is c/o WhiteSpace,  Inc., 555 East
            Main Street, Chester, New Jersey 07930.

(5)         Dr. Milch's beneficial ownership includes options exercisable within
            60 days from March 10,  2003 to  purchase  520,000  shares of common stock. Dr. Milch's address is c/o Davco Consultants,  Inc., 114 East
            13th Street, New York, New York 10003.

(6)         Mr. Friedman's  beneficial  ownership  includes options  exercisable within 60 days from March 10,  2003 to  purchase  136,000  shares of common stock.  Mr.  Friedman's  address is c/o Olshan Grundman Frome
            Rosenzweig  & Wolosky  LLP,  505 Park  Avenue,  New  York,  New York
            10022-1170.

(7)         Mr. Grossman's  beneficial  ownership includes (a) 125,000 shares of common stock held by Carlisle  Capital LLC, of which Mr. Grossman is the sole managing  member,  (b) 192,975 shares of common stock owned by his spouse,  (c) 40,000 shares of common stock held by trusts for the benefit of his daughters,  and (d) options exercisable within 60 days from March 10, 2003 to purchase an aggregate  of 48,000  shares of common stock. Mr.  Grossman's  address is c/o Brookehill  Capital
            Partners, Inc., 1221 Post Road East, Westport, Connecticut 06880.

(8)         Mr. Berenblut's beneficial ownership consists of options exercisable within 60 days from  March 10,  2003 to  purchase  24,000  shares of common  stock.  Mr.  Berenblut's  address  is 27  Shelborne  Avenue,
            Toronto, Ontario, Canada M5N 1Y8.

(9)         Consists of shares and options shown in the footnotes above.

                                       54

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

            William J. Adams,  Jr., one of our  directors,  is the  President of
WhiteSpace,  Inc.,  which company had been retained by us to provide  consulting services.  Fees paid to WhiteSpace,  Inc. during the years ended April 30, 2000,
2001 and 2002 amounted to $57,000, $93,000 and $125,000,  respectively, but this relationship  has  concluded so we  anticipate  that no fees will be paid in the future.

            Robert H.  Friedman,  one of our  directors,  is a member of the law firm of Olshan Grundman Frome  Rosenzweig  &  Wolosky LLP, which law firm we retained during the last fiscal year.

                                       55

                              SELLING STOCKHOLDERS

            The  following  table  sets  forth  the name of each of the  selling stockholders,  the number of shares  beneficially  owned by each of the  selling stockholders  as of January 29,  2003,  the number of shares that may be offered under this prospectus and the number of shares of our common stock owned by each of the selling stockholders after the offering is completed.

            Beneficial  ownership is determined in accordance  with the rules of the SEC and  generally  includes  voting or  investment  power  with  respect to securities. To our knowledge, except as set forth in the footnotes to this table and subject to  applicable  community  property  laws,  each person named in the table has sole voting and  investment  power with respect to the shares shown as beneficially owned by him.

            As of March 10,  2003,  36,424,958  shares of our common  stock were outstanding.  In computing the number of shares  beneficially  owned by a person and the percentage of ownership of that person,  shares of common stock issuable on the exercise of warrants that are currently exercisable or exercisable within
60 days of  March  10,  2003  and  shares  of  common  stock  issuable  upon the conversion of debentures that are currently convertible or convertible within 60 days of March 10, 2003 are deemed to be outstanding  and  beneficially  owned by the person holding the warrants and debentures,  as the case may be, but are not treated as outstanding for the purpose of computing the percentage  ownership of any another person.

                                                Number of
                                                Shares of                     Maximum
                                              Common Stock                   Number of
                                              Beneficially                  Shares to be            Shares Beneficially
                                             Owned Prior to                   Offered                    Owned After
    Name and Address                            Offering                    for Resale                    Offering
    ------------------------------------------------------------------------------------------------------------------------
                                                                                                  Number            Percent
                                                                                                  ------            -------

Halifax Fund, L.P. (1)                           2,481,360(2)                4,225,546(3)             0                 0
c/o The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040

Palladin Opportunity Fund, L.L.C. (1)              827,119(2)                1,408,514(3)             0                 0
c/o The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040

Portside Growth and Opportunity Fund                75,000                      75,000                0                 0
666 Third Avenue, 26th Floor
New York, NY 10017

Lighthouse Capital Ltd. (5)                         15,000                      15,000                0                 0
594 Broadway, Suite 302
New York, NY 10012

                                       56

Cisco Systems, Inc. (6)                          1,021,382                   1,021,382                0                 0
170 Tasman Drive
San Jose, CA 95134-1706

(1)         In connection with Subordinated  Secured Convertible  Debentures and
            Warrants  Purchase  Agreement  with Halifax Fund,  L.P. and Palladin
            Opportunity  Fund,  L.L.C.  dated as of April 3, 2002,  Halifax  was
            issued   $1,500,000   principal   amount  of  subordinated   secured
            convertible  debentures  and warrants to purchase  202,500 shares of our common stock, and Palladin was issued $500,000  principal amount of  subordinated  secured  convertible  debentures  and  warrants to purchase  67,500  shares of our  common  stock.  The  holder of each debenture  is  entitled,  at its option,  to convert at any time the principal amount of the debenture or any portion  thereof,  together with accrued but unpaid interest,  into shares at a conversion price for each  share  equal to the  lower of (a) $1.16 or (b) 100% of the average of the two lowest  closing bid prices of the common stock on the  principal  market  during the twenty  consecutive  trading days ending with the last  trading  day prior to the date of  conversion.
            The conversion  price may not be less than the floor price of $0.65, except to the extent that we do not exercise our right to redeem the
            debentures,   as  more  fully  described  in  the  debentures.   The
            conversion  price is  subject to  reduction  in the event the common stock does not meet certain  listing  requirements or we sell common
            stock  in  capital   raising   transactions   below  the  applicable
            conversion  price.  The warrants are exercisable in full at any time prior to termination at a price of $1.416 per share. Neither Halifax nor Palladin is entitled to convert its  debentures  or exercise its warrants  for  shares  of common  stock in excess of that  number of shares of common stock that,  upon giving effect to such  conversion or exercise,  would cause the  aggregate  number of shares of common stock beneficially owned by Halifax or Palladin, as the case may be, and its affiliates to equal 9.99% of the  outstanding  shares of our common stock following such conversion or exercise.  Therefore, both
            Halifax and Palladin disclaim beneficial  ownership of any shares of common stock in excess of such amount.

            In the event that the  conversion  price  falls  below $0.65 and the debentures  have not been  redeemed  by us,  the number of shares of common stock issuable upon full  conversion of the debentures  would be as follows at the common stock prices indicated:

                   COMMON STOCK PRICE       NUMBER OF SHARES ISSUABLE UPON CONVERSION
                   ------------------       -----------------------------------------

                         $0.65                          3,076,923

                         $0.4875                        4,102,564

                         $0.325                         6,153,846

                         $0.1625                       12,307,692

            The Palladin Group, L.P. shares with Halifax and Palladin voting and investment  control of the shares being  registered  for Halifax and

                                       57

            Palladin.  Jeffrey Devers is the managing member of Palladin Capital
            Management, L.L.C., the general partner of The Palladin Group, L.P.

            Halifax and Palladin have each represented to us that it did or will acquire the  securities  listed  opposite  its name in the  ordinary course  of  business  and that it does not  have any  agreements  or
            understandings,   directly  or   indirectly,   with  any  person  to
            distribute those securities.

            In connection with the foregoing  private placement with Halifax and
            Palladin,  we were  obligated  to  register  for  resale  the shares underlying  the  debentures and warrants no later than July 2, 2002.
            Due to the  change  in  our  accountants  from  Arthur  Andersen  to
            Deloitte  &  Touche,  we were  unable  to file on time our 2002 Form
            10-K,  rendering us ineligible to register the shares underlying the debentures  and  warrants  on the  initially  filed  Form S-3.  As a result,  the shares were not timely  registered,  subjecting us to a liquidated  damages  provision until the shares are  registered.  In exchange for the  cancellation of our obligation to remit payment to
            Halifax and  Palladin for this  registration  default to and through
            February 27, 2003, we have issued  502,346 shares and 167,448 shares to Halifax and Palladin, respectively, which are being re-offered as part of this prospectus.

(2)         Includes (a) 502,346 shares and 167,448 shares issued to Halifax and
            Palladin,  respectively,  in exchange  for the  cancellation  of our
            obligation   to  remit   payment  to  Halifax  and  Palladin  for  a
            registration  default,  (b)  1,744,186  shares  and  581,395  shares issuable to Halifax and Palladin,  respectively,  upon conversion of the debentures in full,  assuming a conversion  price of $0.86,  (c)
            202,500  shares and 67,500 shares  issuable to Halifax and Palladin, respectively,  upon  exercise of the warrants in full and (d) 32,328
            shares  and  10,776   shares   issuable  to  Halifax  and  Palladin,
            respectively, for the payment of interest on the debentures for each of the three month periods  ending March 31, 2003 and June 30, 2003, respectively.

(3)         Includes  2,325,581  additional  shares  that would be  issuable  to
            Halifax and  Palladin  upon  conversion  in full of the  debentures, assuming a conversion price of $0.43.

(4)         In  connection   with  a  Contract  of   Engagement   with  Cardinal
            Securities,  L.L.C.  dated as of February  14,  2002,  Cardinal  was issued  warrants to purchase  75,000  shares of our common stock for
            general  financial   advisory  services  rendered  relating  to  the
            consummation of the Subordinated Secured Convertible  Debentures and
            Warrants  Purchase  Agreement with Halifax and Palladin.  On January
            24,  2003,  the  warrants  were  assigned  to  Portside  Growth  and
            Opportunity Fund.

(5)         In connection with a Financial  Consulting Agreement dated April 15,
            2002, we issued a warrant to Lighthouse  Capital Ltd. to purchase an
            aggregate  of  15,000   shares  of  our  common  stock  for  certain
            consulting  services.  The warrants are  exercisable  in full at any time prior to termination at a price of $.98 per share.

                                       58

(6)         On April 18, 2000, Cisco Systems,  Inc.  purchased 100,000 shares of
            Series A preferred  stock of  eDeploy.com,  Inc.,  our wholly  owned subsidiary.  On November 2, 2001, we exchanged  the preferred  stock held by Cisco for 1,021,382 shares of our common stock pursuant to a stock purchase agreement.  We have also entered into a non-exclusive agreement  with Cisco  pursuant  to which we have  agreed to provide implementation services to customers of Cisco.

            Our  registration of the shares included in this prospectus does not necessarily mean that each of the selling  stockholders  will opt to sell any of the shares offered  hereby.  The shares  covered by this  prospectus may be sold from time to time by the selling stockholders so long as this prospectus remains in effect.

                                       59

                              PLAN OF DISTRIBUTION

            The selling  stockholders,  or their  respective  pledgees,  donees, transferees or other  successors in interest,  may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the  securities  are  listed,  in  the  over-the-counter  market,  in  privately negotiated  transactions or otherwise,  at fixed prices that may be changed,  at market prices  prevailing  at the time of sale, at prices  related to prevailing market prices or at prices otherwise  negotiated.  The selling  stockholders may sell the securities by one or more of the following methods:

            o    block  trades in which the  broker  or dealer so  engaged  will attempt to sell the  securities  as agent but may  position and resell a portion of the block as  principal to  facilitate  the transaction;

            o    purchases by a broker or dealer as principal  and resale by the broker or dealer for its own account;

            o    ordinary  brokerage  transactions and transactions in which the broker solicits purchases;

            o    privately negotiated transactions;

            o    short sales;

            o    through option or derivatives transactions; and

            o    any combination of any of these methods of sale.

            The selling  stockholders  may engage  brokers and dealers,  and any brokers or dealers may arrange for other  brokers or dealers to  participate  in effecting sales of the securities.  These brokers,  dealers or underwriters  may act as principals,  or as an agent of a selling stockholder.  Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a  stipulated  price  per  security.  If the  broker-dealer  is  unable  to sell securities  acting  as agent  for a  selling  stockholder,  it may  purchase  as principal any unsold  securities at the  stipulated  price.  Broker-dealers  who acquire  securities as principals may thereafter resell the securities from time to time in transactions on any stock exchange or automated interdealer quotation system on which the  securities  are then  listed,  at prices  and on terms then prevailing at the time of sale,  at prices  related to the  then-current  market price or in negotiated  transactions.  Broker-dealers may use block transactions and sales to and through  broker-dealers,  including  transactions of the nature described  above.  The selling  stockholders  may also sell the securities  that qualify  in  accordance  with Rule 144 under the  Securities  Act,  rather  than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

            To the extent  required  under the  Securities  Act,  the  aggregate amount of selling  stockholders'  securities  being offered and the terms of the offering,  the names of any  agents,  brokers,  or  dealers  and any  applicable commission  with  respect  to a  particular  offer  will  be  set  forth  in  an accompanying prospectus supplement. Any dealers, brokers or agents participating

                                       60

in the  distribution  of the securities may receive  compensation in the form of
underwriting  discounts,  concessions,   commissions  or  fees  from  a  selling
stockholder and/or purchasers of selling stockholders' securities, for whom they may act (which compensation as to a particular  broker-dealer might be in excess of customary commissions).

            The selling  stockholders  and any  brokers,  dealers or agents that participate  in  the  distribution  of  the  securities  may  be  deemed  to  be
"underwriters"  within the meaning of the  Securities  Act,  and any  discounts, concessions,  commissions  or fees received by them and any profit on the resale of the securities  sold by them may be deemed to be  underwriting  discounts and commissions.

            A selling  stockholder  may enter  into  hedging  transactions  with broker-dealers  and  the  broker-dealers  may  engage  in  short  sales  of  the securities in the course of hedging the positions  they assume with that selling stockholder,  including, without limitation, in connection with distributions of the securities by those broker-dealers.

            The selling stockholders and other persons participating in the sale or distribution  of the securities  will be subject to applicable  provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation
M. Subject to certain  exceptions,  Rule 102 of Regulation M restricts a selling
stockholder   engaged  in  the  distribution  of  an  issuer's  securities  from
simultaneously   buying  those  securities  during  a  "restricted  period."  In determining  whether a selling  stockholder  is  engaged in a  distribution  for purposes of Regulation M, each takedown off a shelf registration is individually examined to determine  whether such offering  constitutes a distribution  (i.e., whether it satisfies  the  "magnitude"  of the  offering  and  "special  selling efforts and selling methods"  criteria of a distribution).  Accordingly,  to the extent that a selling  stockholder sells securities  covered by the registration statement,  and such sales  constitute a distribution,  short selling,  covering shorts and failing to cover shorts after the registration  statement's effective date may be  constrained  by the  provisions  of Regulation M. The foregoing may affect the marketability of the common stock offered hereby.

            We have agreed to  indemnify  in certain  circumstances  the selling stockholders  against  certain  liabilities,  including  liabilities  under  the
Securities Act. The selling  stockholders have agreed to indemnify us in certain circumstances  against  certain  liabilities,  including  liabilities  under the
Securities Act.

                                       61

                DESCRIPTION OF OUR CAPITAL STOCK BEING REGISTERED

            As of March 10, 2003,  we were  authorized to issue up to 75,000,000 shares of common  stock,  par value  $0.001 per share.  As of that date,  we had
36,424,958 shares of common stock outstanding. The following is a summary of the material terms of our common stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in its entirety by reference to our  certificate of  incorporation,  as amended, and  bylaws,  as  amended.  We  encourage  you to read the  provisions  of these documents to the extent they relate to your individual  investment  strategy.  A copy of our certificate of incorporation,  as amended, is filed as an exhibit to our annual  report on Form 10-K for the year ended April 30, 1998. A copy of our bylaws, as amended, is filed as an exhibit to our annual report on Form 10-K for the year ended April 30, 1996.

COMMON STOCK

            Subject to preferences that may be applicable to any preferred stock outstanding at the time,  the holders of outstanding  shares of common stock are entitled to receive dividends out of assets legally  available  therefor at such time and in such  amounts  as the  Board of  Directors  may,  from time to time, determine in its sole  discretion.  Holders of common stock are also entitled to one vote for each share of common stock held of record on all matters  submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to redemption.  Upon our liquidation,  dissolution or winding
up,  the  assets  legally   available  for   distribution  to  stockholders  are
distributable  ratably  among  the  holders  of  the  common  stock  and  of any participating  preferred  stock  outstanding  at that time after  payment of the liquidation preferences,  if any, on all outstanding preferred stock and payment of creditors'  claims.  Each outstanding share of common stock is fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

DELAWARE LAW

            We are  subject to the  provisions  of Section  203 of the  Delaware
General   Corporation  Law,  as  amended,   which  restricts   certain  business
combinations  with interested  stockholders  even if such a combination would be beneficial  to all  stockholders.  In  general,  Section  203  would  require  a two-thirds vote of stockholders for any business  combination  (such as a merger or sale of all or substantially all of our assets) between us and an "interested
stockholder"   unless  such  transaction  is  approved  by  a  majority  of  the disinterested  directors or meets certain  other  requirements.  An  "interested stockholder" is a person who, together with affiliates and associates,  owns (or within three years,  did own) 15% or more of our voting stock.  These provisions could  deprive  stockholders  of an  opportunity  to receive a premium for their common  stock as part of a sale of us or may  otherwise  discourage  a potential acquiror from attempting to obtain control of us.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

            Various provisions contained in our certificate of incorporation, as amended, and our bylaws, as amended, could delay or discourage some transactions involving an actual or potential  change in control of us or our  management and

                                       62

may limit the ability of  stockholders  to remove current  management or approve transactions  that  stockholders  may deem to be in their best interests.  These provisions:

            o    authorize  our  Board of  Directors  to  establish  one or more series of preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance;

            o    prohibit cumulative voting in the election of directors.  Under cumulative voting, a minority  stockholder holding a sufficient percentage  of shares may be able to ensure the election of one or more directors;

            o    provide  that a  director  may be  removed  from  our  Board of
                 Directors only for cause;

            o    require  that any action  required or  permitted to be taken by our  stockholders  must be effected at a duly called  annual or special  meeting of  stockholders  and may not be  effected  by written consent;

            o    provide that special meetings of our stockholders may be called only by a majority of the Board of  Directors,  the Chairman of the Board of Directors, or our President;

            o    provide that the Board of Directors may amend bylaw  provisions relating to the size of the Board and the  election  and tenure of directors only by a vote of at least 66-2/3% of our Board of
                 Directors. These bylaw provisions may also be amended by a vote of  holders  of at  least  66-2/3%  of our  outstanding  voting shares;

            o    provide   that   certain   anti-takeover   provisions   of  our
                 certificate of  incorporation  may be amended only by a vote of holders of at least  66-2/3% of our  outstanding  voting shares unless the proposed amendment has been approved by a vote of at least 66-2/3% of our Board of Directors.  In that case,  only a vote of a majority  of the  holders of our  outstanding  voting shares is required;

            o    allow our directors, not our stockholders, to fill vacancies on our Board of Directors;

            o    provide that the authorized  number of directors may be changed only by resolution of the Board of Directors; and

            o    provide that none of our directors will be personally liable to us or any of our  stockholders  for monetary damages for breach of any fiduciary duty other than certain specified acts.

STOCKHOLDERS' RIGHTS AGREEMENT

            On January 30, 1998,  our Board of Directors  declared a dividend of one  preference  share right for each  outstanding  share of our common stock to stockholders  of  record as of and after  March 9,  1998  under a  stockholders'
rights agreement (commonly known as a "poison pill"). The rights are exercisable upon the earlier of 10 days after the public announcement that a person or group of persons  acting  together as an acquiring  person has acquired 15% or more of our common stock or 10 business days after the commencement or announcement of a tender offer that would result in beneficial ownership by an acquiring person of

                                       63

at least 15% of our common stock. We may redeem the rights at any time before an acquiring  person's  ownership of our common stock  exceeds 15%. The rights will expire on February 24, 2008 unless we extend the expiration date or we redeem or exchange the rights before the expiration date.

            Each right  entitles the holder,  upon payment of the exercise price of $40 per right, to purchase 1/100th of a share of preference stock. Each share of the  preference  stock will be  entitled  to  receive a minimum  preferential quarterly  dividend payment of $1 per share or 100 times the dividend payable to holders of shares of our common stock. In the event of liquidation,  the holders of the preference stock will be entitled to a preferential  liquidation  payment of $100 per share or 100 times the  payment  made for each  share of our  common stock.

            Our  Board  of   Directors   has  broad   authority   to  amend  the
stockholders'  rights agreement prior to the exercisability of the rights and to amend the agreement  after the rights are  exercisable  if the amendments do not adversely  affect the interests of rights  holders.  To date, the  stockholders'
rights  agreement has been amended once.  This occurred on April 3, 2002 when we amended the  agreement to exclude  Halifax Fund,  L.P. and Palladin  Opportunity
Fund, L.L.C. from the definition of an acquiring person.

            The rights have certain anti-takeover effects. The rights will cause substantial  dilution to a person or group that  attempts to acquire us on terms not  approved by our Board of  Directors,  except in an offer  conditioned  on a substantial  number of rights being  acquired.  The rights  should not interfere with any merger or business combination approved by the Board of Directors since we may redeem the rights prior to the  acquisition  of 15% or more of our common stock by a person or group.

NASDAQ SMALLCAP MARKET LISTING

            Our  common  stock has been  authorized  for  listing  on the Nasdaq
SmallCap Market under the trading symbol "DATC."

TRANSFER AGENT AND REGISTRAR

            The transfer agent and registrar for our common stock is Continental
Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

                                       64

                         SHARES ELIGIBLE FOR FUTURE SALE

            Sales of  substantial  amounts  of our  common  stock in the  public market, or the perception that such sales may occur,  could adversely affect the prevailing market price and impair our ability to raise capital in the future.

            As of March 10,  2003,  36,424,958  shares of our common  stock were issued and outstanding.  Approximately 36,161,402 of our outstanding shares will be  freely  tradable  without  restriction  or  further  registration  under the
Securities  Act after giving  effect to this  prospectus  or may be eligible for immediate sale pursuant to Rule 144 promulgated under the Securities Act.

            In  addition,   an  aggregate  of  4,651,162  shares  issuable  upon
conversion of debentures and 360,000  shares  issuable upon exercise of warrants are registered for resale under this prospectus.

            We have  granted,  as of March 10,  2003,  options  to  purchase  an aggregate of 2,423,123  shares of common stock under our 2000 Stock Option Plan.
All of the shares  underlying these options have previously been registered and, subject to the applicable vesting  requirements,  upon exercise of these options the underlying shares may be resold into the public market.

            In general,  under Rule 144 as currently in effect, a person who has beneficially owned restricted securities for at least one year would be entitled to sell  within any  three-month  period a number of shares that does not exceed the greater of the following:

            o    one  percent  of the  number of shares  of  common  stock  then outstanding, or

            o    the average  weekly  trading  volume of the common stock during the four calendar weeks preceding the sale.

            Sales under Rule 144 are also subject to  requirements  with respect to  manner-of-sale  requirements,  notice  requirements  and the availability of current  public  information  about us. Under Rule  144(k),  a person who is not deemed to have been our affiliate at any time during the three months  preceding a sale,  and who has  beneficially  owned the shares  proposed to be sold for at least two years,  is entitled to sell his or her shares  without  complying with the manner-of-sale,  public information, volume limitation, or notice provisions of Rule 144.

            Rule 701, as currently in effect,  permits our employees,  officers,
directors,   and  consultants  who  purchased   shares  pursuant  to  a  written
compensatory  plan or contract to resell these shares in reliance upon Rule 144, but without  compliance  with the specific  restrictions  of Rule 144.  Rule 701 provides that  affiliates  may sell their Rule 701 shares under Rule 144 without complying with the holding period  requirement and that  non-affiliates may sell their shares in reliance on Rule 144 without  complying with the holding period, public information, volume limitation, or notice provisions of Rule 144.

                                       65

                                  LEGAL MATTERS

            The legality of the  securities  offered  hereby will be passed upon for us by Olshan  Grundman  Frome  Rosenzweig  &  Wolosky LLP, New York, New
York. Certain members of Olshan Grundman Frome Rosenzweig & Wolosky LLP hold shares of common stock.  Robert  Friedman,  one of our directors and a member of this firm, also holds options to purchase additional shares of our common stock.

                                     EXPERTS

            The financial statements included in this prospectus and the related financial  statement schedule included  elsewhere in the registration  statement have been audited by Deloitte & Touche LLP, independent  auditors, as stated
in their reports  appearing herein and elsewhere in the  registration  statement
(which  reports  express an  unqualified  opinion  and  include  an  explanatory paragraph  referring to the restatement and retroactive  application of a change in accounting principle), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                       66

                       WHERE YOU CAN FIND MORE INFORMATION

            We have  filed  with the SEC a  registration  statement  on Form S-1 under the  Securities  Act for the  common  stock  sold in this  offering.  This prospectus  constitutes a part of that registration  statement.  This prospectus does not contain all of the information set forth in the registration  statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. Accordingly, you should refer to the  registration  statement  and its exhibits for further  information with  respect to us and the shares  being sold in this  offering.  Copies of the registration  statement  and its  exhibits are on file at the offices of the SEC and on its Web site.

            You may  read and copy the  registration  statement,  including  the attached exhibits, and any report,  statements or other information that we file at the SEC's public reference  facilities located in Room 1024, Judiciary Plaza,
450  Fifth  Street,  N.W.,  Washington  D.C.  20549.  Please  call  the  SEC  at
1-800-SEC-0330 for further  information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's Web site at www.sec.gov.

            If you are a  stockholder,  you may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           Datatec Systems, Inc.
                           23 Madison Road
                           Fairfield, New Jersey 07004
                           Attn: Mr. Isaac Gaon
                           (973) 808-4000

            For further  information  about us and the shares being sold in this offering,  we  refer  you to the  registration  statement  and the  accompanying exhibits and schedules.  Statements contained in this prospectus  concerning any document  filed as an exhibit are not  necessarily  complete and we refer you to the copy of such document filed as an exhibit to the registration statement.

                                       67

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                     Page Number in this Report

Report of Independent Public Accountants                       F-1
Consolidated Balance Sheets
   April 30, 2001 (restated) and 2002                          F-2
Consolidated Statements of Operations
   Twelve Months Ended April 30, 2000 (restated),
   2001 (restated) and 2002                                    F-3
Consolidated Statements of Comprehensive Loss
   Twelve Months Ended April 30, 2000 (restated),
   2001 (restated) and 2002                                    F-4
Consolidated Statements of Changes in Shareholders'
   Equity April 30, 2000 (restated), 2001 (restated)           F-5
   and 2002
Consolidated Statements of Cash Flows
   Twelve Months Ended April 30, 2000 (restated),
   2001 (restated) and 2002                                    F-6
Notes to Consolidated Financial Statements                     F-7
Consolidated Balance Sheet (unaudited)
   January 31, 2003                                            F-30
Consolidated Statements of Operations (unaudited)
   Nine Months Ended January 31, 2002 (restated) and 2003      F-31
Consolidated Statements of Comprehensive Income (Loss)
   Nine Months Ended January 31, 2002 (restated) and 2003      F-32
Consolidated Statements of Cash Flows (unaudited)
   Nine Months Ended January 31, 2002 (restated) and 2003      F-33
Notes to Consolidated Financial Statements (unaudited)         F-34

                                       68

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Datatec Systems, Inc.
Fairfield, New Jersey

We have audited the accompanying consolidated balance sheets of Datatec Systems,
Inc.  (the  "Company")  as  of  April  30,  2002,  and  2001,  and  the  related
consolidated   statements  of  operations,   comprehensive   loss,   changes  in
stockholders'  equity  (deficit),  and cash flows for each of the three years in the period ended April 30, 2002. Our audits also include the financial statement schedule listed in the Index at Item 16(b)(1).  These  financial  statements and financial statement schedule are the responsibility of the Company's management.
Our  responsibility  is to express an opinion on these financial  statements and financial statement schedule based on our audits.

We conducted  our audits in  accordance  with the auditing  standards  generally accepted in the United States of America.  Those standards  require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis,  evidence  supporting  the amounts and  disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant  estimates  made by  management,  as well as evaluating  the overall
financial  statement  presentation.   We  believe  that  our  audits  provide  a
reasonable basis for our opinion.

In our opinion,  such consolidated  financial  statements present fairly, in all material  respects,  the financial  position of the Company as of April 30, 2002 and 2001,  and the results of its  operations and its cash flows for each of the three yeas in the period ended April 30, 2002,  in  conformity  with  accounting principles  generally  accepted in the United  States of America.  Also,  in our opinion,  such financial statement schedule,  when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 20, the  consolidated  financial  statements  for the years ended April 30, 2001 and 2000 have been restated.  As well, as discussed in Note
2, the consolidated  financial statements for the years ended April 30, 2002 and
2001 have been  retroactively  adjusted to reflect the impact of a change in the method of accounting for progress toward completion of contracts.

Deloitte & Touche LLP

New York, New York
October 2, 2002  (January 25, 2003 as to note 2)

                                      F-1

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                    For The Fiscal Year Ended
                                                           2001         2002
                                                     -------------------------
                                                       (AS RESTATED
ASSETS                                                  - SEE NOTE 20)
CURRENT ASSETS:
Cash and cash equivalents                                $    571    $     49
Receivables, net                                           17,898      21,802
  Inventory                                                 5,273       3,176
  Prepaid expenses and other current assets                   702         725
                                                         --------    --------
    TOTAL CURRENT ASSETS                                 $ 24,444    $ 25,752

  Property and equipment, net                            $  5,252    $  3,259
  Goodwill, net                                             2,665       2,665
  Other Assets                                              5,953       4,170
                                                         --------    --------

TOTAL ASSETS                                             $ 38,314    $ 35,846
                                                         ========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Short-term borrowings                                  $ 13,912    $ 17,464
  Current portion of long-term debt                           210          42
  Accounts payable                                          9,713       7,789
  Accrued expenses and other liabilits                      7,005       3,700
    TOTAL CURRENT LIABILITIES                            $ 30,840    $ 28,995
                                                         --------    --------

LONG-TERM DEBT:
  Due to related parties                                 $  1,414    $  1,414
  Other long-term debt                                         14           2
  Subordinated secured convertible debentures, net
  of unamortized discount of $543                            --         1,457
                                                         --------    --------
    TOTAL LONG-TERM DEBT                                 $  1,428    $  2,873
                                                         --------    --------

COMMITMENTS AND CONTINGENCIES

MINORITY INTEREST                                           9,675        --
                                                         --------    --------
STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred Stock, $.001 par value (authorized
  4,000,000 shares, none issued and
  outstanding as of April 30, 2001 and 2002)                 --          --
  Common stock, $.001 par value (authorized 75,000,000
  shares; issued and outstanding 35,591,000 shares
  and 35,838,000 shares as of April 30, 2002 and October
  31, 2002, respectively)                                      34          35
  Additional paid-in capital                               43,241      53,532
  Accumulated deficit                                     (46,551)    (49,239)
  Accumulated comprehensive loss                             (353)       (350)
                                                         --------    --------
    TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                 $ (3,629)   $  3,978
                                                         --------    --------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY (DEFICIT)   $ 38,314    $ 35,846
                                                         ========    ========

  The accompanying notes are an integral part of these consolidated statements

                                      F-2

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

                                                                   For the Fiscal Year Ended April 30,
                                                             2000                2001               2002
                                                             ----                ----               ----
                                                             AS RESTATED -   (AS RESTATED -
                                                              SEE NOTE 20)   SEE NOTE 20)
Revenue                                                      $     93,298    $     96,150    $     75,299
Cost of Revenue                                                    66,388          79,957          51,426
                                                             ------------    ------------    ------------

Gross Margin                                                       26,910          16,193          23,873
Selling, General and Administrative Expenses                       27,316          33,232          24,118
                                                             ------------    ------------    ------------

Operating loss                                                       (406)        (17,039)           (245)
Interest Expense                                                   (1,680)         (1,715)         (2,125)
                                                             ------------    ------------    ------------

Loss before Minority Interest                                      (2,086)        (18,754)         (2,370)
Minority Interest                                                    --              (682)           (318)
                                                             ============    ============    ============

NET LOSS                                                     $     (2,086)   $    (19,436)   $     (2,688)

NET LOSS PER SHARE - BASIC AND DILUTED                       $      (0.07)   $      (0.58)   $      (0.08)
                                                             ============    ============    ============

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT
SHARES - BASIC & DILUTED                                       31,541,000      33,608,000      35,162,000

  The accompanying notes are an integral part of these consolidated statements

                                      F-3

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
                                 (IN THOUSANDS)

                                              For the Fiscal Year Ended April 30,
                                           2000            2001                  2002
                                           ----            ----                  ----
                                        (AS RESTATED -  (AS RESTATED -
                                         SEE NOTE 20)    SEE NOTE 20)

Net Loss                                  $ (2,086)         $(19,436)         $ (2,688)

Other comprehensive income (loss) -
foreign currency translation adjustment   $     (5)         $     (5)         $      3
                                          --------          --------          --------

Comprehensive loss                        $ (2,091)         $(19,441)         $ (2,685)
                                          ========          ========          ========

 The accompanying notes are an integral part of these consolidated statements.

                                      F-4

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT PER SHARE)

                                                                                                                           Total
                                   Preferred Stock     Common Stock   Additional  Additional                               Stock-
                                   ---------------------------------   Paid-in     Paid-in                   Accumulated   holders'
                                                                       Capital     Capital     Accumulated  Comprehensive  Equity
                                   Shares   Amount   Shares   Amount  Preferred    Common        Deficit    Income (Loss) (Deficit)
                                   ------   ------   ------   ------  ---------    -------     -----------  ------------- --------

Balance at May 1, 1999 (as
restated  - see Note 20)               120    --    30,489      30       935       33,382       (24,769)        (343)       9,235

Exercise of warrants and options        --    --     2,263       2        --        7,543            --           --        7,545

Issuance of common stock under
Employee Stock Purchase Plan            --    --       188      --        --          409            --           --          409

Conversion of preferred stock
into common stock                     (120)   --       473       1      (935)         934            --           --           --

Net loss (as restated -
see Note 20)                            --    --        --      --        --           --        (1,924)          --       (1,924)

Effect of exchange rate changes         --    --        --      --        --           --            --           (5)          (5)
                                       ---   ---    ------    ----      ----      -------      --------        -----       ------

Balance at April 30, 2000 (as
restated - see Note 20)                 --    --    33,413      33        --       42,268       (26,693)        (348)      15,260

Exercise of warrants and options        --    --       106      --        --          325            --           --          325

Issuance of common stock under
Employee Stock Purchase Plan            --    --       235       1        --          648            --           --          649

Net loss (as restated -
see Note 20)                            --    --        --      --        --           --       (19,858)          --      (19,858)

Effect of exchange rate changes         --    --        --      --        --           --            --           (5)          (5)
                                       ---   ---    ------    ----      ----      -------      --------        -----       ------

Balance at April 30, 2001 (as
restated - see Note 20)                 --    --    33,754      34        --       43,241       (46,551)        (353)      (3,629)

Exercise of warrants and options        --    --       405      --        --           32            --           --           32

Issuance of common stock in
connection With eDeploy transaction     --    --     1,021       1        --        9,617            --           --        9,618

Issuance of warrants in connection
with Debenture Financing                --    --        --      --        --          412            --           --          412

Issuance of common stock under
Employee Stock Purchase Plan            --    --       411                --          230           --            --          230

Net loss                                --    --        --      --        --           --        (4,387)          --       (4,387)

Effect of exchange rate changes         --    --        --      --        --           --            --            3            3
                                       ---   ---    ------    ----      ----      -------      --------        -----       ------

Balance at April 30, 2002               --    --    35,591    $ 35        --      $53,532      $(50,938)       $(350)      $2,279
                                       ===   ===    ======    ====      ====      =======      ========        =====       ======

The accompanying notes are an integral part of these consolidated statements.

                                       F-5

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 For the Fiscal Year Ended April 30,
                                                                   2000             2001         2002
                                                                   ----             ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:                        (AS RESTATED -     (AS RESTATED -
                                                              SEE NOTE 20)       SEE NOTE 20)
Net Loss                                                        $ (2,086)            $(19,436)   $ (2,688)
Adjustments to reconcile net loss to net
cash used in operating activities --
Depreciation and amortization                                      3,528                5,316       4,274

Accretion of subsidiary preferred stock                             --                     82          38
Changes in operating assets and liabilites --
(Increase) decrease in receivables, net                             (965)               2,113      (3,904)
(Increase) decrease in inventory                                  (1,877)                (144)      2,097
Increase in prepaid expenses and other assets                        565                  468         491
Decrease in net assets from discontinued operations                  447                 --          --
(Increase (decrease) in accounts payble and accrued other
liabilities                                                       (1,023)               1,816      (5,229)
                                                                --------             --------    --------

Net cash used in operating activities                           $ (1,411)            $ (9,785)   $ (4,921)
                                                                --------             --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                               (2,256)              (2,406)       (195)
Investment in software development                                (3,091)              (2,371)       (817)
                                                                --------             --------    --------

Net cash used in investing activities                           $ (5,347)            $ (4,777)   $ (1,012)
                                                                --------             --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from short-term borrowings                              447                4,842       3,552
Net payment of indebtedness                                       (1,388)                (778)       (180)
Cost incurred in connection with issuance
of subordinated secured convertible debentures                      --                   --          (170)
Net proceeds from subordinated secured convertible debentures       --                   --         2,000
Net proceeds from stock issuances                                  7,954                  973         264
Net decrease due to conversion of preferred stock                   --                   --           (58)
Net increase (decrease) in due to related parties                   --                     24        --
Net proceeds from preferred stock offering of subsidiary           9,593                 --          --
                                                                --------             --------    --------

Net cash provided by financing activities                       $ 16,606             $  5,061    $  5,408
                                                                --------             --------    --------

Net effect of foreign currency translation adjustment           $     (5)            $     (5)   $      3
                                                                --------             --------    --------

Net (decrease) increase in cash and cash equivalents               9,843               (9,506)       (522)

CASH AND CASH EQUIVALENTS at beginning of year                       234               10,077         571
                                                                --------             --------    --------

CASH AND CASH EQUIVALENTS at end of year                        $ 10,077             $    571    $     49
                                                                ========             ========    ========

  The accompanying notes are an integral part of these consolidated statements.

                                      F-6

                     DATATEC SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

Datatec Systems, Inc. (the "Company"),  and its subsidiaries are in the business of providing  technology  deployment  services and licensing  software  tools to support  Technology  Providers  and  Enterprises  in the  delivery of complex IT solutions.

During the fiscal year ended April 30, 2000, the Company changed the name of its subsidiary CASI, Inc. to eDeploy.com  Inc.,  ("eDeploy.com").  During the fiscal year ended April 30, 2002 the Company integrated  eDeploy.com's  activities into
Datatec  Systems,  Inc.  These  activities  include  developing,  marketing  and managing the  licensing of software  tools to support  Technology  Providers and
Enterprises in the delivery of complex IT solutions. (See Note 9).

The net loss of $19,436 million  incurred during the fiscal year ended April 30,
2001  resulted in a strain on the Company's  cash  resources and the net loss of
$2,688  million for the fiscal  year ended April 30, 2002 added to this  strain.
Although the Company took dramatic  measures to cut costs, the Company's working capital line has been close to its maximum allowable levels and the average days outstanding  of its trade  payables  have  extended  beyond  normal credit terms granted by  vendors.  The loss for the  fiscal  year  ended  April 30,  2002 was substantially  less than the prior year's loss and the Company's  operating plan for the fiscal year ending April 30, 2003 projects profitable results.  However,
the  Company   continues  to  experience   tight  liquidity  and  extended  days
outstanding of its trade payables.  It is  aggressively  managing its cash as it works to return to profitability.  Furthermore,  IBM Credit Corp., the Company's
working  capital  lender,  has  notified it that it does not intend to renew its working  capital  line and term  loan  beyond  August 1, 2003 (see Note 6). As a result, the Company is actively seeking replacement financing.

Achievement  of its fiscal  2003  operating  plan  depends on the timing of work performed  by the  Company on existing  projects,  the ability of the Company to gain and perform  work on new  projects,  the ability of the Company to maintain positive  relations  with its key  vendors  and the  ability  of the  Company to
replace  its  current  working  capital   financing   line.   Multiple   project
cancellations, delays in the timing of work performed by the Company on existing projects, the inability of the Company to gain and perform work on new projects, or the inability of the Company to replace its current working capital financing line could have an adverse impact on the Company's  liquidity and on its ability to execute its operating plan.

The Company has taken action to ensure its  continuation  as a going concern.  A summary of recent events and the Company's completed or planned actions follow:

      Demand for the  Company's  services  has  increased  dramatically  and the backlog of contracted business as of August 31, 2002 was at a record $75.6 million.

      The Company  initiated  and  completed  substantial  cost saving  measures during the fiscal  years  ended April 30, 2001 and 2002 and now has a cost structure in line with its expected revenue.

                                      F-7

      As a result of the increase in demand for the  Company's  services and the cost reduction  measures  initiated  over the past two years,  the Company achieved  profitability  during  the  fourth  quarter  of fiscal  2002 and expects to maintain profitability throughout fiscal 2003.

      Management has been seeking to replace its working  capital line and raise additional capital to support its growth in business.  It is encouraged by the preliminary  response it has received from the financial community and it expects to raise the necessary financing.

BASIS OF PRESENTATION

The consolidated  financial  statements  include the accounts of the Company and
its  subsidiaries.   All  intercompany   accounts  and  transactions  have  been
eliminated.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally  accepted in the United States of America requires  management to make estimates  and  assumptions  that  affect  the  reported  amounts  of assets and liabilities  and disclosure of contingent  assets and liabilities at the date of the  financial  statements  and the  reported  amounts of revenues  and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

The  Company  generates  revenue  from:  (1)  providing  technology   deployment
services,  including  configuring  Internetworking and computing devices to meet the  specific  needs of its  customers,  integrating  these  devices  as well as operational and  application  software with a customer's  existing  hardware and software, and physically installing the technology on the customer's network and
(2) from licensing its software to third parties.

Services from  deployment  activities are performed  primarily  under  long-term contracts, but may be performed under short-term workorders or time and material
arrangements.   The  Company's  typical  long-term  contract  contains  multiple elements  designed to track the various services  required under the arrangement with the customer.  These  elements are used to identify  components of progress billings,  but are  combined  for  revenue  recognition  purposes.  The  Company recognizes revenue earned under long-term  contracts utilizing the percentage of completion  method of  accounting  by measuring  direct labor costs  incurred to total  estimated  labor costs.  Under the  percentage  of  completion  method of accounting,  revenue, costs and gross margin are recognized as work is performed based on the  relationship  between  direct labor  incurred and total  estimated labor.

Contracts are reviewed at least quarterly and, if necessary,  revenue, costs and gross  margin are  adjusted  prospectively  for  revisions  in  estimated  total contract  value  and  total  estimated  contract  costs.  Estimated  losses  are recognized when identified.

Payment  milestones  differ  according  to the  customer  and  the  type of work performed.  Generally,  the Company invoices customers and payments are received throughout  the  deployment  process and, in certain  cases,  in advance of work performed if a  substantial  amount of up front costs are  required.  In certain cases  payments  are  received  from  customers  after  the  completion  of site installation.  However,  revenue  and costs  are only  recognized  on  long-term contracts to the extent of the  contracts'  percentage of  completion.  Unbilled

                                      F-8

revenue,  which is classified as a current asset,  is recorded for the amount of revenue earned in excess of billings to customers.  Deferred revenue is recorded as a current  liability for the amount of billings in excess of revenue  earned.
Costs incurred in excess of percentage of completion are deferred and classified as a current asset, while accrued costs are classified as current liabilities.

Revenue earned under short-term workorders and time and material arrangements is recognized  as the work is  completed.  Billings  under these  arrangements  are typically done when the work is completed.

Revenue from software  licensing  arrangements  is recognized in accordance with
Statement  of  Position  ("SOP")  No.  97-2,  as  amended,   "Software   Revenue
Recognition". Revenue from license fees is recognized when an agreement has been signed,  delivery of the product has occurred,  the fee is fixed or determinable and collectibility is probable. Revenue is deferred if the criteria are not met.
If the fee due from  the  customer  is not  fixed or  determinable,  revenue  is recognized  as  payments  become due from the  customer.  If  collectibility  is reasonably assured, revenue is recognized when the fee is collected. Maintenance revenue, if applicable, is negotiated separately and the contract identifies the specific  charges  related to this service.  This revenue is recognized  ratably over the contract  maintenance period. The Company also recognizes revenue as an
Application Service Provider ("ASP").  Under this scenario, the Company does not license the software,  but provides  access to the software  through its hosting activities. For this access, the Company bills its customers and recognizes this revenue over the period of access.

CASH AND CASH EQUIVALENTS

The Company  considers  cash  equivalents  to be all highly  liquid  investments purchased with an original maturity of three months or less.

INVENTORY

Inventory,  which is comprised of parts and materials to be installed as part of the  Companys  deployment  services,  is stated at the lower of average  cost or market. The Company has written down the inventory for the years ended April 30,
2001 and 2002 of  $560,000  and  $1,189,000  respectively  to reflect  estimated market value.

PROPERTY AND EQUIPMENT, NET

Property and equipment are stated at cost,  less  accumulated  depreciation  and amortization. Depreciation and amortization are computed using the straight-line method over the  estimated  useful  lives or lease  terms of the related  assets whichever is shorter.

CAPITALIZED SOFTWARE DEVELOPMENT COSTS

The Company  capitalizes  certain  computer  software costs,  including  product
enhancements,   after  technological   feasibility  has  been  established,   in
accordance  with Statement of Financial  Accounting  Standards  ("SFAS") No. 86,
"Accounting for the Costs of Computer  Software to be Sold,  Leased or Otherwise
Marketed." These costs are amortized using the greater of the ratio that current gross revenue for a product bears to the total of current and anticipated future gross  revenues  for  the  product,  or a  maximum  of  three  years  using  the straight-line  method  beginning  when the  products are  available  for general release to customers. Approximately $3,459,000 and $2,208,000 of net capitalized

                                      F-9

software  costs are  included in other Assets in the  accompanying  consolidated financial statements as of April 30, 2001 and 2002, respectively.  (See Note 6).
Amortization expense of capitalized software costs for the years ended April 30,
2000, 2001 and 2002 was $577,000, $1,544,000 and $1,722,000,  respectively,  and is included in project costs. Costs incurred prior to technological  feasibility have been charged to general and administrative expense as incurred.

LONG-LIVED ASSETS

SFAS No. 121,  "Accounting  for the Impairment of Long-Lived  Assets"  requires, among other  things,  that an entity  review its  long-lived  assets and certain related  intangibles for impairment  whenever changes in circumstances  indicate that the carrying amount of an asset may not be fully recoverable. The amount of impairment  of goodwill  would be  determined  as part of the  long-lived  asset grouping being  evaluated.  Impairment  losses are recognized  when a long-lived asset's carrying amount may not be recoverable. Impairment losses are recognized when a long-lived  asset's  carrying  value  exceeds the  expected  undiscounted future cash flows related to that asset.  The amount of the  impairment  loss is the  difference  between the  carrying  value and the fair  market  value of the asset.  The fair market value of the asset is determined  based upon  discounted cash flows. Due to the losses incurred for the fiscal years ended April 30, 2001 and 2002, the Company has assessed its long-lived  assets for impairment.  Based on estimated  undiscounted future cash flows, the Company believes that there is no impairment of its long-lived assets as of April 30, 2002.

RESTRICTED CASH

At April 30, 2001, the Company has approximately  $132,000 in restricted cash in the form of  certificates  of deposit that served as  collateral  for letters of credit issued as security  deposits for certain property  leases.  These amounts are included in other assets.

INCOME TAXES

The  Company  accounts  for  income  taxes  in  accordance  with  SFAS  No.  109
"Accounting for Income Taxes". Certain transactions are recorded in the accounts in a period  different  from that in which these  transactions  are reported for income tax purposes.  Deferred tax assets and liabilities are recognized for the future tax  consequences  attributable  to  differences  between  the  financial statement  carrying  amounts  of  existing  assets  and  liabilities  and  their respective tax bases and the tax effect of net operating loss carry-forwards.  A valuation allowance is recorded against deferred tax assets if it is more likely than not that such assets will not be realized.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value of cash and cash equivalents,  accounts receivable,  accounts payable,  deferred income and the current portion of long-term debt  approximate fair value due to the short maturities of such  instruments.  The carrying value of the long-term debt obligations  approximate fair value based on current rates offered to the Company for debt with similar collateral and guarantees,  if any, and maturities.

FOREIGN CURRENCY TRANSLATION

The  local  currency  of the  Company's  foreign  subsidiary  is its  functional currency.  Assets  and  liabilities  of the  Company's  foreign  subsidiary  are translated  into  U.S.  dollars  at the  current  exchange  rate.  Statement  of operations  accounts are  translated at the average rate of exchange  prevailing

                                      F-10

during  the year.  Translation  adjustments  arising  from the use of  differing
exchange   rates  from  period  to  period  are  a  component   of   accumulated
comprehensive loss included in stockholders' equity.

STOCK BASED COMPENSATION

SFAS No. 123,  "Accounting for Stock-Based  Compensation"  ("SFAS 123") requires that an entity account for employee stock-based  compensation under a fair value based  method.  However,  SFAS 123 also  allows an entity to continue to measure compensation cost for employee stock-based  compensation  arrangements using the intrinsic  value based method of accounting  prescribed by Accounting  Principle
Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". The
Company  continues to account for employee  stock-based  compensation  using the intrinsic  value based method and is required to make pro forma  disclosures  of net  income  (loss) and  related  per share  amounts as if the fair value  based method of accounting under SFAS 123 had been applied (see Note 14).

INTERNAL USE SOFTWARE

In accordance with SOP No. 98-1,  "Accounting for the Costs of Computer Software
Developed or Obtained for Internal Use," the Company  capitalizes  certain costs of computer  software  developed or obtained for internal use.  During the years ended April 30, 2001 and 2002, exclusive of amounts reclassified to Internal Use
Software from  Property and  Equipment,  approximately  $893,000 and $357,000 of costs were  capitalized  and are  included in other  assets in the  accompanying consolidated  balance sheets.  These costs relate to the design and installation of internal  use  software  developed  for the  Company's  job costing and other systems  and  will  be  amortized  over a  period  not to  exceed  three  years.
Approximately  $351,000,  $733,000  and  $770,000  of  amortization  expense was incurred during the years ended April 30, 2000, 2001 and 2002,  respectively and is included  in general,  administrative  and selling  expense.  The Company has expensed costs incurred during the preliminary and post implementation phases in the periods in which these costs were incurred.

COMPREHENSIVE LOSS

SFAS  No.  130  "Reporting  Comprehensive  Income",  establishes  standards  for reporting and displaying of  comprehensive  income and its components  (revenue, expenses,  gains  and  losses)  in  a  full  set  of  general-purpose  financial statements.  The  components of other  comprehensive  loss consist  primarily of foreign currency translation adjustments.

RECENT ACCOUNTING PRONOUNCEMENTS

On June 30, 2001,  the Financial  Accounting  Standards  Board  ("FASB")  issued
Statements  of  Financial   Accounting  Standards  ("SFAS")  No.  141  "Business
Combinations" and SFAS 142 "Goodwill and Other Intangible Assets,"  collectively
"the Standards". The Standards require all business combinations initiated after
June 30, 2001 to be accounted for using the purchase method of accounting,  that
goodwill  is  no  longer  subject  to   amortization   but  rather  be  reviewed
periodically  for impairment and that other  identifiable  intangibles are to be separated  and those with finite  lives be amortized  over their  useful  lives.
Goodwill and  intangible  assets with  indefinite  lives must be assessed once a year for impairment,  and more frequently if  circumstances  indicate a possible impairment.  The first step of the  two-step  impairment  assessment  identifies potential  impairment  and compares the fair value of the  applicable  reporting unit with its  carrying  amount,  including  goodwill.  If the fair value of the reporting unit exceeds its carrying value, goodwill of the reporting unit is not

                                      F-11

considered  impaired,  and  the  second  step  of  the  impairment  test  is not necessary.  If the carrying  value of the reporting unit exceeds its fair value, the second step of the impairment  test shall be performed to measure the amount of impairment  loss, if any. The Company was required to adopt these  provisions on May 1, 2002;  however, it elected to early adopt the Standards on May 1, 2001 as  permitted  and  evaluated  the  carrying  value of its  Goodwill  and  other intangible assets. Based on its evaluation, the Company determined that there is no impairment to its Goodwill and other intangible assets. Subsequent impairment tests will be  performed,  at a minimum,  in the fourth  quarter of each  fiscal year, in conjunction with the Company's annual planning process.

The Company has adopted SFAS No. 142 effective  May 1, 2001.  Under SFAS No. 142 goodwill is no longer amortized. Amortization expense of goodwill for the fiscal years ended April 30, 2000, 2001 and 2002 was $0.4 million,  $0.4 million and $0 respectively.  Amortization  expense  of  internal  use  software  and  software development  for the fiscal years ended April 30,  2000,  2001 and 2002 was $0.8 million,  $2.4 million and $2.1 million,  respectively.  For fiscal years ending
April 30, 2003,  2004 and 2005 and 2006, the  amortization  expense  relating to these defined intangibles will be approximately $2.1 million, $1.0 million, $0.4 million and $0.1 million,  respectively.  The effect of the adoption of SFAS No.
142 as of May 1, 2001 and April 30, 2002 is summarized  in the  following  table
(in thousands):

                                     May 1, 2001                April 30, 2002
                              -------------------------  ---------------------------
                                 Gross                      Gross
                               Carrying    Accumulated     Carrying      Accumulated
                                Amount    Amortization      Amount      Amortization

Goodwill                      $ 4,370        $(1,705)       $ 4,370         $(1,705)
Internal Use Software           2,862         (1,160)         3,626          (2,166)
Software Development            5,832         (2,373)         6,303          (4,095)

As  required  by SFAS No.  142 the  results  for the  prior  year  have not been restated to reflect the impact of adopting SFAS No. 142. A reconciliation of net income as if SFAS No. 142 had been adopted is presented below for the year ended
April 30, 2001:

                                      F-12

                                                        For The Fiscal Year Ended
                                                             April 30, 2001
                                                        -------------------------
Reported net loss                                           ($19,436)
Add back:  Goodwill amortization                                 437
                                                            --------
     Adjusted net loss                                      ($18,999)
                                                            ========
Net loss per share - Basic and Diluted
     Reported net loss:                                     $  (0.59)
     Adjusted net loss:                                     $  (0.58)

In June 2001,  the FASB issued SFAS No. 143,  "Accounting  for Asset  Retirement
Obligations", which addresses financial accounting and reporting for obligations associated with the retirement of tangible  long-lived assets and the associated retirement costs. SFAS No. 143 applies to legal obligations  associated with the retirement of long-lived assets that result from the acquisition,  construction, development  and normal  operation  of  long-lived  assets,  except for  certain obligations  of lessees.  The  provisions  of this  Statement are required to be applied  starting  with fiscal  years  beginning  after June 15,  2001.  Earlier application is encouraged. The Company is currently evaluating the impact of the new accounting  standard and plans to adopt the new  accounting  standard in its financial statements for the fiscal year ending April 30, 2003.

In August 2001, the FASB issued SFAS No. 144,  "Accounting for the Impairment or
Disposal of Long-Lived Assets".  SFAS No. 144 addresses financial accounting and reporting  for the  impairment or disposal of  long-lived  assets.  SFAS No. 144 supercedes FASB Statement No. 121,  "Accounting for the Impairment of Long-Lived
Assets  and  Long-Lived  Assets  to be  Disposed  of",  and the  accounting  and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations
-  Reporting  the  Effects  of  Disposal  of  a  Segment  of  a  Business,   and
Extraordinary,  Unusual and Infrequently Occurring Events and Transactions", for
the disposal of a segment of a business.  This Statement also amends ARB No. 51,
"Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary.  The provisions of this Statement are required to be applied  starting with fiscal years  beginning after December 15, 2001.  The Company is currently  evaluating the impact of the new accounting standard on existing long-lived assets and plans to adopt the new accounting standard in its financial statements for the fiscal year ending April
30, 2003.

In April 2002, the FASB issued SFAS No. 145,  "Rescission of FASB Statements No.
4, 44 and 64,  Amendment of FASB  Statement No. 13, and Technical  Corrections."
This  Statement  eliminates  the  automatic  classification  of  gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of
APB No. 30 This Statement also requires  sales-leaseback  accounting for certain
lease   modifications   that  have   economic   effects   that  are  similar  to
sales-leaseback  transactions,  and makes various other technical corrections to existing  pronouncements.  This  Statement will be effective for the Company for the fiscal year  ending  April 30,  2004.  The  Company  does not  believe  that adoption of this Statement will have a material effect on the Company's  results of operations or financial position.

In July 2002,  the FASB issued SFAS No. 146,  "Accounting  for Costs  Associated with Exit or Disposal  Activities." SFAS No. 146 will supersede  Emerging Issues
Task  Force  Issue  No.  94-3,  "Liability   Recognition  for  Certain  Employee
Termination  Benefits  and Other  Costs to Exit an Activity  (including  Certain
Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal  plan be recognized  when  incurred  rather than at the

                                      F-13

date of a commitment to an exit or disposal plan.  SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In  December  2002 the FASB  issued  FAS No.  148,  Accounting  for  Stock-Based
Compensation- Transition and Disclosure.  FAS 148 amends FAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary  change to the fair value based method of accounting  for  stock-based employee compensation.  In addition, FAS 148 amends the disclosure  requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee  compensation and the effect of the method used on reported results. The provisions of FAS 148 are  effective  for financial  statements  for fiscal years and interim  periods ending after December 15, 2002.  The disclosure  provisions of FAS 148 have been adopted by the  company.  FAS 148 did not  require  the Company to change to the fair value based method of accounting for stock based compensation.

SEGMENT REPORTING

The Company operates its business as one segment,  therefore segment information is not presented.

(2) CHANGE IN ACCOUNTING

At the start of fiscal  2003,  the  Company  changed  its  method of  estimating progress  toward  completion of its contracts.  Under its previous  method,  the percentage of direct labor incurred to date to total  estimated  direct labor to be incurred  on a project  was used to  determine  a  contract's  percentage  of completion,  while under the new method,  the percentage of total costs incurred to  date to  total  estimated  costs  to be  incurred  on a  project  is used to determine a contract's percentage of completion.  The change was made to reflect the impact of  non-labor  charges and to more  accurately  measure a  contract's progress  towards  completion.  In accordance with Accounting  Principles  Board
Opinion No. 20, "Accounting  Changes," paragraph 27, the financial statements of prior  periods  have been  adjusted to apply the new method  retroactively.  The effects of the accounting change applied retroactively to the Company's restated
results (see Note 20) are shown below:

The balance of accumulated  deficit has been adjusted for the effect of applying retroactively the new method of accounting, as follows (in thousands):

                                             For the Year Ended April 30,
                                                       (in thousands)
                            2000                         2001                         2002
                  -------------------------------------------------------------------------------------
                      As                           As                            As
                    Restated     As Retro-      Restated       As Retro-      Restated       As Retro-
                    (see Note    actively       (see Note      actively       (See Note      actively
                      20)        Adjusted          20)         Adjusted           20)        Adjusted
                  -------------------------------------------------------------------------------------

Net Loss            ($1,924)      ($2,086)       ($19,858)     ($19,436)       ($4,387)      ($2,688)

Net Loss
Per Share-
Basic               ($0.06)       ($0.07)        ($0.59)         ($0.58)        ($0.12)       ($0.08)

Net Loss
Per Share-
Diluted             ($0.06)       ($0.07)        ($0.59)         ($0.58)        ($0.12)       ($0.08)

                                                            As of April 30,
                                                    2000        2001       2002
                                                 ---------------------------------
Accumulated deficit, as previously reported      ($26,693)   ($46,551)   ($50,938)
Accumulated deficit, as retroactively adjusted   ($27,115)   ($46,551)   ($49,239)

(3) NET LOSS PER SHARE:

SFAS No. 128,  "Earnings Per Share" requires the  presentation of basic earnings per share ("Basic EPS") and diluted  earnings per share ("Diluted  EPS").  Basic
EPS is calculated by dividing income or loss  applicable to common  stockholders by the weighted average number of shares of common stock outstanding  during the

                                      F-14

period.  Diluted  EPS is  calculated  by  dividing  income  available  to common stockholders by the weighted  average number of common and potentially  dilutive common shares  outstanding  during the period.

In accordance with SFAS No. 128, the following table reconciles net loss and per share amounts used to calculate basic and diluted earnings per share:

                            For the Years Ended April 30,
                                 (in thousands)
                          ---------------------------------
                            2000        2001         2002
                            ----        ----         ----

Numerator:
Net loss                  $(2,086)   $(19,436)   $ (2,688)
                          -------    --------    --------
Denominator:
Weighted average Common
Shares outstanding
- Basic and Diluted        31,541      33,608      35,162
                          -------    --------    --------

  Net loss per share      $ (0.07)   $  (0.58)   $  (0.08)
                          -------    --------    --------

Outstanding  options and warrants totaling  4,141,238,  5,335,991 and 5,163,672, for the fiscal years ended April 30, 2000, 2001 and 2002 respectively, have been excluded from the  computation of diluted EPS as their inclusion would have been anti-dilutive.

(4) RECEIVABLES:

Accounts  receivable  are comprised of amounts due from  customers in connection with services provided by the Company in its normal course of business.  Amounts
billed  are  shown  separately  from  unbilled  amounts   determined  under  the
percentage of completion  method of  accounting.  Average days  outstanding  for billed  accounts  receivable at April 30, 2002 was 76 days,  whereas the average days  outstanding  for the year ended  April 30,  2001 was 67 days.  Receivables consist of the following (in thousands):

                                               As of April 30,
                                            --------------------
                                              2001       2002
                                            --------    --------
Billed accounts receivable                  $ 15,544    $ 15,257
Costs and estimated earnings in excess of
   amounts billed under
   percentage of completion accounting         2,926       7,224
Allowance for doubtful accounts                 (572)       (679)
                                            --------    --------
           Receivables, net                 $ 17,898    $ 21,802
                                            ========    ========

(5) PROPERTY AND EQUIPMENT:

The following is a summary of property and equipment (in thousands):

                                      F-15

                                                               As of April 30,
                                                           -----------------------
                                                              2001         2002
                                                            -------      -------
      Equipment                                             $ 3,543      $ 3,706
      Computer equipment                                      8,064        7,724
      Furniture, fixtures and leasehold
      improvements                                            5,330        5,472
                                                            -------      -------
                                                             16,937       16,902
      Less -- Accumulated depreciation and
        amortization                                         11,685       13,643
                                                            -------      -------
      Property and equipment, net                           $ 5,252      $ 3,259
                                                            =======      =======

Depreciation and  amortization  expense for the years ended April 30, 2000, 2001 and 2002 amounted to $2.3 million, $2.5 million and $2.2 million, respectively.

The estimated useful lives of these assets are:
                                                     Expected Useful Lives
                                                     ---------------------
Equipment                                               2 to 5 years
Computer Equipment                                      3 to 5 years
Furniture, Fixtures and Leasehold Improvements          5 to 14 years

(6) OTHER ASSETS:

Other assets consist of the following (in thousands):
                                                            As of April 30,
                                                     ----------------------------
                                                       2001                 2002
                                                      ------               ------
      Internal use software                           $2,862               $3,626
      Less accumulated amortization                    1,160                2,166
                                                       -----                -----
        Net                                            1,702                1,460
                                                       -----                -----
      Software development                             5,832                6,303
      Less accumulated amortization,                   2,373                4,095
                                                       ------               ------
        Net                                            3,459                2,208
                                                       -----                -----
      Security deposits and other                        792                  502
                                                       -----                -----
        Total other assets                            $5,953               $4,170
                                                      ======               ======

Amortization  expense of internal use software and software  development for the years ended April 30, 2000, 2001 and 2002 amounted to $0.9 million, $2.3 million and $2.1 million, respectively.

(7) SHORT-TERM BORROWINGS:

In November  2000,  the Company  replaced its current  lender and entered into a credit line with IBM Credit Corporation.  Under the credit line, the Company has a revolving loan that provides for maximum  borrowings of  $16,000,000  that was increased from  $14,000,000 on July 25, 2001.  Availability  under the revolving loan  is  calculated  as the  sum of 85% of  eligible  accounts  receivable,  as defined, and 35% and 25% of cable and non-cable eligible inventory respectively, as  defined.  The amounts  outstanding  as of April 30, 2002 and 2001 were $14.5 million and $10.9  million,  respectively.  The amount of  additional  available borrowings,  as defined,  was $448,000 as of April 30, 2002.  The revolving loan accrues interest at the prime rate plus 4.25% and matures in November 2002, but, as described below, has been extended to no later than August 1, 2003.

The Company was not in compliance with one or more of the financial covenants of its credit facility as of the quarters ended January 31, 2001 and April 30, 2001 of fiscal 2001 and as of each  quarter end of fiscal  2002.  The Company and IBM
Credit Corporation  entered into an Acknowledgment,  Waiver and Amendment to the

                                      F-16

Inventory and Working Capital Financing Agreement as of the end of each quarter.
The following is a summary of the covenant  violations which have been waived by
IBM Credit Corporation for each quarter:

   PERIOD                COVENANT                    REQUIREMENT                     ACTUAL
   ------                --------                    -----------                     ------

Jan 31 2001         Net Profit to Revenue       Equal to or greater than 0.0%      Net loss

Apr 30 2001         Annual Revenue to           Greater than 0 and equal to        (25.5) to 1.0
                    Working Capital             or less than 25.0 to 1.0

Jul 31 2001         Annual Revenue to           Greater than 0 and equal to        (4.5) to 1.0
                    Working Capital             or less than 25.0 to 1.0

                    Net Profit to Revenue       Equal to or greater than 0.1%      (1.7)%

                    Tangible Net Worth          Equal to or greater than           $(1.1) million
                                                $2.5 million

Oct 31 2001         Annual Revenue to           Greater than 0 and equal to        (22.2) to 1.0
                    Working Capital             or less than 25.0 to 1.0

                    Net Profit to Revenue       Equal to or greater than 0.1%      (1.7)%

                    Tangible Net Worth          Equal to or greater than           $(3.8) million
                                                $2.5 million

Jan 31 2002         Net Profit to Revenue       Equal to or greater than 0.1%      (9.0)%

Apr 30 2002         Net Profit to Revenue       Equal to or greater than 0.1%      (10.7)%

                    Debt Service Ratio          Equal to or greater than           (2.5) to 1.0
                                                2.0 to 1.0

The Company has a $3,000,000 term loan with IBM Credit  Corporation  that is due in February  2003 but, as described  below,  has been  extended to no later than
August 1, 2003. The term loan accrues  interest at the prime rate plus 4.25% and is payable in monthly installments of principal and interest of $300,000.

The Company has been  notified  that IBM Credit  Corporation  does not intend to renew its working capital line and term loan beyond August 1, 2003. As a result, the Company is actively seeking replacement financing.

                                      F-17

(8)  ACCRUED AND OTHER LIABILITIES:

Accrued and other liabilities consist of (in thousands):
                                                               As of April 30,
                                                           ----------------------
                                                             2001           2002
                                                            ------         -----
Accrued payroll and related costs                           $3,290         $1,946
Taxes, interest and other                                    2,155          1,685

Accrued costs under percentage of completion                     0              0
Deferred revenue under percentage of completion              1,560             69
                                                            ------         ------
           Total accrued and other liabilities              $7,005         $3,700
                                                            ======         ======

(9) EDEPLOY.COM, INC.:

On  November 2, 2001 the Company  acquired 100,000  shares of Series A Preferred
Stock  of  eDeploy.com,   Inc.  (the  "Shares"),   a  wholly  owned   subsidiary
("eDeploy.com"),  held by Cisco Systems,  Inc.  ("Cisco") through an exchange of
1,021,382  shares of its common  stock.  Dividends  payable to Cisco  during the period it held the 100,000  shares of Series A Preferred  Stock of  eDeploy.com,
Inc.  are  included  in accrued  and other  liabilities  and  annual  dividends, recorded  prior to the  exchange,  are  reflected  as  minority  interest in the statements of operations.

(10) SUBORDINATED SECURED CONVERTIBLE DEBENTURES:

On April 3, 2002 the Company raised $2.0 million of financing (less  transaction costs of $0.170 million) to be used for working  capital  purposes by issuing an aggregate of $2.0 million principal amount of Subordinated  Secured  Convertible
Debentures  and  Warrants  to  purchase an  aggregate  of 270,000  shares of the
Company's  common stock at $1.416 per share.  The  debentures  mature on July 2,
2003 and bear interest at a rate of 5% per annum.  The interest is due quarterly on March 31, June 30, September 30, and December 31 of each year (with the first interest  payment due and payable on September  30, 2002) and is payable in cash or Common  Stock at the  Company's  option.  The Company  recorded a discount of
$582,000 in connection  with the issuance of the  Debentures.  The warrants have been valued at approximately $291,000,  based on the Black Scholes Pricing Model utilizing the following assumptions:  expected life of 5.0 years;  volatility of
119 percent;  risk free borrowing  rate of 4.405  percent.  This amount has been recorded as a discount against the debt and will be accreted as interest expense over the remaining  life of the debt. In addition,  in accordance  with Emerging
Issues  Task  Force  98-5,  an  embedded   beneficial   conversion   feature  of
approximately  $291,000 has been  recognized as additional  paid-in-capital  and will be accreted as additional  interest  expense over the remaining life of the debt.  Through April 30, 2002, $36,800 of the above discounts has been accreted.
The Debentures are secured by all assets of the Company, which security interest is junior to the security  interest  granted to the  Company's  existing  senior lender.

The holder of each Debenture is entitled,  at its option, to convert at any time the  principal  amount of the  Debenture or any portion  thereof,  together with accrued but unpaid  interest,  into shares of the  Company's  Common  Stock at a conversion  price for each share of common stock equal to the lower of (a) $1.16 or (b) 100% of the  average of the two lowest  closing  bid prices of the Common
Stock on the principal market during the twenty consecutive  trading days ending

                                      F-18

with the last trading day prior to the date of conversion.  The conversion price may not be less than the floor  price of $0.65 per  share,  except to the extent that the Company does not exercise its right to redeem the Debentures.

The agreement with the investors  contains a requirement for the Company to have effected the  registration of a sufficient  number of shares of its common stock by July 2, 2002 or incur penalties  equal to: (1) 2% of the product  obtained by multiplying the average closing sale price for the immediately  preceding 30 day period times the number of  registrable  securities  the  investor  holds or may acquire pursuant to conversion of the Convertible  Debenture and the exercise of
Warrants on the last day of the applicable 30 day period  (without giving effect to any  limitation  on conversion or exercise) and (2) 3% of the product for all continuing or subsequent registration defaults.

Although  the  Company  filed  the  required  registration  statement  with  the
Securities  and  Exchange  Commission  within the  required  time  period,  such registration  statement  has not yet been declared  effective  and as such,  the
Company is currently in default of its  Registration  Rights  Agreement with the
Debenture  holders  and is  incurring  the  penalties  described  herein.  As of
September  1, 2002  penalties  under  this  default  amounted  to  approximately
$125,500.  Pursuant to an agreement  dated  September 27, 2002,  the Company has agreed to issue an aggregate of 60,736  shares of Common Stock to the  investors in exchange  for the  cancellation  of  approximately  $48,600 of the  penalties incurred through September 1, 2002.

Also, the Debentures  contain a provision which reduces the conversion  price by five percent  (5%) if the  Company's  common  stock into which the  Debenture is converted is not listed on NASDAQ  National  Market or NASDAQ Smallcap Market on
the  conversion  date and will be reduced by an additional  five percent (5%) on such  date if the  Common  Stock  is also  not  listed  on the  Over-The-Counter
Bulletin Board (without,  in either such case,  regard to the Floor Price).  The conversion price is subject to further  reduction in the event the Company sells common stock below the applicable conversion price.

(11) STOCKHOLDERS' EQUITY:

PREFERRED STOCK

In May 1998,  the Company  issued 300 shares of Series E Cumulative  Convertible
Preferred  Stock.  At the same time the Company also issued warrants to purchase
165,000  shares of the  Company's  common  stock at $6.29 per share.  During the fiscal  years ended April 30, 1999 and 2000,  180 of the  preferred  shares were converted  into 718,860  shares of common  stock.  The remaining 120 shares were converted  into  473,124  shares of common  stock in fiscal year ended April 30,
2000.

WARRANTS

The following table is a summary and status of warrants issued by the Company:

                                      F-19

                                        Outstanding Warrants
                                 ---------------------------------
                                    Number        Weighted Average
                                 of Warrants       Exercise Price
                                 ---------------------------------

May 1, 1999                      1,587,500             $    5.20
Exercises                         (695,000)            $    4.97
Cancellations                     (202,500)            $    4.99
                                ----------             ---------

April 30, 2000                     690,000             $    5.50
Cancellations                      (90,000)            $    6.29
                                ----------             ---------

April 30, 2001                     600,000             $    5.38
Grants                             270,000             $   1.416
Cancellations                     (525,000)            $    5.25
                                ----------             ---------

April 30, 2002                     345,000             $    2.48
                                ==========             =========

                                                         Outstanding Warrants
                                                     ------------------------------
                                                        Weighted
                                                        Average            Weighted
    Range of           Number                        Contractual           Average
    Exercise             of          Warrants            Life              Exercise
    Prices            Warrants      Exercisable       (in years)             Price
    ------            --------      -----------       ----------             -----

     $1.416           270,000          270,000           4.93              $1.416
                      =======          =======           ====
      $6.29            75,000           75,000           1.00               $6.29
                       ======           ======           ====

(12) INCOME TAXES:

The following indicates the significant elements  contributing to the difference between the U.S. Federal statutory tax rate and the Company's effective tax rate for the years ending April 30,

                                                       For The Year Ended April 30,
                                                       ----------------------------
                                                         2000     2001     2002
                                                       --------------------------
US Federal Statutory tax rate
                                                        (34.0%)  (34.0%) (34.0%)
State and foreign income taxes
                                                         (6.0%)   (6.0%)  (6.0%)
Change in valuation allowance
  on deferred tax asset                                  40.0%    40.0%   40.0%
                                                         ----     ----     -----

Effective tax rate                                        --       --        --
                                                         ====     ====     =====

Deferred  income  taxes  result  primarily  from  temporary  differences  in the recognition  of expenses  for tax and  financial  reporting  purposes.  Deferred income taxes consisted of the following (in thousands):

                                           For the Year Ended April 30,
                                                2001       2002
                                             --------    ---------
          Deferred tax asset:
          Net operating loss carryforwards   $ 21,300    $ 21,343
          Allowance for doubtful accounts         228         272
          Inventory Reserve                       224         716
          Revenue recognition                   1,852         525
          Other                                   653         900
                                             --------    --------
          Total deferred tax asset             24,257      23,756
          Deferred tax liability:
               Depreciation                      (438)       (307)
                                             --------    --------
          Net deferred tax asset               23,819      23,449
          Valuation Allowance                 (23,819)    (23,449)

          Net deferred tax asset             $   --      $   --

                                      F-20

During fiscal 2001 and 2002,  the Company  determined  that it was not likely it would realize the benefits of net operating loss carryforwards, and as such, has provided  a  valuation  allowance.  As  of  April  30,  2002,  the  Company  has
approximately  $53,000,000  of  net  operating  loss  carryforwards,   of  which
approximately $10,000,000 is subject to separate return year limitations.  These net operating loss carryforwards begin to expire in 2009.

There are no undistributed earnings in the Company's foreign subsidiaries.

(13) DUE TO RELATED PARTY:

The Company owes a former executive officer $1,414,000. The original note, which bore an annual interest rate of 12.5%, was renegotiated on April 15, 2001. Under the new terms,  the  maturity  date was  extended to April 15,  2004,  principal payments are not due until  maturity,  the interest  rate was reset at 17.5% per annum and interest  payments are due monthly.  The note is  subordinated  to the working  capital line and term loan with IBM Credit  Corporation,  the Company's primary lender.

(14) INCENTIVE PLANS:

At April  30,  2002,  the  Company  had  several  stock-based  incentive  plans, including an employee  stock  purchase  plan,  which are  described  below.  The
Company applies APB Opinion No. 25 for its plans.  Accordingly,  no compensation cost has been  recognized  for the  stock-based  incentive  plans,  because  the exercise  price  equaled  the fair  value on the date of grant  for all  options granted.  Had  compensation  cost  for  the  Company's  stock-based  plans  been determined  at fair  value at the  grant  dates  for  awards  under  the  plans, consistent  with SFAS 123, the  Company's  net loss and net loss per share would have been, as follows:

                                             2000        2001           2002
                                          -------------------------------------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)

Net loss:
     As reported                          $  (2,492)   $(20,999)   $  (6,184)
     Pro Forma                            $  (2,086)   $(19,436)   $  (2,688)

Net loss per share - Basic and
     Diluted:
     As reported                          $   (0.08)   $  (0.62)   $   (0.18)
     Pro Forma                            $   (0.07)   $  (0.58)   $   (0.08)

                                      F-21

The per share  weighted-average fair value of stock options granted during 2000,
2001 and 2002 was  $2.63,  $2.45  and $0.60  respectively,  on the date of grant using the Black Scholes  option-pricing  model with the  following  assumptions:
expected life for options of 5 years for all periods, expected dividend yield 0%
in all periods,  average risk free interest  rate of 5.9% in 2000,  5.6% in 2001 and 4.4% in 2002 and average  annualized  volatility of 122% for 2000,  113% for
2001 and 113% for 2002.

COMMON STOCK OPTIONS

The 1990 Stock  Option Plan (the "1990  Plan")  provides for grants of 1,500,000 common stock options to employees, directors, and consultants to purchase common stock at a price at least equal to 100% of the fair market  value of such shares on the grant date. The exercise price of any options  granted to a person owning more  than  10% of the  combined  voting  power of all  classes  of stock of the
Company ("10% shareholder"),  shall be at least equal to 110% of the fair market value of the share on the grant date. The options are granted for no more than a
10-year term (5 years for 10% shareholders) and the vesting periods range from 2 to 4 years.  Options  granted  under this plan  during the years ended April 30,
2000 and 2001 were  47,750  and  15,300,  respectively.  There  were no  options
granted under this plan during the year ended April 30,  2002.   As of April 30,
2002, 50,731 shares remain reserved for future issuance under the 1990 Plan.

During January 1992, the Company granted options to purchase 1,386,742 shares of its common stock,  at an exercise  price of $.005 per share.  The options may be exercised at any time prior to January 1, 2002.  Options for 1,016,332 shares of common  stock have been  exercised  as of April 30,  2002.  In April  1993,  the
Company granted options,  which expire in April 2003, to a consultant/advisor to the Company to purchase  109,755  shares of common stock at an exercise price of
$.005 per share.  As of April 30,  2002,  all options to the  consultant/advisor have been exercised.

The 1993  Consultant  Stock Option Plan (the "1993 Plan") provides for grants of
30,000  shares of common stock to selected  persons who provide  consulting  and advisory  services  to the Company at a price at least equal to 100% of the fair market  value of such shares on the grant date,  as  determined  by the Board of
Directors.  The exercise  price of any options  granted to a person  owning more than 10% of the  combined  voting  power of all  classes of stock of the Company
("10% shareholder"), shall be at least equal to 110% of the fair market value of such  shares on the grant  date.  The  options  are  granted  for no more than a
10-year  term  (5  years  for  10%  shareholders)  and the  Board  of  Directors determines the vesting  periods.  During the year ended April 30, 2000, 2001 and
2002, there were no options granted under this plan. As of April 30, 2002, 4,000 shares remain reserved for future issuance under the 1993 Plan.

The 1995 Directors Stock Option Plan (the "Directors  Plan") provides for grants of 500,000 shares of Common Stock. All members of the Board of Directors who are not  employees  of the Company  ("Eligible  Directors")  are eligible to receive grants of  options.  Each  Eligible  Director  is granted an option to  purchase
24,000  shares of Common Stock on the date the  Eligible  Director is elected to the Board of Directors,  and will be granted  another option to purchase  24,000 shares of Common  Stock  annually  thereafter  so long as he remains an Eligible
Director. Generally, each option vests ratably over a three-year period provided such individual  continues to serve as Director of the Company.  During the year ended April 30, 2002,  96,000  options were granted  under this plan. No options were granted  under this plan during the years ended April 30, 2001 and 2002. As of April 30, 2002,  92,000 shares remain  reserved for future issuance under the
Directors Plan.

                                      F-22

The 1996 Employee and  Consultant  Stock Option Plan (the "1996 Plan")  provides for grants of 2,000,000  shares of common stock to employees and  consultants to purchase  common stock at a price equal to 100% of the fair market value of such shares on the grant  date.  The  options  are granted for no more than a 10-year term and the Board of Directors determines the vesting periods.  During the year ended April 30, 2000,  336,987  options were granted under this plan. No options were granted  under this plan during the years ended April 30, 2001 and 2002. As of April 30, 2002,  156,525 shares remain reserved for future issuance under the
1996 Plan.

The Senior  Executive  Stock  Option Plan (the  "Executive  Plan")  provides for grants of 560,000  shares of common  stock to senior  executive  officers of the
Company at exercise  prices and vesting  periods as  determined  by the Board of
Directors at the time of grant. During the year ended April 30, 2002, there were no options granted under this plan. As of April 30, 2002,  200,000 shares remain reserved for future issuance under the Executive Plan.

The 1996 Stock Option  Conversion  Plan (the  "Conversion  Plan") was  primarily established  to  replace  stock  options  previously  granted  by the  Company's subsidiary,  Datatec Industries, Inc., with Company options on the same terms as indicated in the merger  agreement.  The Conversion  Plan provides for grants of
470,422  shares of common stock.  No options were granted under this plan during the years ended April 30,  2000,  2001 and 2002.  As of April 30,  2002,  64,523
shares remain reserved for future issuance under the Conversion Plan.

The 2000 Stock  Option Plan (the "2000  Plan")  provides for grants of 3,000,000 shares of common stock to employees,  directors,  consultants  and advisors at a price equal to 100% of the fair  market  value of such shares on the grant date.
The  options  are  granted  for no more  than a  10-year  term and the  Board of
Directors determines the vesting periods. During the years ended April 30, 2000,
2001 and 2002, 24,000, 2,017,771 and 600,834 options respectively,  were granted under this plan. As of April 30, 2002, 628,057 shares remain reserved for future issuance.

Summary of the status of stock option activity follows:

                                              Outstanding Options
                                              -------------------

                                   Options Available     Number     Weighted Average
                                   for Future Grants   Of Shares    Exercise Price
                                   -----------------   ---------    --------------

Balance as of May 1, 1999                  649,158     4,772,747    $   3.35
Grants                                    (504,737)      504,737    $   2.88
Exercises                                     --      (1,572,877)   $   2.75
Cancellations                              255,001      (255,001)   $   3.16
2000 Stock Option Plan                   3,000,000          --           --

                                        ----------    ----------    --------

Balance as of April 30, 2000             3,399,422     3,449,606    $   3.59
Grants                                  (2,033,071)    2,033,071    $   3.20
Exercises                                     --        (106,316)   $   3.07
Cancellations                              415,634      (415,634)   $   3.45
                                        ----------    ----------    --------

                                      F-23

Balance as of April 30, 2001             1,781,985     4,960,727    $   3.47
Grants                                    (600,834)      600,834    $   0.74
Exercises                                     --        (405,578)   $   0.08
Cancellations                              337,311      (337,311)   $   3.96
Expired                                     (2,163)         --      $   0.05
                                        ----------    ----------    --------

Balance as of April 30, 2002             1,516,299     4,818,672    $   3.38
                                        ==========    ==========    ========

Options exercisable at April 30, 2002                  4,062,143    $   3.47
                                                      ==========    ========

                                                                 Outstanding Options
                                                                 --------------------
                                                   Weighted Average
                                   Number          Contractual Life        Weighted Average
Range of Exercise Prices           of Shares         (in years)            Exercise Price
------------------------           ---------         ----------            --------------

   $.005 - $0.99                   533,834               9.41                $0.71
   $1.00 - $1.99                   622,209               7.07                $1.41
   $2.00 - $2.99                   595,806               5.62                $2.63
   $3.00 - $3.99                 1,458,918               7.20                $3.18
   $4.00 - $4.99                 1,080,334               4.94                $4.03
      >$4.99                    527,571               4.22                $8.49
                                 ---------                                   -----
       TOTAL                     4,818,672                                   $3.38
                                 =========                                   =====

                                   Exercisable        Exercisable Options
                                    Options             Weighted Average
Range of Exercise Prices         Number of Shares        Exercise Price
------------------------         ----------------        --------------

     $.005 - $0.99                    363,250                 $0.71
     $1.00 - $1.99                    491,041                 $1.41
     $2.00 - $2.99                    571,473                 $2.64
     $3.00 - $3.99                  1,129,806                 $3.21
     $4.00 - $4.99                  1,072,334                 $4.03
         >$4.99                       434,239                 $8.54
                                    ---------                 -----
          TOTAL                     4,062,143                 $3.47
                                    =========                 =====

EMPLOYEE STOCK PURCHASE PLAN

During fiscal 1999, the Company implemented an employee stock purchase plan (the
"stock plan") whereby eligible employees, as defined, may purchase shares of the
Company's  common  stock  at a price  equal to 85% of the  lower of the  closing market  price on the first or last trading day of the stock  plan's  quarter.  A total of 1,750,000  shares of common stock have been reserved for issuance under the plan.  During the years  ended  April 30,  1999,  2000,  2001 and 2002,  the
Company issued 190,000,  188,000, 229,000 and 415,000 shares,  respectively,  of common stock to  participants  of the stock plan. As of April 30, 2002,  728,000 shares are available for issuance under the stock plan.

                                      F-24

RETIREMENT PLAN

The Company has a 401(k)  Saving Plan (the "Plan")  which  permits  employees to contribute  if they are at least  21  years  of age and  have  been a  full-time employee of the Company for six months. The Plan requires a minimum contribution of 1% of gross earnings and no more than 15% of gross earnings up to the maximum allowed under the Internal  Revenue Service Code. The Company is not required to contribute to this Plan.

(15) COMMITMENTS AND CONTINGENCIES:

The Company leases offices and staging and configuration  facilities  throughout the United States and Canada. The minimum annual rentals for future years are as follows (in thousands):

                         Fiscal Year
                       Ending April 30,               Amount
                    -----------------------------------------

                          2003                       $2,069
                          2004                        1,662
                          2005                        1,587
                          2006                        1,371
                          2007                        1,111
                          Thereafter                  4,145
                                                    -------
                          Total                     $11,945
                                                    ========

Rent expense was $2,207,000, $2,367,000 and $2,332,000 for the years ended April
30, 2000, 2001 and 2002, respectively.

The  Company  has lease  commitments  for its fleet of  vehicles.  These  leases generally range from two to three years.  In addition,  the Company from time to time will rent  vehicles as a supplement  to its fleet.  The expense  related to these  vehicles was  $2,497,000,  $2,634,000  and $1,711,000 for the years ended
April 30, 2000, 2001 and 2002, respectively.  All existing vehicle leases expire within fiscal year 2003. In the future the Company expects to enter into similar leases at a comparable cost level.  Future  commitments are not reflected in the amounts above but are expected to approximate the 2002 expense.

The Company has entered into  employment  agreements  with three key  employees.
These agreements  provide for an aggregate annual salary of $770,000,  increased annually by the percentage  increase in the consumer price index. The agreements are generally three years in duration and expire through April 2003.

The Company,  from time to time, is involved in routine  litigation  and various legal  matters in the ordinary  course of business.  The Company does not expect that the ultimate outcome of this litigation will have a material adverse effect on the results of operations or financial position.

On September 22, 2000,  Petsmart,  Inc. filed a complaint against the Company in the Superior Court of Maricopa County, Arizona. Petsmart has alleged that it has
been  damaged  by  the  Company's  failure  to   satisfactorily   complete  work
contemplated by an agreement between the parties. Damages were unspecified. At a settlement  meeting  held on April  17,  2002,  discussions  were  held in which
Petsmart  proposed a series of settlement  offers  ranging from  $7,000,000  and
$8,000,000.  In a letter to the  Company  dated May 3,  2002  Petsmart  proposed

                                      F-25

offers ranging between  $5,000,000 and $7,000,000.  The Company believes that it has meritorious defenses to the claims and it intends to defend this vigorously.
Datatec has further  counter-claimed  against  Petsmart for amounts owing to the company under the contract. At present,  depositions are being conducted by both parties to the lawsuit.

(16) CONCENTRATIONS OF CREDIT RISK:

The Company's  financial  instruments subject to credit risk are primarily trade accounts receivable. Generally, the Company does not require collateral or other security  to  support  customer  receivables.  At April 30,  2001 and 2002,  the
Company's customers were primarily within the continental United States.

For the year ended April 30, 2002, one customer  accounted for approximately 30%
of revenue.  For the year ended April 30, 2001, two customers  accounted for 27%
and 21% of  revenues,  respectively.  For the year  ended  April 30,  2000,  one customer accounted for 19% of revenues.

(17) SHAREHOLDER RIGHTS PLAN:

On January 30, 1998,  the Board of Directors  adopted a shareholder  rights plan
(the "rights  plan").  Under the rights plan,  each  shareholder on record as of
March 9, 1998,  received a dividend of one right for each  outstanding  share of
Common  Stock.  The rights are attached to, and presently  only trade with,  the
Common  Stock  and  currently  are not  exercisable.  Accordingly,  they are not considered in the computation of earnings per share.  Except as specified below, upon becoming exercisable,  all rights holders will be entitled to purchase from
the  Company  one   one-hundredth  of  a  share  of  Series  D  Preferred  Stock
("Participating Preferred Stock") at a price of $40, subject to adjustment.

The rights become exercisable and will begin to trade separately from the Common
Stock  upon the  earlier  of (i) the first  date of public  announcement  that a person or group (other than certain  exempted  shareholders  as described in the
Rights  Agreement)  has  acquired  beneficial  ownership  of 15% or  more of the outstanding  Common  Stock or (ii) 10  business  days  following  a person's  or group's  commencement of, or announcement of, and intention to commence a tender or  exchange  offer,  the  consummation  of which  would  result  in  beneficial ownership of 15% or more of the Common  Stock.  The rights will entitle  holders
(other than an Acquiring  Person,  as defined) to purchase  Company Common Stock having a market  value  (immediately  prior to such  acquisition)  of twice  the exercise  price of the right.  If the  Company is  acquired  through a merger or other  business  combination  transaction  after a person or group has become an
Acquiring  Person,  each right will  entitle the holder to purchase $80 worth of the surviving Company's Common Stock for $40, at a 50% discount. The Company may redeem the rights for $0.01 each at any time prior to the  acquisition of 15% or more of the outstanding  shares of Common Stock by a person or group of persons.
The rights will expire on February 24, 2008.

Until the rights are exercised,  the holder thereof, as such will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends.

The  holders of the  Participating  Preferred  Stock will be entitled to receive dividends, if declared by the Board of Directors,  from funds legally available.
Each share of  Participating  Preferred  Stock will be  entitled  to one hundred votes on all matters submitted for stockholder vote. The shares of Participating
Preferred  Stock are not  redeemable by the Company or  convertible  into Common
Stock or any other security of the Company.

                                      F-26

(18) SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Non-cash transactions:
                                                           2000             2001           2002
                                                         --------        --------      -----------
Exchange of minority interest for common stock            $ --              $ --       $ 9,618,000
  Issuance of warrants in connection with
  subordinated secured convertible debentures             $ --              $ --       $   291,000
Beneficial conversion feature in connection with
  subordinated secured convertible debentures             $ --              $ --       $   291,000

Cash paid during the year for:
                                      2000                 2001                  2002
                                  --------------      --------------       -------------
               Interest            $ 1,489,000          $ 1,495,000          $ 1,912,000
               Income taxes        $    36,000          $   149,000          $    52,000

                                      F-27

(19)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

      A summary of quarterly  financial  information for fiscal 2001 and 2002 is as follows (in thousands, except per share data):

                                                   As Restated (see Note 20)
                                                 For Fiscal Year Ended April 30, 2001
                                      First Quarter   Second Quarter  Third Quarter     Fourth Quarter
                                      -------------   --------------  -------------     --------------

Revenue                                $ 22,737         $ 33,908        $ 21,540         $ 16,167
Gross margin                              5,781            9,633            (254)             611
Net income (loss)                        (1,352)           1,672         (10,305)          (9,873)
Basic and diluted earnings per share      (0.04)            0.05           (0.31)           (0.29)

                                                         As Retroactively Adjusted
                                               For Fiscal Year Ended April 30, 2001 (see Note 2)
                                     First Quarter  Second Quarter   Third Quarter       Fourth Quarter
                                     -------------  --------------   -------------       --------------

Revenue                                $ 24,046         $ 33,276        $ 20,561          $ 18,266
Gross margin                              5,818            9,264            (718)            1,829
Net income (loss)                        (1,315)           1,303         (10,769)           (8,655)
Basic and diluted earnings per share      (0.04)            0.04           (0.32)            (0.26)

                                                                              As Restated (see Note 20)
                                                                          For Fiscal Year Ended April 30, 2002
                                                           First Quarter      Second Quarter      Third Quarter     Fourth Quarter
                                                          --------------      --------------      -------------     ---------------

Revenue                                                       $ 15,902             $ 17,906          $ 14,179           $ 22,290
Gross margin                                                     4,818                5,810             2,855              8,692
Income (loss) before minority interest                          (1,944)                (613)           (2,985)             1,473

Minority interest                                                 (170)                (148)               --                 --

Net income (loss)                                               (2,114)                (761)           (2,985)             1,473
Basic income (loss) per share before minority interest           (0.05)               (0.02)            (0.08)              0.04
Minority Interest                                                (0.01)                  --                --                 --
Basic income (loss) per share                                    (0.06)               (0.02)            (0.08)              0.04
Diluted income (loss) per share                                     --                   --                --                 --
Before minority interest                                         (0.05)               (0.02)            (0.08)              0.04

Minority interest                                                (0.01)                  --                --                 --

Diluted income (loss) per share                                  (0.06)               (0.02)            (0.08)              0.04

                                                                                As Retroactively Adjusted
                                                                  For Fiscal Year Ended April 30, 2002 (see Note 2)
                                                        First Quarter      Second Quarter  Third Quarter    Fourth Quarter
                                                       ----------------    --------------  -------------    --------------

Revenue                                                  $ 18,063             $ 19,598      $ 16,237         $ 21,401
Gross margin                                                5,747                6,509         3,827            7,790
Income (loss) before minority interest                     (1,015)                  86        (2,013)             572

Minority interest                                            (170)                (148)         -                -

Net income (loss)                                          (1,185)                 (62)       (2,013)             572
Basic income (loss) per share before
   minority interest                                        (0.03)                  --         (0.06)            0.02
Minority Interest                                           (0.01)                  --            -                -
Basic income (loss) per share                               (0.04)                  --         (0.06)            0.02
Diluted income (loss) per share                                --                   --            -                -
Before minority interest                                    (0.03)                  --         (0.06)            0.02

Minority interest                                           (0.01)                  --            -                -

Diluted income (loss) per share                             (0.04)                  --         (0.06)            0.02

                                      F-28

(20) RESTATEMENT OF FINANCIAL STATEMENTS

            During  fiscal  2002,  the  Company  determined  that it should have included  indirect  costs as a  component  of cost of revenue in its  previously issued financial statements.  Also, the Company identified certain errors in its previously  issued  financial  statements  related to total  estimated  contract values,  total costs  incurred  with  certain  long term  contracts  and certain accrued  and  prepaid  expenses.  As a result,  the  Company  has  restated  its previously  issued  financial  statements for the years ended April 30, 2000 and
2001 and has recorded a prior adjustment to its accumulated  deficit as of April
30,  1999.  The Company  previously  reported a net loss of $1.633  million,  or
$(0.05) per share,  and  $21.145  million,  or $(0.63) per share,  for the years ended April 30, 2000 and 2001,  respectively.  The restatements  resulted in the
Company reporting net loss of $1.924 million, or $(0.06) per share, and net loss of $19.858 million, or $(0.59) per share, for the years ended April 30, 2000 and
2001, respectively. The following discussion gives effect to the restatement.

            A summary  of the  significant  effects of the  restatements  is set forth below.

                                                    Fiscal Year Ended       Fiscal Year Ended
                                                     April 30, 2000         April 30, 2001
                                                 ---------------------  -----------------------
                                                     As                     As
                                                 Previously      As     Previously      As
                                                  Reported    Restated   Reported    Restated
                                                 ------------ --------- -----------  ---------
                                                  (Dollars in thousands, except per share amounts)
Consolidated statements of operations data:            $          $          $          $
     Revenue                                         95,148     93,316     94,285     94,352
     Cost of revenue                                 60,381     66,244     66,476     78,581
     Gross margin                                    34,767     27,072     27,809     15,771
     Selling, general and administrative expenses    34,720     27,316     46,157     33,232
     Operating income (loss)                             47       (244)   (18,348)   (17,461)
     Net income (loss)                               (1,633)    (1,924)   (21,145)   (19,858)
     Net loss per share:
         Basic                                        (0.05)     (0.06)     (0.63)     (0.59)
Consolidated balance sheet data:
     Receivables, net                                23,849     21,732     22,181     20,024

     Prepaid expenses and other current assets        1,301      1,936        792      1,126
     Accrued and other liabilities                    3,482      7,413      6,790      9,555
     Accumulated deficit                            (20,908)   (26,693)   (42,053)   (46,551)
     Stockholders' equity                            21,045     15,260        869     (3,629)

                                      F-29

                              DATATEC SYSTEMS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                    (unaudited)
                                                     January 31, 2003
                                                     ----------------

ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                             $    155
   Receivables, net                                        30,980
   Costs and estimated earnings in excess of billings      16,821
   Inventory                                                2,814
   Prepaid expenses and other current assets                1,042
                                                         --------

Total current assets                                       51,812

Property and equipment, net                                 3,713
Goodwill, net                                               2,665
Other assets                                                3,097
                                                         --------

               TOTAL ASSETS                              $ 61,287
                                                         ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Short-term borrowings                                 $ 22,811
   Current portion of long-term debt                            9
   Accounts payable                                        16,286
   Accrued and other liabilities                            4,619
   Billings in excess of costs and estimated earnings       7,393
   Subordinated secured convertible debentures, net of
      unamortized discount                                  1,806
                                                         --------
               Total current liabilities                   52,924
                                                         --------
LONG-TERM DEBT:
   Due to related parties                                   1,414
   Capital lease obligation                                  --
   Subordinated secured convertible debentures, net of
      unamortized discount                                   --
                                                         --------

               Total long-term debt                         1,414
                                                         --------

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value (authorized 75,000,000
      shares; issued and outstanding 35,838,000 shares)        36
   Additional paid-in capital                              53,953
   Accumulated deficit                                    (46,689)
   Accumulated other comprehensive loss                      (351)
                                                         --------

               Total stockholders' equity                   6,949
                                                         --------

               TOTAL LIABILITIES AND
                     STOCKHOLDERS' EQUITY                $ 61,287
                                                         ========

The accompanying notes to unaudited condensed  consolidated financial statements are an integral part of these condensed consolidated financial statements.

                                      F-30

                              DATATEC SYSTEMS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
                                   (unaudited)

                                                For The Nine Months Ended
                                                        January 31,
                                                   2002              2003
                                               --------------   ------------
                                              (AS RESTATED -
                                                SEE NOTE 9)
Revenue                                        $     53,898    $     91,550
Cost of revenue                                      37,815          70,257
                                               ------------    ------------
Gross profit                                         16,083          21,293

Selling, general and administrative expenses
                                                     17,500          16,072
                                               ------------    ------------
Operating income                                     (1,417)          5,221
Interest expense                                     (1,525)         (2,671)
                                               ------------    ------------
Income (loss) before minority interest
                                                     (2,942)          2,550
Minority interest                                       318            --
                                               ------------    ------------
Net income (loss)                              ($     3,260)   $      2,550
                                               ============    ============

Earnings (loss) per common share -
   Basic                                       ($      0.09)   $       0.07
                                               ============    ============

   Diluted                                     ($      0.09)   $       0.07
                                               ============    ============

Weighted average
common shares
 outstanding
   Basic                                         34,919,000      35,878,000
                                               ============    ============

   Diluted                                       34,919,000      36,101,000
                                               ============    ============

The accompanying notes to unaudited condensed  consolidated financial statements are an integral part of these condensed consolidated financial statements.

                                      F-31

                              DATATEC SYSTEMS, INC.
                      CONDENSED CONSOLIDATED STATEMENTS OF
                           COMPREHENSIVE INCOME (LOSS)
                                 (IN THOUSANDS)
                                   (unaudited)

                                                    For The Nine Months Ended
                                                          January 31,
                                                     -----------------------
                                                          2002       2003
                                                          ----       ----
                                                      (AS RESTATED -
                                                       SEE NOTE 9)
                                                      ------------
Net income (loss)                                        ($3,260)   $ 2,550
Other comprehensive income (loss) -
   Foreign currency  translation adjustment
                                                               5         (1)
                                                         -------    -------

Comprehensive income (loss)                              ($3,255)   $ 2,549
                                                         =======    =======

 The accompanying notes to unaudited condensed consolidated financial statements are an integral part of these condensed consolidated financial statements.

                                      F-32

                              DATATEC SYSTEMS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   For the Nine Months Ended
                                                                                         January 31,
                                                                                   -------------------------

                                                                                     2002         2003
                                                                                 (AS RESTATED -
                                                                                 SEE NOTE 9)
                                                                                 -----------      -----

CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income (loss)                                                             $(3,260)   $ 2,550
           Depreciation and amortization                                              3,581      3,176
           Accretion of preferred stock discount                                         38        349
           Changes in operating assets and liabilities:
           (Increase) decrease in accounts receivable                                 2,993    (16,402)
           Increase in costs and estimated earnings in excess of billings            (1,477)    (9,597)
           Decrease in inventory                                                        491        362
           Decrease in prepaid expenses and other assets                                (75)      (317)
           Increase (decrease) in accounts payable, accrued and other liabilities    (4,414)    16,809
                                                                                     ------    -------

      Net cash used in operating activities                                          (2,123)    (3,070)
                                                                                     ------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
           Purchases of property and equipment                                         (259)    (1,846)
           Investment in software development                                          (590)      (711)

           Net cash used in investing activities                                       (849)    (2,557)

Cash flows from financing activities:
           Net increase in short-term borrowings                                      2,527      5,347
           Payments of indebtedness                                                    (158)       (35)
           Net proceeds from issuance of common stock and warrant                       107        422
                                                                                     ------    -------
           Net cash provided by financing activities                                  2,476      5,734
                                                                                     ------    -------

           Net effect of foreign currency translation on cash                             5         (1)
                                                                                     ------    -------

      Net increase (decrease) in cash and cash equivalents                             (491)       106
      Cash and cash equivalents at beginning of period                                  571         49
                                                                                     ------    -------

      Cash and cash equivalents at end of period                                     $   80     $  155
                                                                                     ======    =======

The accompanying notes to unaudited condensed  consolidated financial statements are an integral part of these condensed consolidated financial statements.

                                      F-33

                              DATATEC SYSTEMS, INC.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
(1)         BUSINESS

Datatec Systems,  Inc. and its subsidiaries  (the "Company" or "Datatec") are in the business of providing rapid and accurate technology  deployment services and licensing  software  tools to support  enterprises in the delivery of complex IT solutions.

(2)         BASIS OF PRESENTATION

The  condensed  consolidated  financial  statements  include the accounts of the
Company and its  subsidiaries.  All intercompany  accounts and transactions have been eliminated.

The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting  principles applicable to interim  financial  information  and with the  instructions  to Form 10-Q and
Article  10 of  Securities  and  Exchange  Commission  ("SEC")  Regulation  S-X.
Accordingly,  they do not include all of the information and footnotes  required by accounting  principles generally accepted in the United States of America for complete  financial  statements.  In the opinion of management,  all adjustments
(consisting  of normal  recurring  adjustments)  considered  necessary  for fair presentation  have been  included.  Operating  results for the nine months ended
January  31, 2003 are not  necessarily  indicative  of the  results  that may be expected for a full year. The accompanying  financial  statements should be read in  conjunction  with the  consolidated  financial  statements and notes thereto included in  Datatec's  annual  report on Form 10-K for the year ended April 30,
2002.

CHANGE IN ACCOUNTING

At the start of fiscal  2003,  the Company has changed its method of  estimating progress  toward  completion of its contracts.  Under its previous  method,  the percentage of direct labor incurred to date to total  estimated  direct labor to be incurred  on a project  was used to  determine  a  contract's  percentage  of completion,  while under the new method,  the percentage of total costs incurred to  date to  total  estimated  costs  to be  incurred  on a  project  is used to determine a contract's percentage of completion.  The change was made to reflect the impact of  non-labor  charges and to more  accurately  measure a  contract's progress  towards  completion.  In accordance with Accounting  Principles  Board
Opinion No. 20, "Accounting  Changes," paragraph 27, the financial statements of prior  periods  have been  adjusted to apply the new method  retroactively.  The effects of the accounting change applied retroactively to the Company's restated
results (see Note 9) are shown below:

For The Nine Months Ended January 31, 2002:      As Restated     Effect of Change in        As Retroactively
(in thousands except  per share data)           (See Note 9)     Accounting Principle           Adjusted
------------------------------------------------------------------------------------------------------------

Net Income (loss)                                 ($5,860)             $2,600                   ($3,260)
Net Income (loss) per share - basic                ($0.17)             $0.08                    ($0.09)
Net Income (loss) per share - diluted              ($0.17)             $0.08                    ($0.09)

                                      F-34

(3)  EARNINGS PER SHARE

Basic  earnings per share is  calculated  using the weighted  average  number of shares  outstanding for the nine months ended January 31, 2002 and 2003. Diluted earnings per share is  calculated  using the weighted  average  number of shares outstanding  plus the  incremental  potentially  dilutive  shares  from  assumed conversions  of options,  debt and  preferred  stock for the nine  months  ended
January 31, 2002 and 2003.  Outstanding  options and warrants have been excluded for the nine months ended  January 31, 2002 as their  inclusion  would have been anti-dilutive for these periods.  Outstanding  options and warrants of 4,215,383 have  been  excluded  for the nine  months  ended  January  31,  2003,  as their inclusion would have been anti-dilutive for these periods.

In accordance with SFAS No. 128, the following table reconciles net loss and net loss per share amounts used to calculate basic and diluted loss per share:

                                         For The Nine Months Ended
                                                  January 31,
                                  ----------------------------------------------
                                  (in thousands except share and per share data)
                                  ----------------------------- --- ------------
                                      2002                           2003
                                      ----                           ----
                                  (AS RESTATED -
Numerator:                          SEE NOTE 9)
   Net income (loss)                ($ 3,260)                      $ 2,550
                                    ========                       =======

Denominator:
   Weighted average common shares
   outstanding -
         Basic                        35,085                        35,878
                                    ========                       =======

         Diluted                      35,085                        36,101
                                    ========                       =======

Net income (loss) per share:
         Basic                      ($  0.09)                      $  0.07
                                    =========                      =======

         Diluted                    ($  0.09)                      $  0.07
                                    =========                      =======

(4) SHORT-TERM BORROWINGS

The Company has  established a credit  facility in connection  with an Inventory and Working Capital Financing Agreement with IBM Credit Corporation.  Under this facility,  the Company has a revolving loan that provides for maximum borrowings of $23.0  million  that was  increased  from $16.0  million on January 15, 2003.

                                      F-35

Availability  under the  revolving  loan is calculated as the sum of; (i) 85% of eligible  accounts  receivable,  (ii) 35% of cable  inventory,  and (iii) 25% of non-cable eligible inventory.

The revolving loan accrues  interest at the prime rate plus 4.25% and matures in
August 2003.  The amounts  outstanding  under the revolving loan as of April 30,
2002 and January 31, 2003 were $14.5 million and $21.6 million, respectively. As of January 31, 2003, the Company had $1.4 million available under this facility.

The Company also has a $3.0 million term loan with IBM Credit  Corporation  that was due in February  2003 but  repayment has been extended to no later than June
30,  2003.  The term loan  accrues  interest  at the prime  rate plus 4.25% and, beginning in August 2002,  is payable in monthly  installments  of principal and interest of  $300,000.  The full amount of the term loan was  outstanding  as of
April 30, 2002. The balance of the term loan  outstanding as of January 31, 2003 was $1.2 million and is included in short-term  borrowings  in the  accompanying balance sheet.

IBM Credit Corporation has notified the Company that it does not intend to renew its Working Capital  Financing  Agreement  including the revolving loan and term loan  beyond  August 1,  2003.  As a result,  the  Company is  actively  seeking replacement financing.

The Company was not in compliance with several of the financial covenants of its credit  facility as of the quarter ended  January 31, 2003.  The Company and IBM
Credit Corporation  entered into an Acknowledgment,  Waiver and Amendment to the
Inventory and Working Capital  Financing  Agreement dated March 14, 2003 for the quarter ended January 31, 2003. At March 17, 2003,  the Company had utilized the total  availability  under both the revolving and the term loan.  IBM Credit has allowed the  Company to borrow  amounts in excess of $23  million.  At March 17,
2003, the Company had  approximately  $28.4 million  outstanding  under both the revolving  and the term loan.  IBM  Credit  has  notified  the  Company  that no additional  borrowings will be permitted under this facility.

(5)  SUBORDINATED SECURED CONVERTIBLE DEBENTURES.

On  April  3,  2002  the  Company   raised  $2.0  million  of  financing   (less
out-of-pocket  transaction  costs of  $0.170  million)  to be used  for  working capital  purposes by issuing an aggregate of $2.0  million  principal  amount of
Subordinated  Secured  Convertible   Debentures  and  Warrants  to  purchase  an
aggregate of 270,000  shares of the Company's  Common Stock at $1.416 per share.

                                      F-36

The  debentures  mature  on July 2, 2003 and bear  interest  at a rate of 5% per annum.  The interest is due  quarterly on March 31, June 30,  September  30, and
December  31 of each year (with the first  interest  payment  due and payable on
September  30,  2002) and is  payable in cash or Common  Stock at the  Company's option.  The Company  recorded a discount of  $582,000  in  connection  with the issuance of the  Debentures.  The  warrants  have been  valued at  approximately
$291,000,  based on the Black  Scholes  Pricing  Model  utilizing  the following assumptions:  expected life of 5.0 years;  volatility  of 119 percent,  and risk free  borrowing  rate of 4.405  percent.  This  amount  has been  recorded  as a discount  against the debt and will be accreted  as  interest  expense  over the remaining life of the debt. In addition, in accordance with Emerging Issues Task
Force Issue No. 98-5, an embedded beneficial conversion feature of approximately
$291,000 has been recognized as additional  paid-in-capital and will be accreted as  additional  interest  expense over the remaining  life of the debt.  Through
October  31,  2002,  $272,000  of the above  discounts  has been  accreted.  The
Debentures are secured by all assets of the Company,  which security interest is junior to the security interest granted to the Company's existing senior lender.

The holder of each Debenture is entitled,  at its option, to convert at any time the  principal  amount of the  Debenture or any portion  thereof,  together with accrued but unpaid  interest,  into shares of the  Company's  Common  Stock at a conversion  price for each share of Common Stock equal to the lower of (a) $1.16 or (b) 100% of the  average of the two lowest  closing  bid prices of the Common
Stock on the principal market during the twenty consecutive  trading days ending with the last trading day prior to the date of conversion.  The conversion price may not be less than the floor  price of $0.65,  except to the  extent  that the
Company does not exercise its right to redeem the Debentures.

The agreement with the investors  contains a requirement for the Company to have effected the  registration of a sufficient  number of shares of its Common Stock by July 2, 2002 or incur penalties  equal to: (1) 2% of the product  obtained by multiplying the average closing sale price for the immediately  preceding 30-day period times the number of  registrable  securities  the  investor  holds or may acquire pursuant to conversion of the Convertible  Debenture and the exercise of
Warrants on the last day of the applicable  30-day period (without giving effect to any  limitation  on conversion or exercise) and (2) 3% of the product for all continuing or subsequent registration defaults.

Although  the  Company  filed  the  required  registration  statement  with  the
Securities  and  Exchange  Commission  within the  required  time  period,  such registration  statement  has not yet been declared  effective  and as such,  the
Company is currently in default of its  Registration  Rights  Agreement with the
Debenture holders and is incurring the penalties  described herein.  Pursuant to an agreement dated September 27, 2002, the Company issued an aggregate of 60,736 shares of Common  Stock to the  investors in exchange  for the  cancellation  of penalties  incurred  through  August 1, 2002. As of October 31, 2002,  penalties under this default amounted to approximately $282,000.

Also, the Debentures  contain a provision which reduces the conversion  price by five percent  (5%) if the  Company's  Common  Stock into which the  Debenture is converted is not listed on NASDAQ  National  Market or NASDAQ Smallcap Market on
the  conversion  date and will be reduced by an additional  five percent (5%) on such  date if the  Common  Stock  is also  not  listed  on the  Over-The-Counter
Bulletin Board (without,  in either such case,  regard to the Floor Price).  The conversion price is subject to further  reduction in the event the Company sells
Common Stock below the applicable conversion price.

                                      F-37

(6) RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and
SFAS  No.  142,  "Goodwill  and  Other  Intangible  Assets"  (collectively  "the
Standards").  The Standards  require all business  combinations  initiated after
June 30, 2001 to be accounted for using the purchase method of accounting,  that
goodwill  no  longer  be  subject  to   amortization   but  rather  be  reviewed
periodically for impairment and that other identifiable intangibles be separated and those with finite lives be amortized  over their useful lives.  Goodwill and intangible  assets  with  indefinite  lives  must be  assessed  once a year  for impairment and more frequently if circumstances  indicate a possible impairment.
The  first  step of the  two-step  impairment  assessment  identifies  potential impairment and compares the fair value of the applicable reporting unit with its carrying  amount,  including  goodwill.  If the fair value of the reporting unit exceeds its carrying  value,  goodwill of the reporting  unit is not  considered impaired,  and the second step of the impairment  test is not necessary.  If the carrying value of the reporting unit exceeds its fair value,  the second step of the impairment test must be performed to measure the amount of impairment  loss, if any.  The Company was  required  to adopt  these  provisions  on May 1, 2002;
however, it elected to early adopt the Standards on May 1, 2001 as permitted and evaluated the carrying value of its goodwill and other intangible assets.  Based on its  evaluation,  the Company  determined  that there is no impairment to its goodwill  and other  intangible  assets.  Subsequent  impairment  tests  will be performed,  at a  minimum,  in the  fourth  quarter  of  each  fiscal  year,  in conjunction with the Company's annual planning process.

In June 2001,  the FASB issued SFAS No. 143,  "Accounting  for Asset  Retirement
Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible  long-lived assets and the associated retirement costs. SFAS No. 143 applies to legal obligations  associated with the retirement of long-lived assets that result from the acquisition,  construction, development  and normal  operation  of  long-lived  assets  except  for  certain obligations  of lessees.  The  provisions  of this  Statement are required to be applied  starting with fiscal years  beginning  after June 15, 2001. The Company adopted the new  accounting  standard on existing  long-lived  assets during the quarter  ended July 31,  2002.  There was no impact on the  Company's  financial position or results of  operations  for the quarter as a result of adopting this standard.

In August 2001, the FASB issued SFAS No. 144,  "Accounting for the Impairment or
Disposal of Long-Lived Assets." SFAS No. 144 addresses financial  accounting and reporting  for the  impairment or disposal of  long-lived  assets.  SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and
Long-Lived  Assets  to  Be  Disposed  Of,"  and  the  accounting  and  reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the
Results of  Operations  -  Reporting  the  Effects of Disposal of a Segment of a
Business,  and  Extraordinary,  Unusual and  Infrequently  Occurring  Events and
Transactions," for the disposal of a segment of a business.  This Statement also amends Accounting Research Bulletin No. 51, "Consolidated Financial Statements,"
to eliminate the exception to  consolidation  for a subsidiary for which control is likely to be temporary.  The Company  adopted the new accounting  standard on existing  long-lived assets during the quarter ended July 31, 2002. There was no impact on the  Company's  financial  position or results of  operations  for the quarter as a result of adopting this standard.

                                      F-38

In April 2002, the FASB issued SFAS No. 145,  "Rescission of FASB Statements No.
4, 44 and 64,  Amendment of FASB  Statement No. 13, and Technical  Corrections."
This  Statement  eliminates  the  automatic  classification  of  gain or loss on extinguishment of debt as an extraordinary item of income and requires that such gain or loss be evaluated for extraordinary classification under the criteria of
APB Opinion No. 30. This Statement also requires  sale-leaseback  accounting for certain  lease  modifications  that have  economic  effects  that are similar to sale-leaseback  transactions  and makes various other  technical  corrections to existing  pronouncements.  This  Statement will be effective for the Company for the fiscal year  ending  April 30,  2004.  The  Company  does not  believe  that adoption of this Statement will have a material effect on the Company's  results of operations or financial position.

In July 2002,  the FASB issued SFAS No. 146,  "Accounting  for Costs  Associated with Exit or Disposal  Activities." SFAS No. 146 will supercede  Emerging Issues
Task  Force  Issue  No.  94-3,  "Liability   Recognition  for  Certain  Employee
Termination  Benefits  and Other  Costs to Exit an Activity  (including  Certain
Costs Incurred in a Restructuring)." SFAS No. 146 requires that costs associated with an exit or disposal  plan be recognized  when  incurred  rather than at the date of a commitment to an exit or disposal plan.  SFAS No. 146 is to be applied prospectively to exit or disposal activities  initiated after December 31, 2002.
The  Company  does not  believe  that  adoption  of this  Statement  will have a material effect on the Company's results of operations or financial position.

In  December  2002 the FASB  issued  FAS No.  148,  Accounting  for  Stock-Based
Compensation- Transition and Disclosure.  FAS 148 amends FAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary  change to the fair value based method of accounting  for  stock-based employee compensation.  In addition, FAS 148 amends the disclosure  requirements of FAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock based employee  compensation and the effect of the method used on reported results. The provisions of FAS 148 are  effective  for financial  statements  for fiscal years and interim  periods ending after December 15, 2002.  The disclosure  provisions of FAS 148 have been adopted by the  company.  FAS 148 did not  require  the Company to change to the fair value based method of accounting for stock based compensation.

(7) SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

       Cash paid  relating to interest  during the nine months ended  January 31
(in thousands):

                          Nine Months Ended January 31,
                          ----------------------------
                            2002           2003
                          ----------------------------
     Interest paid          $1,444       $ 1,954

                                      F-39

(8) LEGAL PROCEEDINGS

            On September 22, 2000, Petsmart,  Inc. filed a complaint against the
Company in the Superior Court of Maricopa County, Arizona.  Petsmart has alleged that it has been damaged by the  Company's  failure to  satisfactorily  complete work contemplated by an agreement between the parties. Damages were unspecified.
At a settlement  meeting held on April 17, 2002,  discussions were held in which
Petsmart  proposed a series of  settlement  offers under which the Company would pay  damages  ranging  between  $7,000,000  and  $8,000,000.  In a letter to the
Company dated May 3, 2002,  Petsmart proposed  settlement offers under which the
Company would pay damages ranging between $5,000,000 and $7,000,000. On March 7,
2003,  Petsmart filed an Offer of Judgment offering to settle the litigation for a payment of $2,300,000.  The Company believes that it has meritorious  defenses to Petsmart's claims and it intends to defend itself vigorously. The Company has further  counter-claimed  against  Petsmart for amounts owed to the Company.  At present, depositions are being conducted by both parties to the lawsuit. A trial date has been set for August 2003.

(9) RESTATEMENT OF FINANCIAL STATEMENTS

During fiscal 2002, the Company determined that it should have included indirect costs as a  component  of cost of revenue  in its  previously  issued  financial statements. Also, the Company identified certain errors in its previously issued financial  statements  related to total estimated  contract values,  total costs incurred  with  certain  long term  contracts  and  certain  accrued and prepaid expenses.  As a result, the Company has restated its previously issued financial statements for the nine months ended January 31, 2002.

For The Nine Months Ended January 31,            As Previously         Restatement
2001: (in thousands except per share data)          Reported            Adjustment       As Restated
------------------------------------------        --------------        -------------    -------------

Gross Profit                                         $18,591               ($5,108)          $13,483
Operating Loss                                       ($2,182)              ($1,835)          ($4,017)
Net Loss                                             ($4,025)              ($1,835)          ($5,860)
Net Loss Per Share - Basic                            ($0.11)               ($0.06)           ($0.17)
Net Loss Per Share - Diluted                          ($0.11)               ($0.06)           ($0.17)

                                      F-40

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We have not  authorized any person to make a statement that differs from what is in this  prospectus.  If any person does make a statement that differs from what is in this  prospectus,  you should not rely on it.  This  prospectus  is not an offer to sell, nor is it seeking an offer to buy, these  securities in any state in which the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of its date,  but the  information  may change after that date.

                             DATATEC SYSTEMS, INC.

                                    6,745,422

                             Shares of Common Stock

Management's Discussion and Analysis of Financial Condition

                                 _______________

                                   PROSPECTUS
                                 _______________

                                  April 1, 2003

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